Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among:

CHEMOMAB THERAPEUTICS LTD.;

SNOWDRIFT PARENT CORPORATION;

SNOWDRIFT SUB CORP.;

ELDERWOOD LTD.; and

SCIPHER MEDICINE CORPORATION

Dated as of July 7, 2026
________________________________________

i

Exhibit A	Form of Chemomab Shareholder Support Agreement
Exhibit B	Example Net Cash Calculation Sheet
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of CVR Agreement
Exhibit E	Form of Domestication Merger Agreement
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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 7, 2026 by and among CHEMOMAB THERAPEUTICS LTD., an Israeli company (“Chemomab”), SNOWDRIFT PARENT CORPORATION, a Delaware corporation and a wholly owned subsidiary of Chemomab (“Chemomab Parent”), SNOWDRIFT SUB CORP., a Delaware corporation and wholly owned subsidiary of Chemomab Parent (“Merger Sub”), ELDERWOOD LTD., an Israeli company and a wholly owned subsidiary of Chemomab Parent (“Domestication Merger Sub”), and SCIPHER MEDICINE CORPORATION, a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Article I.

RECITALS

A. Chemomab, Chemomab Parent and Domestication Merger Sub will use reasonable best efforts to effect the Domestication (as described and defined herein), pursuant to which, immediately prior to the Closing (as defined herein), Chemomab would become a wholly owned, direct subsidiary of Chemomab Parent, which is a new corporation duly organized and validly existing under the Laws of the State of Delaware.

B. Chemomab Parent and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Chemomab Parent.

C. The Parties intend, for U.S. federal income tax purposes, that (i) the Merger qualifies as a reorganization under the provisions of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, (ii) the Domestication Merger and the Merger, taken together, qualify as a contribution governed by Section 351 of the Code and (iii) this Agreement qualify as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) (the treatment described in clauses (i)-(iii), the “Intended Tax Treatment”).

D. The Chemomab Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Chemomab and its shareholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, (iii) determined that considering the financial position of Chemomab and Domestication Merger Sub, no reasonable concern exists that Chemomab (as the surviving company of the Domestication Merger) will be unable to fulfill Chemomab’s obligations to its creditors as a result of the Domestication Merger and (iv) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of Chemomab vote to approve the Chemomab Shareholder Matters and the Contemplated Transactions.

E. The Chemomab Parent Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Chemomab Parent and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Chemomab Parent Common Stock to the equityholders of the Company pursuant to the terms of this Agreement and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole stockholder of Chemomab Parent votes to adopt this Agreement and the other Contemplated Transactions.

F. The Domestication Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Domestication Merger Sub and its sole shareholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, (iii) determined that considering the financial position of Chemomab and Domestication Merger Sub, no reasonable concern exists that Chemomab (as the surviving company of the Domestication Merger) will be unable to fulfill the obligations of the Domestication Merger Sub to its creditors as a result of the Domestication Merger and (iv) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole shareholder of Domestication Merger Sub vote to adopt this Agreement and the other Contemplated Transactions.

G. The Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions.

H. The Company’s Board has determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, and the Company’s Board and stockholders have approved and declared advisable this Agreement and the Contemplated Transactions.

I. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the officers, directors and certain shareholders listed on Section A of the Chemomab Disclosure Schedule (solely in their capacity as shareholders of Chemomab) have executed and delivered support agreements in favor of the Company in substantially the form attached hereto as Exhibit A (the “Chemomab Shareholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed, among other things, to vote all of their share capital of Chemomab in favor of the approval of this Agreement and thereby approve the Contemplated Transactions and against any competing proposals, in each case, subject to the terms and conditions of the Chemomab Shareholder Support Agreements.

J. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Chemomab’s willingness to enter into this Agreement, certain officers, directors and stockholders of the Company listed on Section B of the Company Disclosure Schedule have executed and delivered lock-up agreements in substantially the form attached hereto as Exhibit C (collectively, the “Company Lock-Up Agreements”), provided, however, that the Company Lock-Up Agreements shall not apply to any officer or director of the Company who will not serve as an officer or director of Chemomab Parent or the Surviving Corporation or any of their affiliates following the Effective Time, so long as the aggregate shares of Chemomab Parent Common Stock beneficially owned by all such non-continuing officers and directors represent less than two and one-half percent (2.5%) of the outstanding voting stock of Chemomab Parent on a fully diluted and post-Closing basis.

K. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain officers, directors and shareholders of Chemomab listed on Section B of the Chemomab Disclosure Schedule have executed and delivered lock-up agreements in substantially the form attached hereto as Exhibit C (collectively, the “Chemomab Lock-Up Agreements”), provided, however, that the Chemomab Lock-Up Agreements shall not apply to any officer or director of Chemomab who will not serve as an officer or director of Chemomab Parent or the Surviving Corporation or any of their affiliates following the Effective Time, so long as the aggregate shares of Chemomab Parent Common Stock beneficially owned by all such non-continuing officers and directors represent less than two and one-half percent (2.5%) of the outstanding voting stock of Chemomab Parent on a fully diluted and post-Closing basis.

L. Immediately prior to the execution and delivery of this Agreement, certain investors (each a “Financing Investor” and collectively the “Financing Investors”) have executed the Commitment Letter with the Company, pursuant to which such investors have agreed to extend certain funds to the Company in the Company Pre-Closing Financing, which shall be credited towards Chemomab Parent Common Stock as part of the Concurrent PIPE Investment (in an amount set forth in the Commitment Letter). For the avoidance of doubt, the aggregate gross proceeds of the Company Pre-Closing Financing shall count toward the Minimum Investment to the extent set forth in the definition of “Company Pre-Closing Financing” and any overlap with the Concurrent PIPE Investment shall be determined in accordance with the terms of the Concurrent PIPE Investment.

M. The Commitment Letter further provides for the investment by the Financing Investors in the Concurrent PIPE Investment, thereby providing for aggregate gross proceeds of not less than the Minimum Investment, which Concurrent PIPE Investment shall be consummated substantially concurrently with the Closing.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Article I. Definitions and Interpretative Provisions.

Section 1.1 Definitions. For purposes of the Agreement (including this Article I):

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement, except such confidentiality agreement (i) need not contain any standstill, non-solicitation or no hire provisions and (ii) shall not prohibit compliance by the Company or Chemomab with any of the provisions of Section 5.4.

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Chemomab, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Chemomab or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of related transactions involving: (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent Entity, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than twenty percent (20%) of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries or (iii) in which a Party or any of its Subsidiaries issues securities representing more than twenty percent (20%) of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; provided however, in the case of the Company, neither the Company Pre-Closing Financing nor the Concurrent PIPE Investment shall be an Acquisition Transaction, provided further, in the case of Chemomab, utilizing the Chemomab ATM Facility in accordance with this Agreement shall not be an Acquisition Transaction; or (b) any sale, lease, exchange, transfer, acquisition or disposition of any business or businesses or assets that constitute or account for twenty percent (20%) or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

“ADS(s)” means American Depositary Shares issued pursuant to the Deposit Agreement, each representing eighty (80) Chemomab Ordinary Shares.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (Pub. L. 111−148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111−152), and the regulations promulgated pursuant to each of the foregoing laws.

“Anticipated Closing Date” means the anticipated Closing Date, as agreed upon by the Parties.

“AI Tools” shall mean artificial intelligence technology, machine learning technology, generative artificial intelligence or similar tools, models and systems capable of automatically producing various types of content (such as source code, text, images, audio, and synthetic data) based on user-supplied prompts.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and any rules or regulations thereunder, the United Kingdom Bribery Act of 2010, any legislation implementing the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable Law regarding anti-bribery or illegal payments or gratuities.

“Business Day” means any day other than a day on which banks in the State of New York or Israel are authorized or obligated to be closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act or any other corresponding or similar provision of any other applicable Law enacted with COVID-19 (including an Executive Order of the U.S. President pursuant to Section 7508A of the Code).

“Chemomab Associate” means any current employee, independent contractor, officer or director of Chemomab or any of its Subsidiaries.

“Chemomab ATM Facility” means the at-the-market facility pursuant to that certain Sales Agreement, dated July 25, 2025, between Chemomab and LifeSci Capital LLC.

“Chemomab Board” means the board of directors of Chemomab.

“Chemomab Capitalization Representations” means the representations and warranties of Chemomab and Merger Sub set forth in Section 4.6(a), Section 4.6(e) and Section 4.6(f).

“Chemomab Contract” means any Contract: (a) to which Chemomab is a party, (b) by which Chemomab is bound or under which Chemomab has any obligation or (c) under which Chemomab has or may acquire any right or interest.

“Chemomab Employee Plan” means any Employee Plan that Chemomab or any of its Subsidiaries sponsors, contributes to, or provides benefits under or through, or has any obligation to contribute to or provide benefits under or through, or if such plan provides benefits to or otherwise covers any current or former employee, officer, director or other service provider of Chemomab or any of its Subsidiaries (or their spouses, dependents, or beneficiaries) or with respect to which Chemomab or any of its Subsidiaries has or may have any liability (contingent or otherwise, including by reason of being an ERISA Affiliate).

“Chemomab Fundamental Representations” means the representations and warranties of Chemomab and Merger Sub set forth in Section 4.1(a), Section 4.1(b), Section 4.3, Section 4.4 and Section 4.22.

“Chemomab IP Rights” means all Intellectual Property owned, licensed to or controlled by Chemomab that is necessary for the operation of the business of Chemomab as presently conducted.

“Chemomab IP Rights Agreement” means any Contract to which Chemomab or any of its Subsidiaries is a party governing, related or pertaining to any Chemomab IP Rights.

“Chemomab IT Systems” means the information technology systems and infrastructure, including software, firmware, hardware, networks, interfaces, platforms and related systems, owned or controlled by Chemomab.

“Chemomab Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Chemomab Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Chemomab; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Chemomab Material Adverse Effect: (a) the announcement of the Agreement or the pendency of the Contemplated Transactions, (b) changes in financial, banking or securities markets, including any change in the stock price or trading volume of Chemomab Ordinary Shares (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Chemomab Ordinary Shares may be taken into account in determining whether a Chemomab Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (c) the taking of any action, or the failure to take any action, by Chemomab that is required to comply with the terms of the Agreement, (d) any natural disaster or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world, or any governmental or other response or reaction to any of the foregoing, (e) any change in GAAP or applicable Law or the interpretation thereof, (f) general economic or political conditions or conditions generally affecting the industries in which Chemomab operates or in the financial, credit or securities markets in general, including any shutdown of any Governmental Authority, (g) FDA (or similar bodies) and other regulatory actions, enforcement, correspondence requirements or directives solely to the extent arising from or relating to any submission to the FDA or any similar Governmental Authority filed after the date hereof with the Company’s prior written consent pursuant to Section 5.1(b)(xxii), and (h) any other event/non-action or Effect related to any business planned to be discontinued post-Closing.

“Chemomab Options” means options or other rights to purchase Chemomab Ordinary Shares and/or ADSs issued by Chemomab.

“Chemomab Ordinary Shares” means the ordinary shares, of no nominal value, of Chemomab.

“Chemomab Parent Board” means the board of directors of Chemomab Parent.

“Chemomab Parent Options” means options to purchase Chemomab Parent Common Stock and/or ADS(s) either assumed by Chemomab Parent as part of the Domestication or issued under a separate equity incentive plan of Chemomab Parent on the same terms.

“Chemomab Registered IP” means all Chemomab IP Rights that are owned or exclusively licensed to Chemomab that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all Patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Chemomab Security Incident” means any unauthorized or unlawful access, acquisition, exfiltration, manipulation, loss, use or disclosure that compromises the confidentiality, integrity, availability or security of Personal Information or Chemomab data in the custody or control of Chemomab or any service provider acting on behalf of Chemomab, or of the Chemomab IT Systems, in each case where such incident would result in a notification obligation to any Person under applicable law (including the Israeli Privacy Protection Authority) or pursuant to the terms of any Chemomab Contract.

“Chemomab Stock Plans” means each of the Chemomab 2011 Incentive Plan for Employees, Officers and Consultants, the Chemomab Ltd. 2015 Share Incentive Plan and the Chemomab 2017 Equity-Based Incentive Plan.

“Chemomab Transaction Costs” means with respect to Chemomab, without duplication, the sum of (a) the cash cost of any change of control payments, transaction bonus payments or severance payments that are or become due to any current or former employee, director or officer of Chemomab and its Subsidiaries that are unpaid as of the Closing, (b) the cash cost of any payments (whether absolute, contingent or otherwise) that are or may be due to any former employee of Chemomab pursuant to a consulting agreement with Chemomab that are unpaid as of Closing, (c) any costs, fees and expenses incurred by Chemomab and its Subsidiaries, and for which Chemomab and its Subsidiaries are liable, in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Contemplated Transactions and that are unpaid as of the Closing, including the amount of brokerage fees and commissions, finders’ fees and financial advisory fees, and any fees and expenses of counsel or accountants payable by Chemomab and its Subsidiaries (and, for the sake of clarity, for purposes of this clause (c), together with any Israeli VAT thereon), (d) the fees paid to the SEC in connection with filing the Registration Statement, the Proxy Statement and any amendments and supplements thereto, and any expenses in connection with the printing, mailing and distribution of the Registration Statement, the Proxy Statement and any amendments and supplements thereto, (e) the aggregate costs of printing and distribution of the Registration Statement and the Proxy Statement, (f) the aggregate costs of the engagement of a proxy soliciting firm to solicit proxies in connection with obtaining the Required Chemomab Shareholder Vote, (g) the employer portion of any payroll, employment or similar Israeli Taxes incurred in connection with the payments described in the foregoing clauses (a) and (b), (h) all applicable stamp duty payable in connection with the Contemplated Transactions, (i) all costs, fees or expenses contractually agreed to be paid to CMC Biologics A/S by Chemomab payable until the Closing Date, (j) any and all fees payable to the Depositary under the Deposit Agreement or otherwise in connection with the Contemplated Transactions (including any fees relating to the surrender or cancellation of ADSs or the issuance of shares (solely to the extent any are applicable under the Deposit Agreement)), (k) all legal fees, costs and expenses (together with any Israeli VAT thereon) incurred in connection with the Domestication and the other transactions contemplated by Section 6.6 and (l) stamp taxes and other similar documentary taxes and duties levied in connection with the delivery of any ADSs issued or issuable to a shareholder of Chemomab; provided, however, that Chemomab Transaction Costs shall not include any costs, fees or expenses relating to the Concurrent PIPE Investment or third-party fees required for Investigational New Drug applications and placebo costs.

“Chemomab Triggering Event” shall be deemed to have occurred if: (a) Chemomab shall have failed to include in the Proxy Statement the Chemomab Board Recommendation, (b) the Chemomab Board or any committee thereof shall have made a Chemomab Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal, (c) Chemomab shall fail to publicly recommend against acceptance by the holders of Chemomab Ordinary Shares of a tender or exchange offer that constitutes an Acquisition Proposal within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act, or publicly recommend in favor of, or publicly state that it takes no position with respect to, or that it is unable to take a position with respect to, any such offer, (d) Chemomab shall, within ten (10) Business Days of the Company’s written request (or, if earlier, by the third (3ʳᵈ) Business Day prior to the Chemomab Shareholder Meeting), fail to make or reaffirm the Chemomab Board Recommendation following the date any Acquisition Proposal or any material modification thereto is first publicly disclosed or distributed to the holders of Chemomab Ordinary Shares or (e) Chemomab shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.4); provided, however, that no Chemomab Triggering Event shall be deemed to have occurred solely as a result of any Chemomab Board Adverse Recommendation Change made in compliance with Section 6.3(c).

“Chemomab Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet (including balance sheet, profit and loss and income statement and statement of cash flows, including notes thereto) of Chemomab as of March 31, 2026 provided to the Company prior to the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” means the restated investor commitment letter in such form and substance provided by the Company to Chemomab prior to the execution of this Agreement, among the Company and the Persons named therein, pursuant to which such Persons have agreed to invest funds in connection with the Company Pre-Closing Financing and the Concurrent PIPE Investment.

“Company Associate” means any current employee, independent contractor, officer or director of the Company or any of its Subsidiaries.

“Company Board” means the board of directors of the Company.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Capitalization Representations” means the representations and warranties of the Company set forth in Section 3.6(a), Section 3.6(c) and Section 3.6(d).

“Company Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a Party, (b) by which the Company or any of its Subsidiaries is bound or under which the Company or any of its Subsidiaries has any obligation or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Company Employee Plan” means any Employee Plan that the Company or any of its Subsidiaries sponsors, contributes to, maintains or provides benefits under or through, or has any obligation to contribute to or provide benefits under or through, or if such plan provides benefits to or otherwise covers any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries (or their spouses, dependents, or beneficiaries) or with respect to which the Company or any of its Subsidiaries has or may have any liability (contingent or otherwise, including by reason of being an ERISA Affiliate).

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.1(a), Section 3.1(b), Section 3.1(d), Section 3.2, Section 3.3, Section 3.4 and Section 3.21.

“Company IP Rights” means all Intellectual Property owned, licensed to, or controlled by the Company or its Subsidiaries that is necessary for or used in the operation of the business of the Company and its Subsidiaries as presently conducted.

“Company IP Rights Agreement” means any instrument or agreement governing, related to or pertaining to any Company IP Rights.

“Company IT Systems” means the information technology systems and infrastructure, including software, firmware, hardware, networks, interfaces, platforms and related systems, owned or controlled by the Company.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) the announcement of the Agreement or the pendency of the Contemplated Transactions, (b) any natural disaster or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (c) any change in GAAP or applicable Law or the interpretation thereof, or (d) general economic or political conditions or conditions generally affecting the industries in which the Company and its Subsidiaries operate; except in each case with respect to clauses (b), (c) and (d), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

“Company Merger Shares” means a number of Chemomab Parent Common Stock (which will constitute the aggregate shares of consideration issued in exchange for the Fully Diluted Company Securities) equal to, subject to Section 2.5(h), the product determined by multiplying (a) the Post-Closing Chemomab Parent Shares by (b) the Company Allocation Percentage, in which:

•	“Aggregate Valuation” means the sum of (i) the Company Valuation and (ii) the Chemomab Valuation.

•	“Chemomab Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (i) the Chemomab Valuation by (ii) the Aggregate Valuation.

•
“Chemomab Parent Outstanding Shares” means, subject to Section 2.5(h), the total number of shares of Chemomab Parent Common Stock outstanding immediately prior to the Effective Time expressed on a fully diluted basis, but assuming, without limitation or duplication, (i) the exercise in full of all Chemomab Parent Options outstanding as of immediately prior to the Effective Time, and (ii) the issuance of shares of Chemomab Parent Common Stock in respect of all other outstanding options, warrants, restricted stock units, restricted stock awards or rights to receive such shares, whether conditional or unconditional and including any outstanding options or rights triggered by or associated with the consummation of the Merger, without taking into consideration any shares reserved under the Company’s incentive plan which is not granted. For the avoidance of doubt, any CVR(s) issued in connection with this Agreement shall not be part of the Chemomab Parent Outstanding Shares.

•	“Chemomab Valuation” means $48,000,000.

•	“Company Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (i) the Company Valuation by (ii) the Aggregate Valuation.

•
“Company Valuation” means $102,000,000; provided, that the “Company Valuation” will be decreased for any Indebtedness of the Company that is outstanding at the Effective Time; provided further, that the “Company Valuation” shall exclude the Concurrent PIPE Investment and, for the avoidance of doubt, the Company Pre-Closing Financing.

•	“Post-Closing Chemomab Parent Shares” means the quotient determined by dividing (i) the Chemomab Parent Outstanding Shares by (ii) the Chemomab Allocation Percentage.

Set forth on Section 1.1(a)(i) of the Company Disclosure Schedule is an illustrative example of the calculation of the Company Merger Shares. For the avoidance of doubt, immediately prior to the Concurrent PIPE Investment and assuming there is no Indebtedness of the Company that is outstanding at the Effective Time, the Company Merger Shares shall represent 68% of the outstanding shares of Chemomab Parent Common Stock on a fully diluted as converted basis, and the pre-Closing holders of Chemomab Parent Common Stock shall represent 32% of such outstanding shares on a fully diluted as converted basis.

“Company Options” means options or other rights to purchase shares of Company Capital Stock issued by the Company, without duplication of the Company Warrants.

“Company Pre-Closing Financing” means the issuance by the Company of securities prior to the Closing of up to $10,000,000 in the aggregate, which funding shall be available exclusively to investors that were investors in the Company as of the date hereof, and the aggregate gross proceeds of which shall count toward the Minimum Investment and credited toward the purchase of Chemomab Parent Common Stock; provided that any such proceeds that remain unused by the Company as of immediately prior to the Closing shall be contributed into the Concurrent PIPE Investment.

“Company Registered IP” means all Company IP Rights that are owned or exclusively licensed to the Company that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all Patents, registered copyrights and registered trademarks and all applications and registrations for any of the foregoing.

“Company Security Incident” means any unauthorized or unlawful access, acquisition, exfiltration, manipulation, loss, use or disclosure that compromises the confidentiality, integrity, availability or security of Personal Information or Company data in the custody or control of the Company or any service provider acting on behalf of the Company, or of the Company IT Systems, in each case where such incident would result in a notification obligation to any Person under applicable law or pursuant to the terms of any Company Contract.

“Company Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet (including balance sheet, profit and loss and income statement and statement of cash flows, including notes thereto) of the Company as of March 31, 2026 provided to Chemomab prior to the date of this Agreement.

“Company Warrants” means warrants to purchase shares of Company Capital Stock issued by the Company listed on Section 3.6(d)(i) of the Company Disclosure Schedule, without duplication of the Company Options.

“Concurrent PIPE Investment” means a private placement of equity securities of Chemomab (or Chemomab Parent) consummated at or immediately following the Closing with deemed aggregate gross proceeds of not less than the Minimum Investment.

“Confidentiality Agreement” means the Confidentiality Agreement dated August 4, 2025 between the Company and Chemomab.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger, the Domestication Merger, the Concurrent PIPE Investment and the other transactions contemplated by this Agreement and the PIPE Documents.

“Contract” means, with respect to any Person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“CVR” means the contingent value right under the CVR Agreement.

“CVR Agreement” means the CVR Agreement in the form attached hereto as Exhibit D.

“Determination Date” means ten (10) days prior to the Anticipated Closing Date.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effect” means any effect, change, event, circumstance, or development.

“Deposit Agreement” means the Deposit Agreement, dated as of February 14, 2019, among Chemomab (formerly Anchiano Therapeutics Ltd.), The Bank of New York Mellon as Depositary and the owners and holders of ADSs from time to time, as such agreement may be amended or supplemented.

“Depositary” means The Bank of New York Mellon, as Depositary under the Deposit Agreement.

“Domestication Merger Sub Board” means the board of directors of Domestication Merger Sub.

“Employee Plan” means (A) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA; and (B) any other policy, plan, agreement, practice, program, Contract (including employment agreements, offer letters and change in control agreements), or other arrangement involving compensation or benefits, including any supplemental income, vacation, fringe benefit, bonus, deferred compensation, incentive compensation, equity and equity-based plan (including phantom rights plans), program, policy, Contract, agreement, or arrangement, regardless of whether the plan, program, policy, Contract, agreement, or arrangement is subject to the provisions of ERISA, whether written, unwritten or otherwise, funded or unfunded not described in (A) above; and (C) plans, programs, policies, Contracts, agreements, or arrangements providing compensation to employee and non-employee directors.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Entity, any other entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes such Entity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fully Diluted Company Securities” means the Company Capital Stock and any other options, warrants, convertible notes and any other convertible instrument, all on an as converted fully diluted basis (including without limitation, the Company Options, Company Warrants and the Notes), but excluding, for the avoidance of doubt, any securities issued or issuable in connection with the Pre Closing Financing.

“Government Official” means, collectively, any officer, employee, official, representative, or any Person acting for or on behalf of any Governmental Authority or public international organization, any political party or official thereof and any candidate for political office.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, supra-national or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority) or (d) self-regulatory organization (including Nasdaq).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (b) right under any Contract with any Governmental Authority.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by- products.

“Health Care Laws” means any applicable laws, regulations and requirements having the force of law relating to the design, development, testing, manufacturing, processing, storing, importing or exporting, licensing, labeling, packaging, advertising or promotion of pharmaceutical products, interactions with health care professionals and fraud and abuse matters. Health Care Laws includes, but is not limited to: (a) Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act); (b) the federal Anti-Kickback Statute (42 U.S.C. § 1320a- 7b(b)); (c) the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn); (d) the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)); (e) the civil False Claims Act (31 U.S.C. §§ 3729 et seq.); (f) the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); (g) the exclusion Laws (42 U.S.C. § 1320a-7); (h) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) (“FDCA”); (i) the Public Health Service Act (42 U.S.C. § 201 et seq.) (“PHSA”); (j) the Israeli Pharmacists Ordinance [New Version], 5741-1981 (“IPO”), the Israeli Public Health Ordinance, 1940, and regulations promulgated thereunder; (k) any other applicable federal, state, local or non-U.S. laws, regulations and requirements having the force of law related to the design, development, testing, manufacturing, processing, storing, importing or exporting, licensing, labeling, packaging, advertising or promotion of pharmaceutical products or medical devices, clinical trials, health care services, or that is related to remuneration (including ownership) to or by physicians or other health care providers (including kickbacks) or the disclosure or reporting of the same, patient or program charges, record-keeping, claims processing, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, licensure, accreditation or any other material aspect of providing health care products or services; (l) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d-1329d-9) (“HIPAA”); and (m) all applicable laws, regulations and requirements governing the licensure, accreditation, certification and operation of the Company’s or Chemomab’s business, including related regulations and requirements.

“IIA” means the Israel Innovation Authority (formerly known as the Office of the Chief Scientist).

“ICL” means the Israeli Companies Law, 5759-1999, as amended from time to time, including the regulations promulgated thereunder, or any other law which may come in its stead, including all amendments made thereto.

“Income Tax Ordinance” means the Israeli Income Tax Ordinance [New Version] 5721-1961, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to the Company or Chemomab, as applicable, the aggregate amount of all outstanding financial indebtedness for borrowed money of such Person and its Subsidiaries as of immediately prior to the Closing, including principal and accrued and unpaid interest, obligations evidenced by bonds, debentures, notes or similar instruments, drawn letters of credit or similar instruments, guarantees of the foregoing, and liabilities in respect of mandatorily redeemable or purchasable equity securities or securities convertible into equity securities to the extent not fully converted or satisfied prior to the Closing without further liability. For the avoidance of doubt, Indebtedness shall not include Taxes, trade payables, operating lease obligations, ordinary-course accrued expenses, Chemomab Transaction Costs, any payment or repayment Liabilities under any Governmental Grant, including the IIA, expressly listed and described in Section 1.1(a)(ii) of the applicable Company Disclosure Schedule or Chemomab Disclosure Schedule or other non-debt current liabilities.

“Intellectual Property” means (a) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, Inter Partes Review or Post Grant Review Certificates, reexaminations, term extensions, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions (collectively, “Patents”), (b) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, (d) software, including all source code, object code and related documentation, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not and (e) all United States and foreign rights arising under or associated with any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“ITA” means the Israel Tax Authority.

“Key Employee” means, with respect to the Company or Chemomab, an executive officer of such Party or any employee of such Party that reports directly to the board of directors of such Party or to the Chief Executive Officer or Chief Accounting Officer of such Party.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact. Any Person that is an Entity shall have Knowledge if any executive officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (or under the authority of the Nasdaq or the Financial Industry Regulatory Authority).

“Merger Sub Board” means the board of directors of Merger Sub.

“Minimum Investment” means aggregate gross proceeds to be received (or deemed received) by Chemomab Parent pursuant to binding written commitments for the Concurrent PIPE Investment of not less than $30,000,000 in the aggregate, all of which shall be funded by investors that were investors in the Company as of the date of this Agreement (or such other date as the parties agree), including (to the extent so funded and contributed into the Concurrent PIPE Investment) any Company Pre-Closing Financing not to exceed $10,000,000 in the aggregate; provided, however, that it is clarified that any such Company Pre-Closing Financing that remains unused as of the Closing, shall be used by the ultimate Chemomab Parent.

“Multiemployer Plan” means (a) a “multiemployer plan,” as defined in Section 3(37) of ERISA or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a) of this definition.

“Multiple Employer Plan” means (a) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a) of this definition.

“Multiple Employer Welfare Arrangement” means (a) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a) of this definition.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Net Cash” means, without duplication and in any event as of the Cash Determination Time and, as applicable, determined in a manner consistent with the manner in which such items were historically determined and in accordance with Chemomab’s audited financial statements and unaudited interim balance sheet, Chemomab’s (i) the sum of (without duplication) Chemomab’s cash and cash equivalents, marketable securities, and accounts, interest and other receivables and deposits (to the extent refundable to Chemomab) minus (ii) the sum of (without duplication) all accounts payable, accrued expenses and other current liabilities payable in cash or other obligation for borrowed money accrued as of the Closing, excluding any regular operating costs (including manufacturing, supply and related or similar costs arising under operating agreements) and related payables minus (iii) all of the unpaid Chemomab Transaction Costs minus (iv) all payables or obligations, whether absolute, contingent or otherwise, related to Chemomab’s lease obligations (but only to the extent such obligations are in excess of amounts that would be payable in the Ordinary Course of Business during the ninety (90) day period following the Anticipated Closing Date) (net of any rights of Chemomab to receive payments relating to the property subject to such lease obligation under a sublease or otherwise and excluding operating lease liabilities to the extent associated with office space that has agreed to be continued to be used by the Surviving Corporation), plus (v) all prepaid Chemomab expenses, deposits and restricted cash for which Chemomab or the Surviving Corporation will receive the benefit following the Effective Time, and minus (vi) the aggregate costs for obtaining the D&O tail insurance policy under Section 6.8(d); all based on an agreed Example Net Cash Calculation Sheet as of the execution date of this Agreement attached hereto as Exhibit B.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Ordinary Course of Business” means, in the case of each of the Company and Chemomab, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Party” or “Parties” means the Company, Merger Sub, Domestication Merger Sub, Chemomab Parent, and Chemomab.

“Permitted Alternative Agreement” means a definitive agreement that contemplates an Acquisition Transaction that constitutes a Superior Offer.

“Permitted Encumbrance” means (a) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Chemomab Unaudited Interim Balance Sheet, as applicable, in accordance with GAAP (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or any of its Subsidiaries or Chemomab, as applicable, (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) have a Company Material Adverse Effect or Chemomab Material Adverse Effect, as the case may be, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) have a Company Material Adverse Effect or Chemomab Material Adverse Effect, as the case may be, (e) non-exclusive licenses to Intellectual Property granted in the Ordinary Course of Business, and (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) have a Company Material Adverse Effect or Chemomab Material Adverse Effect, as the case may be; provided, that Permitted Encumbrances shall not include any payment or repayment Liabilities under any Governmental Grant, including the IIA, if expressly listed and described in Section 1.1(a)(ii) of the applicable Company Disclosure Schedule or Chemomab Disclosure Schedule.

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means information (in any form or media) that identifies or can be used to identify an individual (alone or when combined with other associated information), including: (i) individually identifiable personal health information; (ii) individually identifiable government identifiers, such as Social Security or other tax identification numbers, driver’s license numbers and other government-issued identification numbers; and (iii) user names, email addresses, passwords or other credentials for accessing accounts; or (iv) personally identifiable information as defined under applicable Privacy Laws. For the avoidance of doubt, Personal Information shall include Protected Health Information as defined under HIPAA.

“PIPE Documents” means, collectively, the Commitment Letters, the Stock Purchase Agreement, the Registration Rights Agreement and the Warrant Agreements, in such form and substance provided by the Company to Chemomab on or prior to the date hereof set forth on Section 7.6 of the Company Disclosure Schedule.

“Privacy Laws” means, collectively, (i) all applicable Laws relating to data privacy, data protection, data security, trans-border data flow, data loss, data theft, or breach notification with respect to the collection, handling, use, processing, maintenance, storage, disclosure or transfer of Personal Information enacted, adopted, promulgated or applied by any Governmental Authority, including the applicable legally binding requirements set forth in applicable regulations and agreements containing consent orders published by regulatory authorities of competent jurisdiction such as, as applicable, the U.S. Federal Trade Commission, U.S. Federal Communications Commission, and state data protection authorities, including but not limited to HIPAA; and (ii) any applicable rules of any applicable self-regulatory organizations in which the Company or Chemomab (as applicable) is or has been a member and/or with which the Company or Chemomab (as applicable) is or has been contractually obligated to comply relating to data privacy, data protection, data security, trans-border data flow, data loss, data theft, or breach notification with respect to the collection, handling, use, processing, maintenance, storage, disclosure or transfer of Personal Information.

“Proxy Statement” means a proxy statement relating to the Chemomab Shareholder Meeting to be held in connection with the Merger.

“Registration Rights Agreement” means the Registration Rights Agreement in such form and substance provided by the Company to Chemomab prior to the execution of this Agreement, among the Company and the Persons named therein, to be entered into pursuant the Concurrent PIPE Investment.

“Registration Statement” means a registration statement on Form S-4 (or, if Form S-4 is not available, another appropriate form), with respect to (a) the shares of Chemomab Parent Common Stock to be issued in exchange for shares of Company Capital Stock pursuant to the Merger, and (b) the shares of Chemomab Parent Common Stock to be issued in connection with the Domestication, and all amendments and supplements to such registration statement, in each case including the Proxy Statement and the prospectus contained therein, all exhibits thereto and any document incorporated by reference therein.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Section 102 Awards” means awards (including options and restricted share awards) granted and subject to tax under Section 102 of the Income Tax Ordinance.

“Section 102 Shares” means Chemomab Ordinary Shares issued upon the exercise, or vesting, of any Section 102 Awards and held by a trustee pursuant to Section 102 of the Income Tax Ordinance.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Purchase Agreement” means the Stock Purchase Agreement in such form and substance provided by the Company to Chemomab prior to the execution of this Agreement, among the Chemomab Parent and the Persons named therein, to be entered into pursuant the Concurrent PIPE Investment.

An Entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (b) at least fifty percent (50%) of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to twenty percent (20%) in the definition of Acquisition Transaction being treated as references to fifty percent (50%) for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement, (b) is on terms and conditions that the Chemomab Board determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other Party to the Agreement to amend the terms of the Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to Chemomab’s shareholders than the terms of the Contemplated Transactions (taking into consideration whether such Acquisition Proposal is reasonably capable of being consummated, and whether any financing required by the Person or Persons making such offer is then fully committed and available).

“Tax” means (i) any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax (including ‘Bituach Leumi’), health tax (including ‘Bituach Briut’), excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax or similar charge in the nature of a tax, and together with any fine, penalty, addition to tax, linkage differentials or interest imposed by a Governmental Authority with respect thereto, (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such amounts or to indemnify any other Person.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Transaction Litigation” means any Legal Proceeding (including any class action or derivative litigation) asserted, threatened in writing or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof, any of the Company’s directors or officers, Chemomab, the Chemomab Board, any committee thereof or any of Chemomab’s directors or officers, in each case to the extent relating directly or indirectly to this Agreement, the Merger or any of the Contemplated Transactions or disclosures of a party relating to the Contemplated Transactions (including any such Legal Proceeding based on allegations that Chemomab’s entry into this Agreement or the terms and conditions of this Agreement or any of the Contemplated Transactions constituted a breach of the fiduciary duties of any member of the Chemomab Board or any officer of Chemomab).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Warrant Agreements” means the Warrant Agreements in such form and substance provided by the Company to Chemomab prior to the execution of this Agreement, among the Company and the Persons named therein, to be entered into pursuant the Concurrent PIPE Investment.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
AAA	Section 2.8(e)
Accounting Firm	Section 2.8(e)
Agreement	Preamble
Allocation Certificate	Section 6.16
Capitalization Date	Section 4.6(a)
Cash Determination Time	Section 2.8(a)
Certificate of Merger	Section 2.3

Certifications	Section 4.7(a)
Chemomab	Preamble
Chemomab Board Adverse Recommendation Change	Section 6.3(b)
Chemomab Board Recommendation	Section 6.3(b)
Chemomab Clinical Studies	Section 4.14(e)
Chemomab Disclosure Schedule	Article IV
Chemomab Grant Date	Section 4.6(h)
Chemomab Lock-Up Agreements	Recitals
Chemomab Material Contract	Section 4.13
Chemomab Permits	Section 4.14(b)
Chemomab Product Candidates	Section 4.14(d)
Chemomab Regulatory Permits	Section 4.14(d)
Chemomab Real Estate Leases	Section 4.11
Chemomab SEC Documents	Section 4.7(a)
Chemomab Shareholder Matters	Section 6.3(a)
Chemomab Shareholder Meeting	Section 6.3(a)
Chemomab Shareholder Support Agreement	Recitals
Closing	Section 2.3
Closing Date	Section 2.3
Company	Preamble
Company Audited Financial Statements	Section 6.1(f)
Company Board Recommendation	Section 6.2(c)
Company Clinical Studies	Section 3.14(e)
Company Disclosure Schedule	Article III
Company Financials	Section 3.7(a)

Company Grant Date	Section 3.6(g)
Company Interim Financial Statements	Section 6.1(f)
Company Lock-Up Agreements	Recitals
Company Material Contract	Section 3.13(a)
Company Plan	Section 3.6(c)
Company Permits	Section 3.14(b)
Company Preferred Stock	Section 3.6(a)
Company Product Candidates	Section 3.14(d)
Company Real Estate Leases	Section 3.11
Company Regulatory Permits	Section 3.14(d)
Company Stock Certificate	Section 2.6
Company Stockholder Written Consents	Section 6.2(a)
Costs	Section 6.8(a)
D&O Indemnified Parties	Section 6.8(a)
Data Security Program	Section 3.26
Delivery Date	Section 2.8(a)
Dispute Notice	Section 2.8(b)
Dissenting Shares	Section 2.9(a)
Domestication Merger Agreement	Section 6.6(a)
Domestication Merger Sub Capital Stock	Section 4.6(c)
Drug/Device Regulatory Agency	Section 3.14(c)
Effective Time	Section 2.3
End Date	Section 10.1(b)
Exchange Agent	Section 2.7(a)
FDA	Section 3.14(b)
GAAP	Section 3.7(a)

Governmental Grant	Section 4.25
IIA Undertaking	Section 6.4(c)
Intended Tax Treatment	Recitals
Investor Agreements	Section 6.14
Israel Competition Law	Section 3.5(a)
Israeli Securities Law	Section 3.6(h)
Liability	Section 3.9
Merger	Recitals
Merger Sub	Preamble
Nasdaq Listing Application	Section 6.10
Net Cash Calculation	Section 2.8(a)
Net Cash Schedule	Section 2.8(a)
Notice Period	Section 6.3(c)
Owned Chemomab IP Rights	Section 4.12(c)
Owned Company IP Rights	Section 3.12(c)
Pre-Closing Period	Section 5.1(a)
Privacy Policies	Section 3.23
R&D Law	Section 3.12(e)
Required Company Stockholder Vote	Section 3.4
Required Chemomab Shareholder Vote	Section 4.4
Response Date	Section 2.8(b)
Stockholder Notice	Section 6.2(b)
Section 14 Arrangement	Section 4.18(p)
Severance Pay Law	Section 4.18(p)
Surviving Corporation	Section 2.1
Termination Fee	Section 10.3(b)
VAT	Section 4.17(g)
WARN Act	Section 3.18(l)

Section 1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. Whenever the words “non-U.S. law” or similar expressions are used in this Agreement, they shall be deemed to include the Laws of the State of Israel. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The Parties agree that the Company Disclosure Schedule or Chemomab Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article III or Article IV, respectively. The disclosures in any section or subsection of the Company Disclosure Schedule or the Chemomab Disclosure Schedule shall qualify other sections and subsections in Article III or Article IV, respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The words “delivered” or “made available” mean, with respect to any documentation, that prior to 5:00 p.m. (New York City time) on the date that is the day prior to the date of this Agreement, a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions.

Article II. Description of Transaction.

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, the Company will become a wholly owned subsidiary of Chemomab Parent.

Section 2.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 10.1, and subject to the satisfaction or waiver of the conditions set forth in Article VII, Article VIII and Article IX, the consummation of the Merger (the “Closing”) shall take place remotely, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VII, Article VIII and Article IX, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Chemomab and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in form and substance as agreed to by the Parties (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Chemomab and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

Section 2.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be in the form mutually agreed by the Parties prior to the filing of the Registration Statement, until thereafter amended in accordance with the terms of such certificate of incorporation, the certificate of incorporation of the Surviving Corporation and the DGCL, provided however that with effect from the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: ‘The name of the corporation is Scipher Medicine Corporation’;

(b) the bylaws of the Surviving Corporation shall be amended and restated in their entirety to be in the form mutually agreed by the Parties prior to the filing of the Registration Statement, until thereafter amended in accordance with the terms of such bylaws, the certificate of incorporation of the Surviving Corporation and the DGCL; and

(c) the directors and officers of the Surviving Corporation and of Chemomab Parent shall be the directors and officers identified by the Parties prior to the filing of the Registration Statement in accordance with Section 6.13.

Section 2.5 Conversion of Notes and Shares.

(a) 2026 Notes. At the Effective Time, all outstanding Notes issued under that certain Convertible Note Purchase and Investment Obligation Agreement, by and among the Company and the investor signatories thereto, dated March 5, 2026, as amended by that certain Amendment No. 1 to Convertible Note Purchase and Investment Obligation Agreement, dated as of June 23, 2026 (the “2026 CNPA” and such Notes, the “2026 Notes”), shall, without any further action on the part of any holder thereof, be automatically converted and cancelled in accordance with the terms of the 2026 Notes and the 2026 CNPA into Company Merger Shares, which Company Merger Shares shall be allocated among the holders of the 2026 Notes in accordance with the terms of the 2026 Notes, the 2026 CNPA and the Allocation Certificate. The Company shall take all actions reasonably necessary to effect such conversion.

(b) 2025 Notes. At the Effective Time, all outstanding notes issued under that certain Convertible Note Purchase Agreement, dated February 28, 2025, which was further amended and restated pursuant to the 2026 CNPA (the “2025 Notes”), shall be cancelled for no consideration, in accordance with the priority provisions of the 2026 CNPA.

(c) Company Capital Stock; Options and Warrants. At the Effective Time, all outstanding shares of Company Capital Stock (other than treasury shares), Company Options and Company Warrants shall be cancelled for no consideration. For the avoidance of doubt, no holder of Company Capital Stock, Company Options or Company Warrants shall be entitled to receive any Company Merger Shares or any other consideration in connection with the Merger.

(d) At the Effective Time, by virtue of the Merger and without any further action on the part of Chemomab Parent, Merger Sub, the Company or any stockholder of the Company or Chemomab:

(i) any shares of Company Capital Stock held as treasury stock immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 2.5 above, each share of Company Capital Stock (whether vested or not) outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 2.5(d)(i) and excluding Dissenting Shares) shall be canceled and extinguished and shall cease to exist, and the holder thereof shall be entitled only to such consideration, if any, as is expressly provided pursuant to this Section 2.5 and the Allocation Certificate.

(e) No fractional shares of Chemomab Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued, and no cash shall be paid for any fractional share eliminated by such rounding.

(f) All Company Options and Company Warrants outstanding immediately prior to the Effective Time under the Company Plan shall be cancelled in accordance with Section 6.5.

(g) Each share of common stock, $1.00 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $1.00 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(h) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock or shares of Chemomab Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, the Company Merger Shares shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of 2026 Notes with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Chemomab Parent to take any action with respect to Company Capital Stock or shares of Chemomab Parent Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

Section 2.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.5, and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 2.5 and Section 2.7.

Section 2.7 Exchange of Notes and Shares.

(a) On or prior to the Closing Date, Chemomab Parent shall select a reputable bank, transfer agent or trust company, reasonably acceptable to the Company, to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Chemomab Parent shall deposit with the Exchange Agent evidence of book-entry shares representing the shares of Chemomab Parent Common Stock issuable pursuant to Section 2.5 to the holders of the 2026 Notes.

(b) Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of 2026 Notes that were converted into the right to receive the Company Merger Shares: (i) a letter of transmittal in customary form and containing such provisions as Chemomab Parent may reasonably specify. Upon delivery to the Exchange Agent of a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Chemomab Parent: (A) the holder of such 2026 Notes be entitled to receive in exchange therefor book-entry shares representing the Company Merger Shares (in a number of whole shares of Chemomab Parent Common Stock) that such holder has the right to receive pursuant to the provisions of Section 2.5 and (B) the 2026 Notes so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.7(b), each 2026 Note shall be deemed, from and after the Effective Time, to represent only the right to receive book-entry shares of Chemomab Parent Common Stock representing the Company Merger Shares.

(c) No dividends or other distributions declared or made with respect to shares of Chemomab Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered 2026 Notes with respect to the shares of Chemomab Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such 2026 Note or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 2.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d) Any shares of Chemomab Parent Common Stock deposited with the Exchange Agent that remain undistributed to holders of 2026 Notes as of the date that is 180 days after the Closing Date shall be delivered to Chemomab Parent upon demand, and any holders of 2026 Notes who have not theretofore surrendered their 2026 Note in accordance with this Section 2.7 shall thereafter look only to Chemomab Parent for satisfaction of their claims for shares of Chemomab Parent Common Stock and any dividends or distributions with respect to shares of Chemomab Parent Common Stock.

(e) Each of the Exchange Agent, Chemomab Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement (for the avoidance of doubt, including the transfer of CVRs or any payments thereunder) such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Law; provided however that no Israeli Tax shall be withheld by the Exchange Agent, Chemomab Parent, Merger Sub or the Surviving Corporation with respect to the holder of 2026 Notes entitled to receive Company Merger Shares if the holder of 2026 Notes entitled to receive Company Merger Shares submits a duly executed declaration of non-Israeli residence substantially in the form to be reasonably approved by the Company and Chemomab (which approval shall not be unreasonably withheld, delayed or conditioned). To the extent such amounts are so deducted or withheld, and remitted to the appropriate taxing authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid; provided, that notwithstanding the foregoing, the Exchange Agent, Chemomab Parent, Merger Sub, the Surviving Corporation and their respective agents shall reasonably cooperate to reduce or eliminate any deduction or withholding imposed with respect to the Company Merger Shares.

(f) No Party shall be liable to any holder of any 2026 Note or to any other Person with respect to any shares of Chemomab Parent Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

Section 2.8 Calculation of Net Cash.

(a) No later than the Determination Date, Chemomab will deliver to the Company a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, Chemomab’s good faith, estimated calculation of Net Cash (the “Net Cash Calculation” and the date of delivery of such schedule being the “Delivery Date”) as of the close of business on the last Business Day prior to the Anticipated Closing Date (the “Cash Determination Time”) prepared and certified by Chemomab’s Chief Financial Officer. Chemomab shall make available to the Company, as reasonably requested by the Company, the work papers and back-up materials used or useful in preparing the Net Cash Schedule and, if reasonably requested by the Company, Chemomab’s accountants and counsel at reasonable times and upon reasonable notice.

(b) No later than five (5) days after the Delivery Date (the last day of such period, the “Response Date”), the Company shall have the right to dispute any part of the Net Cash Calculation by delivering a written notice to that effect to Chemomab (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the Net Cash Calculation and will be accompanied by reasonably detailed materials supporting the basis for such revisions.

(c) If, on or prior to the Response Date, the Company notifies Chemomab in writing that it has no objections to the Net Cash Calculation or, if on the Response Date, the Company fails to deliver a Dispute Notice as provided in Section 2.8(b), then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Cash Determination Time for purposes of this Agreement.

(d) If the Company delivers a Dispute Notice on or prior to the Response Date, then Representatives of Chemomab and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash, which agreed upon Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Cash Determination Time for purposes of this Agreement.

(e) If Representatives of Chemomab and the Company are unable to negotiate an agreed-upon determination of Net Cash as of the Cash Determination Time pursuant to Section 2.8(d) within three days after delivery of the Dispute Notice (or such other period as Chemomab and the Company may mutually agree upon), then any remaining disagreements as to the calculation of Net Cash shall be referred to an independent auditor of recognized national standing jointly selected by Chemomab and the Company. If the parties are unable to select an independent auditor within five days, then either Chemomab or the Company may thereafter request that the Boston, Massachusetts Office of the American Arbitration Association (“AAA”) make such selection either the independent auditor jointly selected by both parties or such independent auditor selected by the AAA (the “Accounting Firm”). Chemomab and the Company shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Net Cash Schedule and the Dispute Notice, and Chemomab and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) Business Days of accepting its selection. Chemomab and the Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Chemomab and the Company. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Net Cash made by the Accounting Firm shall be made in writing delivered to each of Chemomab and the Company, shall be final and binding on Chemomab and the Company and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Cash Determination Time for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 2.8(e). The fees and expenses of the Accounting Firm shall be allocated between Chemomab and the Company in the same proportion that the disputed amount of the Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Net Cash amount. If this Section 2.8(e) applies as to the determination of the Net Cash at the Cash Determination Time described in Section 2.8(a), upon resolution of the matter in accordance with this Section 2.8(e), the Parties shall not be required to determine Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Chemomab and the Company may request a redetermination of Net Cash if the Closing Date is more than 30 days after the Anticipated Closing Date.

(f) No later than the Determination Date, the Company will deliver to Chemomab a schedule (the “Indebtedness Schedule”) setting forth, in reasonable detail, Company’s good faith, estimated calculation of Company’s Indebtedness (the “Indebtedness Calculation” and the date of delivery of such schedule being the “Company Delivery Date”) as of the close of business on the last Business Day prior to the Anticipated Closing Date (the “Indebtedness Determination Time”) prepared and certified by Company’s Chief Financial Officer. Company shall make available to Chemomab, as reasonably requested by the Chemomab, the work papers and back-up materials used or useful in preparing the Indebtedness Schedule and, if reasonably requested by the Chemomab, Company’s accountants and counsel at reasonable times and upon reasonable notice. The procedures set forth in Section 2.8(a) to (e) shall apply mutatis mutandis to the calculation of Indebtedness Calculation.

Section 2.9 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Company Merger Shares (if any) described in Section 2.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Company Merger Shares (if any) attributable to such Dissenting Shares upon their surrender in the manner provided in Section 2.5.

(b) The Company shall give Chemomab prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands. The Company shall not, without Chemomab’s prior written consent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.10 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

Section 2.11 Contingent Value Rights.

(a) Holders of Chemomab Ordinary Shares represented by ADSs, of record as of immediately prior to the Domestication and holders of vested options or other vested equity awards of Chemomab as of immediately prior to the consummation of the transactions contemplated by the Domestication Merger, shall be entitled to one CVR issued by Chemomab Parent subject to and in accordance with the terms and conditions of the CVR Agreement, for each Chemomab Ordinary Share held by such holders.

(b) At or prior to the Effective Time, Chemomab Parent shall authorize and duly adopt, execute and deliver, and will ensure that the Rights Agent (as defined in the CVR Agreement) executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent as a part of the consideration in the Domestication Merger.

(c) Chemomab and the Company shall cooperate, prior to Closing, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

(d) Chemomab Parent, and the Rights Agent shall, at or prior to the Effective Time, duly authorize, execute and deliver the CVR Agreement.

Article III. Representations and Warranties of the Company.

Subject to Article III, except as set forth in the written disclosure schedule delivered by the Company to Chemomab (the “Company Disclosure Schedule”), the Company represents and warrants to the Chemomab Entities as follows:

Section 3.1 Due Organization; Subsidiaries. For purposes of the representations and warranties in this Article III (other than those in Sections 3.1, 3.2, 3.3, and 3.4 and unless otherwise stated therein), the term “Company” shall be deemed to include or reference (as applicable) any subsidiaries of the Company.

(a) Each of the Company and its Subsidiaries is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and, to the extent such concept is recognized in such jurisdiction, in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound.

(b) Each of the Company and its Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c) The Company has no Subsidiaries, except for the Entities identified in Section 3.1(c) of the Company Disclosure Schedule; and neither the Company nor any of the Entities identified in Section 3.1(c) of the Company Disclosure Schedule owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 3.1(c) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither the Company nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither the Company nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(d) Attached hereto as Section 3.1(d) of the Company Disclosure Schedule is a draft of the Company’s audited consolidated financial statements sheets at December 31, 2025 (including balance sheet, profit and loss and income statement and statement of cash flows, including notes thereto) (the “2025 Financials”), which draft is being delivered to Chemomab concurrently with the execution of this Agreement. The 2025 Financials fairly present, in all material respects, the financial position and operating results of the Company and its consolidated Subsidiaries as of the dates and for the periods indicated therein, and the final audited consolidated financial statements (including balance sheet, profit and loss and income statement and statement of cash flows, including notes thereto) for the fiscal year ended December 31, 2025 shall not differ materially from the 2025 Financials.

Section 3.2 Organizational Documents. The Company has delivered to Chemomab accurate and complete copies of the Organizational Documents of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in breach or violation of its Organizational Documents in any material respect.

Section 3.3 Authority; Binding Nature of Agreement. The Company and each of its Subsidiaries have all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Chemomab, Chemomab Parent, Domestication Merger Sub and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.4 Vote Required. The affirmative vote of (i) holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class on an as-converted basis, and (ii) holders of at least sixty percent (60%) of the outstanding shares of Company Preferred Stock, voting as a separate class, which shall also include the stockholders listed in Section 3.4 to the Company Disclosure Schedule (the “Required Company Stockholder Vote”), is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement, the termination of all current stockholders agreements and side letters and approve the Contemplated Transactions and all such consents and votes have been duly obtained by the Company prior to the execution of this Agreement and are in full force and effect. No warrant holder consent is required in order to approve and consummate this Agreement, the Merger and the other Contemplated Transactions and the treatment of the warrants in accordance with the terms of this Agreement. The affirmative consent of holders of at least sixty percent (60%) of the aggregate outstanding principal amount of the Notes (the “Note Required Approval”) is required to (i) approve and consummate this Agreement, the Merger and the other Contemplated Transactions, (ii) effect the conversion of all convertible notes and other convertible indebtedness as contemplated by this Agreement and the Contemplated Transactions, and (iii) waive any put, repurchase, redemption, prepayment, acceleration, change of control, anti-dilution or similar rights arising in connection therewith. All such consents have been duly obtained by the Company prior to the execution of this Agreement and are in full force and effect.

Section 3.5 Non-Contravention; Consents.

(a) Subject to compliance with any Israeli and foreign antitrust Law, obtaining the Required Company Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order by which the Company or its Subsidiaries, or any of the assets owned or used by the Company or its Subsidiaries, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or its Subsidiaries;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Company Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract, (C) accelerate the maturity or performance of any Company Material Contract or (D) cancel, terminate or modify any term of any Company Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company or its Subsidiaries (except for Permitted Encumbrances).

(b) Except for (i) the Required Company Stockholder Vote, (ii) the consents, approvals and waivers of the Note Required Approval, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) any required filings under any Israeli and foreign antitrust Law, and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither the Company nor any of its Subsidiaries was, is, or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement or the consummation of the Contemplated Transactions.

(c) The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, or any of the Contemplated Transactions.

Section 3.6 Capitalization.

(a) The authorized Company Capital Stock as of the date of this Agreement consists of (i) 13,500,000 shares of Company Common Stock, par value $0.001 per share, of which 1,623,155 shares have been issued and are outstanding as of the date of this Agreement and (ii) 9,318,235 shares of Company preferred stock, par value $0.001 per share (the “Company Preferred Stock”), of which 6,536,125 shares have been issued and are outstanding as of the date of this Agreement. The Company does not hold any shares of its capital stock in its treasury. A fully diluted capitalization table of all equity securities, warrants, options and notes and other instruments convertible into equity securities of the Company, setting forth such information for each individual shareholder (and not merely on a summary basis) and including the conversion ratio per share so that voting power can be understood; all as of the date of this Agreement, is set forth in Section 3.6(a) of the Company Disclosure Schedule.

(b) All of the outstanding shares of Company Common Stock and Company Preferred Stock and all outstanding securities of the Subsidiaries as set out in  Section 3.6(b)of the Company Disclosure Schedule have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances. None of the outstanding shares of Company Common Stock or Company Preferred Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Common Stock or Company Preferred Stock is subject to any right of first refusal in favor of the Company, other than that certain Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated January 31, 2022 (the “ROFR and Co-Sale Agreement”). Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock or Company Preferred Stock, other than (i) the ROFR and Co-Sale Agreement, (ii) that certain Fifth Amended and Restated Investors’ Rights Agreement, dated January 31, 2022 (as amended), and (iii) the Fifth Amended and Restated Certificate of Incorporation of the Company, as amended from time to time. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities. Section 3.6(b) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by the Company with respect to shares of Company Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable. Each share of Company Preferred Stock is convertible into one share of Company Common Stock.

(c) Except for the Company’s 2016 Equity Incentive Plan, as amended (the “Company Plan”), the Company does not have any stock option plan or any other Employee Plan providing for any equity-based compensation for any Person. As of the date of this Agreement, the Company has reserved 2,957,202 shares of Company Common Stock for issuance under the Company Plan, of which 1,724,667 shares have been issued and are currently outstanding, and 912,273 shares of Company Common Stock remain available for future issuance pursuant to the Company Plan. Section 3.6(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee, (ii) the number of shares of Company Common Stock subject to such Company Option at the time of grant, (iii) the number of shares of Company Common Stock subject to such Company Option as of the date of this Agreement, (iv) the exercise price of such Company Option, (v) the date on which such Company Option was granted, (vi) the applicable vesting schedule, including any acceleration provisions, and the number of vested and unvested shares as of the date of this Agreement, (vii) the expiration date of such Company Option and (viii) whether such Company Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Company has made available to Chemomab an accurate and complete copy of the Company Plan, forms of all award agreements evidencing outstanding equity awards thereunder, any equity award agreements that differ in any material respect from the forms of award agreements and evidence of board and stockholder approval of the Company Plan and any amendments thereto. No vesting of Company Options will accelerate in connection with the closing of the Contemplated Transactions.

(d) Except for the outstanding Company Options or Company Warrants set forth on Section 3.6(d)(i) of the Company Disclosure Schedule, and except for the Notes listed in Section 3.6(d)(ii) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or any of its Subsidiaries, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any of its Subsidiaries, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries.

(e) Section 3.6(e)of the Company Disclosure Schedule sets forth a true and complete list of all convertible notes and other convertible indebtedness of the Company outstanding as of the date of this Agreement.

(f) All outstanding and previously issued shares of Company Common Stock, Company Preferred Stock, Company Options, Company Warrants, convertible notes, other convertible indebtedness and other equity, debt or convertible securities or instruments of the Company or any of its Subsidiaries have been duly authorized and validly issued or incurred, as applicable, in compliance in all material respects with (i) all applicable securities laws and other applicable Law, (ii) the Company’s and its Subsidiaries’ Organizational Documents, and (iii) all applicable Contracts and corporate approvals. No such issuance, grant or incurrence was made in violation of any preemptive right, right of first refusal, right of first offer, co-sale right, participation right, registration right, anti-dilution right, approval right or similar right, and there are no outstanding claims or, to the Knowledge of the Company, threatened claims, seeking rescission, damages, adjustment, additional securities or other remedies with respect to any such issuance, grant or incurrence.

(g) With respect to Company Options, (i) each grant was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Company Grant Date”) by all necessary corporate action, (ii) each Company Option grant was made in all material respects in accordance with the terms of the Company Plan and (iii) the per share exercise price of each Company Option granted to an individual who is subject to U.S. income tax was not less than the fair market value of a share of Company Common Stock on the applicable Company Grant Date determined in a manner consistent with Section 409A of the Code.

(h) Neither the Company nor to the Company’s Knowledge, any of its officers, directors or affiliates has taken or will take, directly or indirectly, any action designed or intended to stabilize or manipulate the price of any security of the Company, or which caused or resulted in, or which might in the future reasonably be expected to cause or result in, stabilization or manipulation of the price of any security of the Company.

Section 3.7 Financial Statements.

(a) Section 3.7(a) of the Company Disclosure Schedule includes accurate and complete copies of (i) the Company’s audited consolidated balance sheets at December 31, 2023, December 31, 2024 (including balance sheet, profit and loss and income statement and statement of cash flows, including notes thereto), (ii) a pending draft of the Company’s prospective audited consolidated balance sheets at December 31, 2025 (including balance sheet, profit and loss and income statement and statement of cash flows, including notes thereto), which such draft fairly present, in all material respects, the financial position and operating results of the Company and its consolidated Subsidiaries as of the dates and for the periods indicated therein, and (iii) the Company Unaudited Interim Balance Sheet (collectively, the “Company Financials”). The Company Financials (A) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the footnotes to such Company Financials and that unaudited financial statements may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (B) fairly present, in all material respects, the financial position and operating results of the Company and its consolidated Subsidiaries as of the dates and for the periods indicated therein.

(b) Each of the Company and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and its Subsidiaries in conformity with GAAP and to maintain accountability of the Company’s and its Subsidiaries’ assets, (iii) access to the Company’s and its Subsidiaries’ assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for the Company’s and its Subsidiaries’ assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences. The Company and each of its Subsidiaries maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) Since January 1, 2023, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Since January 1, 2023, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company, any of its Subsidiaries, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation whether written or oral regarding any of the foregoing.

Section 3.8 Absence of Changes. Except as set forth on Section 3.8 of the Company Disclosure Schedule, between the date of the Company Unaudited Interim Balance Sheet and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required consent of Chemomab pursuant to Section 5.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

Section 3.9 Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), in each case, of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by the Company or its Subsidiaries since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of the Company or any of its Subsidiaries under Company Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions and (e) Liabilities listed in Section 3.9 of the Company Disclosure Schedule.

Section 3.10 Title to Assets. Each of the Company and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the Company Unaudited Interim Balance Sheet and (b) all other assets reflected in the books and records of the Company or any of its Subsidiaries as being owned by the Company or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by the Company or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

Section 3.11 Real Property; Leasehold. Neither the Company nor any of its Subsidiaries owns or has ever owned any real property. Section 3.11 of the Company Disclosure Schedule contains an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company or any of its Subsidiaries. The Company has made available to Chemomab copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Company Disclosure Schedule is an accurate and complete listing of all Company Registered IP.

(b) Section 3.12(b) of the Company Disclosure Schedule accurately identifies all material Company Contracts pursuant to which Company IP Rights are licensed to the Company or any of its Subsidiaries (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or any of its Subsidiaries’ products or services, (B) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Company and its employees and independent contractors in Company’s standard form thereof).

(c) Section 3.12(c) of the Company Disclosure Schedule accurately identifies each material Company Contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP Rights owned or purported to be owned or exclusively licensed to the Company or any of its Subsidiaries (“Owned Company IP Rights”) (other than (i) any confidential information provided under confidentiality agreements and (ii) any Owned Company IP Rights non-exclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for the Company’s benefit).

(d) Neither the Company nor any of its Subsidiaries is bound by, and no Owned Company IP Rights are subject to, any Contract containing any covenant or other provision that in any material respect limits or restricts the ability of the Company or any of its Subsidiaries to use, exploit, assert, or enforce any Owned Company IP Rights anywhere in the world.

(e) The Company or one of its Subsidiaries exclusively owns all right, title, and interest to and in Owned Company IP Rights (other than (i) Owned Company IP Rights exclusively licensed to the Company or one of its Subsidiaries, or co-owned rights each as identified in Section 3.12(c) of the Company Disclosure Schedule), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances and any rights, restrictions, or obligations arising under the Israeli Encouragement of Research, Development and Technological Innovation in the Industry Law, 5744 1984 (the “R&D Law”) or in connection with any Governmental Grant) and have the right to use all other material Company IP Rights in the conduct of the businesses of the Company and its Subsidiaries as currently conducted and, to the Knowledge of the Company, as currently proposed to be conducted. Without limiting the generality of the foregoing:

(i) All documents and instruments necessary to register or apply for or renew registration of Company Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.

(ii) Each Person who is or was an employee or contractor of the Company or any of its Subsidiaries and who is or was involved in the creation or development of any material Owned Company IP Rights has signed a valid, enforceable agreement containing a present assignment of such Intellectual Property to the Company or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of the Company and its Subsidiaries.

(iii) No current or former stockholder, officer, director, or employee of the Company or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Owned Company IP Rights. To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or such Subsidiary or (b) in breach of any Contract with any former employer or other Person concerning Owned Company IP Rights or confidentiality provisions protecting trade secrets and confidential information comprising Owned Company IP Rights.

(iv) No funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Owned Company IP Rights.

(v) The Company and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that the Company or such Subsidiary holds, or purports to hold, as confidential or a trade secret.

(vi) Neither the Company nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any material Owned Company IP Rights to any other Person.

(vii) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company IP Rights constitute all Intellectual Property necessary for the Company and its Subsidiaries to conduct its business as currently conducted and, to the Knowledge of the Company, as currently proposed to be conducted.

(f) The Company has delivered or made available to Chemomab, a complete and accurate copy of all material Company IP Rights Agreements. With respect to each of the Company IP Rights Agreements: (i) each such agreement is valid and binding on the Company or its Subsidiaries, as applicable, and in full force and effect, (ii) the Company has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived and (iii) neither the Company nor its Subsidiaries, and to the Knowledge of the Company, no other party to any such agreement, is in breach or default thereof in any material respect.

(g) The manufacture, marketing, license, sale, offering for sale, importation, use or intended use or other disposal of any product or technology as currently licensed or sold or under development by the Company or any of its Subsidiaries does not violate any license or agreement between the Company or its Subsidiaries and any third party, and, to the Knowledge of the Company, does not infringe or misappropriate or otherwise violate any Intellectual Property right of any other Person. To the Knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any Owned Company IP Rights or any license or agreement with the Company or its Subsidiaries relating to any Owned Company IP Rights.

(h) As of the date of this Agreement, the Company is not a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any Company IP Rights. Neither the Company nor any of its Subsidiaries has received any written notice asserting that any Company IP Rights or the proposed use, sale, offer for sale, license or disposition of products, methods, or processes claimed or covered thereunder conflicts with or infringes or misappropriates the rights of any other Person or that the Company or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person. The Company has not delivered any written notice, claim or threat alleging that any Person has infringed, misappropriated or otherwise violated any Company IP Rights. None of the Company IP Rights is subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Authority that limits the ability of the Company to exploit any Company IP Rights.

(i) Each item of Company Registered IP is and at all times has been filed and maintained in compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline except for such Company Registered IP that the Company elected, in its good faith business judgment, to abandon, cancel or allow to expire or lapse. To the Knowledge of the Company, all Company Registered IP that is issued or granted is valid and enforceable.

(j) Neither the Company nor any of its Subsidiaries is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Company IP Rights, result in breach of, default under or termination of such Contract with respect to any Company IP Rights, or impair the right of the Company or the Surviving Corporation and its Subsidiaries to use, sell or license or enforce any Company IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(k) The Company and its Subsidiaries have not incorporated, linked or otherwise used any software that is distributed under any “open source”, “copyleft” or similar license in a manner that would require the Company to disclose, distribute or otherwise make available the source code of any software included in the Owned Company IP Rights any products or services of the Company or its Subsidiaries or to license such source code at no charge or for the purpose of making derivative works.

(l) The computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communication lines and all other information technology equipment of the Company and its Subsidiaries (i) operate and perform in all material respects in accordance with their respective documentation and functional specifications and otherwise as required by the Company and, except as would not reasonably be expected to have a Company Material Adverse Effect, have not materially malfunctioned or failed during the past three (3) years, (ii) are adequate and sufficient for the operations of the Company and its Subsidiaries, and (iii) to the Knowledge of the Company, do not contain any viruses, worms, Trojan horses, ransomware, malware or other malicious code that would reasonably be expected to materially disrupt, damage or interfere with the operation of such systems.

(m) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company’s development and use of AI Tools is and has been in compliance with all applicable license terms, consents, agreements and Laws. The Company and its Subsidiaries have not included, and do not include, any Personal Information, trade secrets or other material confidential or proprietary information of the Company, except in such cases where such AI Tools do not use such information, prompts or inputs. The Company has not used any AI Tools to develop any Owned Company IP Rights in a manner that would have a Company Material Adverse Effect on the Company’s ownership or rights therein.

Section 3.13 Agreements, Contracts and Commitments.

(a) Section 3.13(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i) each Company Contract requiring payments by the Company after the date of this Agreement in excess of $250,000 pursuant to its express terms relating to the employment of, or the performance of services by, any Person, including any employee, consultant or independent contractor, or Entity providing consulting or independent contractor services, not terminable by the Company or its Subsidiaries on ninety (90) calendar days’ or less notice without liability, except to the extent general principles of wrongful termination Law may limit the Company’s, its Subsidiaries’ or such successor’s ability to terminate employees at will;

(ii) each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(iii) each Company Contract containing (A) any covenant limiting the freedom of the Company, its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person, or limiting the development, manufacture or distribution of the Company’s products or services (B) any most-favored pricing arrangement, (C) any exclusivity provision that binds the Company or (D) any non-solicitation provision that binds the Company;

(iv) each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $250,000 pursuant to its express terms and not cancelable without penalty;

(v) each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(vi) each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $250,000 or creating any material Encumbrances with respect to any assets of the Company or any of its Subsidiaries or any loans or debt obligations with officers or directors of the Company;

(vii) each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $250,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or (D) any Contract to license any Intellectual Property to or from any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company, in each case, except for Company Contracts entered into in the Ordinary Course of Business;

(viii) each Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions;

(ix) each Company Real Estate Lease;

(x) each Company Contract that is a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(xi) each Company Contract to which the Company is a party or by which any of its assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, the Company in excess of $250,000; or

(xii) any other Company Contract that is not terminable at will (with no penalty or payment) by the Company or its Subsidiaries, as applicable, and (A) which involves payment or receipt by the Company or its Subsidiaries after the date of this Agreement under any such agreement, contract or commitment of more than $250,000 in the aggregate, or obligations after the date of this Agreement in excess of $500,000 in the aggregate or (B) that is material to the business or operations of the Company and its Subsidiaries, taken as a whole.

(b) The Company has delivered or made available to Chemomab accurate and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. Neither the Company nor any of its Subsidiaries has, nor to the Company’s Knowledge, as of the date of this Agreement has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Company Material Adverse Effect. As to the Company and its Subsidiaries, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

Section 3.14 Compliance; Permits; Restrictions.

(a) The Company and each of its Subsidiaries are, and since January 1, 2023 have been, in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order, or other Legal Proceeding or action by any Governmental Authority is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. There is no agreement or Order binding upon the Company or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of material property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have a material adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) Except for matters regarding the U.S. Food and Drug Administration (or any successor agency thereto) (“FDA”), the Company and its Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of the Company and its Subsidiaries as currently conducted (the “Company Permits”). Section 3.14(b) of the Company Disclosure Schedule identifies each Company Permit. Each of the Company and its Subsidiaries is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened in writing, which seeks to revoke, substantially limit, suspend, or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Corporation or its Subsidiaries, as applicable, immediately after the Effective Time on terms substantially identical to those enjoyed by the Company and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

(c) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened with respect to an actual or alleged material violation by the Company or any of its Subsidiaries of the FDCA, the PHSA, the U.S. FDA regulations promulgated thereunder, the Controlled Substances Act or any other similar applicable Law promulgated by the FDA or other comparable Governmental Authority (including the Israeli Ministry of Health) responsible for regulation of the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of drug, biologic or medical device products (“Drug/Device Regulatory Agency”).

(d) The Company and each of its Subsidiaries holds all required Governmental Authorizations issuable by any Drug/Device Regulatory Agency necessary for the conduct of the business of the Company or such Subsidiary as currently conducted, and, as applicable, the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Company Product Candidates”) (collectively, the “Company Regulatory Permits”) and no such Company Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. The Company and each of its Subsidiaries have timely maintained and are in compliance in all material respects with the Company Regulatory Permits and have not, since January 1, 2023 received any written notice or other communication (in writing or otherwise) from any Drug/Device Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Company Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Regulatory Permit. The Company has made available to Chemomab all information requested by Chemomab in the Company’s or its Subsidiaries’ possession or control relating to the Company Product Candidates and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of the Company Product Candidates, including but not limited to complete copies of the following (to the extent there are any): (x) adverse event reports; pre-clinical, clinical and other study reports and material study data; inspection reports, notices of adverse findings, untitled letters, warning letters, filings and letters and other written correspondence to and from any Drug/Device Regulatory Agency; and meeting minutes with any Drug/Device Regulatory Agency and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority. All such information is accurate and complete in all material respects.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company or its Subsidiaries, or in which the Company or its Subsidiaries or their respective current products or product candidates, including the Company Product Candidates, have participated, were, if completed, conducted and wound down, and, if still pending, are being conducted in accordance with standard medical and scientific research procedures, in compliance with the applicable protocols, and in compliance with the applicable regulations of the Drug/Device Regulatory Agencies and other applicable Law, including 21 C.F.R. Parts 11, 50, 54, 56, 58, 312, 612 and 812, the applicable requirements of good laboratory practices and good clinical practices, including the applicable regulations that relate to the proper conduct of clinical studies and requirements relating to the protection of human subjects (including “Informed Consent” as such term or similar term is defined under applicable Law) and applicable Law governing the privacy of patient medical records and other personal information, data and biological specimens, and no such informed consent documents would prevent the transfer of such personal information, data and biological specimens to the Company. Neither the Company nor any of its Subsidiaries has received any written notices, correspondence, or other communications from any Drug/Device Regulatory Agency, Governmental Authority, institutional review board (“IRB”), ethics committee or safety monitoring committee requiring, or to the Knowledge of the Company threatening to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, or suspend any clinical studies conducted by or on behalf of, or sponsored by, the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries or their respective current products or product candidates, including the Company Product Candidates, are participating or have participated (collectively, the “Company Clinical Studies”). Further, no clinical investigator, researcher, or clinical staff participating in any Company Clinical Study has been disqualified from participating in studies involving the Company Product Candidates, and to the Knowledge of the Company, no such administrative action to disqualify such clinical investigators, researchers or clinical staff has been threatened or is pending.

(f) Neither the Company nor any of its Subsidiaries, and to the Knowledge of the Company, no contract manufacturer with respect to any Company Product Candidate, is the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or by any other Drug/Device Regulatory Agency under a comparable policy. Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any contract manufacturer with respect to any Company Product Candidate has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto or a comparable policy of any other Drug/Device Regulatory Agency. None of the Company, any of its Subsidiaries, or any contract manufacturer with respect to any Company Product Candidate, or any of their respective officers, directors, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion under (i) 21 U.S.C. § 335a or (ii) any similar applicable Law, or is or has ever been debarred or excluded. No material debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries, and to the Knowledge of the Company, any contract manufacturer with respect to any Company Product Candidate, or any of their respective officers, employees or agents.

(g) All manufacturing operations conducted by, or to the Knowledge of the Company, for the benefit of, the Company or its Subsidiaries in connection with any Company Product Candidate, since January 1, 2023 have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contained in 21 C.F.R. Parts 210, 211, 600-680, 820, and 1271, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h) No manufacturing site owned by the Company or its Subsidiaries, and to the Knowledge of the Company, no manufacturing site of a contract manufacturer, with respect to any Company Product Candidate, (i) is subject to a Drug/Device Regulatory Agency shutdown or import or export prohibition or (ii) has received any Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any applicable Law, in each case, that have not been complied with or closed to the satisfaction of the relevant Governmental Authority, and, to the Knowledge of the Company, neither the FDA nor any other Governmental Authority is considering such action.

(i) Since January 1, 2023, the Company or its Subsidiaries has operated in compliance with all Health Care Laws and has timely filed all material reports, applications, statements, documents, registrations, filings, corrections, updates, amendments, supplements, and submissions required to be filed by them under applicable Health Care Laws. Each such filing was true and correct in all material respects as of the date of submission, or was corrected in or supplemented by a subsequent filing, and any material and legally necessary or required updates, changes, corrections, amendments, supplements, or modifications to such filings have been submitted to the applicable governmental authorities.

(j) All payments have been made and there are no remaining payment obligations under any Contract with a third party relating to Company Clinical Studies, including any contract research organization or study site.

(k) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened with respect to claims arising from (i) any Company Clinical Studies; or (ii) actual or alleged breach by the Company or its Subsidiaries of any Contract with a third party relating to any Company Clinical Studies.

Section 3.15 Anti-Corruption.

(a) Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees, or, to the Knowledge of the Company, any of their respective Affiliates or other Person authorized to act on behalf of the Company or any of its Subsidiaries, has in the past five (5) years, directly or indirectly, taken any act that would cause the Company or any of its Subsidiaries to be in violation of Anti-Corruption Laws, including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant, or other thing of value, however characterized) to any Government Official or any Person to secure any improper advantage or to obtain or retain business.

(b) The Company and its Subsidiaries comply, and have at all times complied, with all Anti-Corruption Laws. Without limiting the generality of the foregoing, in the past five (5) years, (a) neither the Company nor any of its Subsidiaries has violated or is in violation in any material respect of the U.S. Anti-Kickback Statute (42 U.S.C. Section 1320a-7(b)), the Federal False Claims Act (31 U.S.C. Sections 3729, et seq.), or any related or similar Law, and (b) there has been no use or authorization of money or anything of value relating to any unlawful payment or secret or unrecorded fund or any false or fictitious entries made in the books and records of the Company or any of its Subsidiaries relating to the same.

(c) None of the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees, or, to the Knowledge of Company, any of their respective Affiliates or other Person authorized to act on behalf of the Company or any of its Subsidiaries have in the past five (5) years, been the subject of any action, proceeding, litigation, claim, or, to the Company’s Knowledge, investigation, or have received any notice or communication from any Governmental Authority, in each case, with regard to any actual, alleged, or suspected violation of applicable Anti-Corruption Laws.

(d) The Company maintains, and has maintained, policies, procedures, and internal controls designed to promote and ensure compliance with applicable Anti-Corruption Laws.

Section 3.16 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any of its Subsidiaries, any Company Associate or former employee, independent contractor, officer or director of the Company or any of its Subsidiaries (in his or her capacity as such) or any of the material assets owned or used by the Company or its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, is subject. To the Knowledge of the Company, no officer or other Key Employee of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries or to any material assets owned or used by the Company or any of its Subsidiaries.

Section 3.17 Tax Matters.

(a) The Company and each of its Subsidiaries have timely filed (taking into account any applicable extensions of the due date) all material Tax Returns that they are required to file under applicable Law. All such Tax Returns are true, correct and complete and accurate in all material respects and have been prepared in material compliance with all applicable Laws. Subject to exceptions as would not be material, no written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any such Subsidiary is subject to taxation by that jurisdiction (including by virtue of having a permanent establishment in that jurisdiction).

(b) All material Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid (whether or not shown on any Tax Return).

(c) The Company and each of its Subsidiaries have withheld or collected and timely paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party under any applicable Laws.

(d) There are no Encumbrances for material Taxes (other than Permitted Encumbrances) upon any of the assets of the Company or any of its Subsidiaries.

(e) No deficiencies for material Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending (or, based on written notice, threatened) material audits, assessments, disputes or other actions for or relating to any liability in respect of Taxes of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries (or any of their predecessors) has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency (other than any extension of time for the filing of any Tax Return obtained in the Ordinary Course of Business) and neither the Company nor any of its Subsidiaries has received any written request from a Governmental Authority to waive or extend any statute of limitations in respect of Taxes.

(f) Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary indemnification provisions in commercial contracts entered into in the Ordinary Course of Business with vendors, customers, lenders, or landlords and the principal subject of which is not related to Taxes.

(g) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (or any analogous combined, unitary or similar income tax group under state, local or non-U.S. Law) (other than, in each case, a group the common parent of which is the Company). Neither the Company nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than the Company and any of its Subsidiaries) under Treasury Regulations Section 1.1502-‑6 (or any similar provision of state, local, or non-U.S. law) or as a transferee or successor.

(h) In the last two years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(i) Neither the Company nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j) Section 3.17(j) of the Company Disclosure Schedule sets forth the entity classification of the Company and each of its Subsidiaries for U.S. federal income tax purposes.

(k) There is no outstanding power of attorney from the Company or any of its Subsidiaries authorizing anyone to act on behalf of the Company or any of its Subsidiaries in connection with any Tax, Tax Return or action relating to any Tax or Tax Return of the Company (other than power of attorney granted in the Ordinary Course of Business consistent with past practice to the Company’s accountants).

(l) Neither the Company nor any of its Subsidiaries will be required to include any item of income or exclude any item of deduction for any taxable period (or a portion thereof) ending after the Closing Date as a result of any of the following that occurred or existed on or prior to the Closing Date: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), (ii) an installment sale or open transaction, (iii) a prepaid amount, (iv) an intercompany item under Treasury Regulations Section 1.1502-13 or an excess loss account under Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or non-U.S. Law), or (v) a change in the accounting method of the Company or its subsidiaries pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) or the use of a method of accounting with respect to any transaction that occurred on or before the Closing Date.

(m) Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment (within the meaning of an applicable Tax treaty) or an office or fixed place of business in that country or otherwise.

(n) Neither the Company nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that could reasonably be expected to prevent or impede the Domestication Merger or the Merger from qualifying for the Intended Tax Treatment.

Section 3.18 Employee and Labor Matters; Benefit Plans.

(a) The employment of each of the Company’s and any of its Subsidiaries’ employees is terminable by the Company or the applicable Subsidiary at-will. The Company has made available to Chemomab accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Company Associates to the extent currently effective and material.

(b) Neither the Company nor any of its Subsidiaries is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company or its Subsidiaries.

(c) Section 3.18(c) of the Company Disclosure Schedule lists all material Company Employee Plans. of the Company Disclosure Schedule sets forth a true, correct and complete list of all change of control, transaction bonus, retention, severance, deferred compensation, acceleration, tax gross-up, tax make-whole or similar payments or benefits that are or may become payable, due, accelerated, vested, funded, increased or provided to any current or former employee, officer, director, consultant, independent contractor or other service provider of the Company or any of its Subsidiaries, whether alone or in combination with any other event, as a result of the execution and delivery of this Agreement, the approval of this Agreement by the Company’s stockholders or noteholders, or the consummation of the Merger or any of the other Contemplated Transactions, including the name of the recipient, the amount or value of the payment or benefit, the triggering event or events, the applicable agreement or plan, the timing of payment, and whether any such amount constitutes or may constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code.

(d) Each Company Employee Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter with respect to such qualified status from the IRS. To the Knowledge of the Company, no event or omission has occurred that would cause any Company Employee Plan to lose such qualification or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification.

(e) Except as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries, each Company Employee Plan has been established, operated and administered in compliance with its terms and all applicable Law, including without limitation, the Code, ERISA, and the Affordable Care Act. No Company Employee Plan is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan. All payments and contributions required to have been made with respect to all Company Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Company Employee Plan and applicable Law. The Company Employee Plans satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code.

(f) Neither the Company nor any of its ERISA Affiliates has within the last six (6) years maintained, contributed to, or been required to contribute to or had any liability or obligation (including on account of any ERISA Affiliate and whether contingent or otherwise) with respect to (i) any employee benefit plan that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any Multiple Employer Plan, or (iv) any Multiple Employer Welfare Arrangement. Neither the Company nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(g) No Company Employee Plan provides health care or any other non-pension benefits to any service provider beyond termination of service or retirement (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law). No Company Employee Plan provides major medical health or long-term disability benefits that are not fully insured through an insurance contract.

(h) No Company Employee Plan is subject to any Law of a foreign jurisdiction outside of the United States.

(i) Each Company Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) has been operated and maintained in all material respects in operational and documentary compliance with the requirements of Section 409A of the Code and the applicable guidance thereunder.

(j) Any transfer of property by the Company or any of its Subsidiaries which was subject to a substantial risk of forfeiture and which would otherwise have been subject to taxation under Section 83(a) of the Code is covered by a valid and timely filed election under Section 83(b) of the Code, and a copy of such election has been provided to the Company.

(k) The Company and each of its Subsidiaries is, and since January 1, 2023 have been, in material compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to the employees of the Company and its Subsidiaries: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company or any of its Subsidiaries relating to any employee, employment agreement or Company Employee Plan (other than routine claims for benefits). To the Knowledge of the Company, there are no pending or threatened or reasonably anticipated claims or actions against the Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any workers’ compensation policy or long-term disability policy. Neither the Company nor any Subsidiary thereof is a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

(l) Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification within the past three years of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. Neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended or any similar Law (the “WARN Act”) or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under the WARN Act or any similar state or local law that remains unsatisfied.

(m) There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting the Company or any of its Subsidiaries. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(n) Neither the Company nor any of its Subsidiaries is, nor has the Company or any of its Subsidiaries been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act or similar Law. There is no material Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, overtime and overtime payment, working during rest days, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, collective bargaining, civil rights, fringe benefits, employment practices, workers’ compensation and the collection, payment of withholding or social security taxes and any similar tax, safety, health or discrimination matter involving any Company Associate or former employee, independent contractor, officer or director of the Company or any of its Subsidiaries, including charges of unfair labor practices or discrimination complaints.

(o) No Company Employee Plan provides for any tax “gross-up” or similar “make-whole” payments.

(p) Except as set forth on Section 3.18(c)(ii) of the Company Disclosure Schedule, none of the execution and delivery of this Agreement, the stockholder or noteholder approval of this Agreement, or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or materially increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its Subsidiaries; (ii) further restrict any rights of the Company to amend or terminate any Company Employee Plan; (iii) result in the forgiveness of any indebtedness of any employee, officer, director or other service provider of the Company or any of its Subsidiaries to the Company or its Subsidiaries or (iv) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

Section 3.19 Environmental Matters. Since January 1, 2023, the Company and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received since January 1, 2023, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is not in compliance with any Environmental Law and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company: (i) no current or prior owner of any property leased or controlled by the Company or any of its Subsidiaries has received since January 1, 2023, any written notice or other communication relating to property owned or leased at any time by the Company or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (ii) neither the Company nor any of its Subsidiaries has any material liability under any Environmental Law.

Section 3.20 Insurance. The Company has delivered to Chemomab accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and each of its Subsidiaries. Each of such insurance policies is in full force and effect and enforceable in accordance with their terms and have not been subject to any lapse in coverage and the Company and each of its Subsidiaries are in compliance in all material respects with the terms thereof. Such insurance policies are of the type and in the amounts customarily carried by Entities conducting a business similar to Company and are sufficient for compliance with all applicable Laws and Contracts to which Company or any of its Subsidiaries is a party or by which it is bound. Other than customary end of policy notifications from insurance carriers, since January 1, 2023, neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against the Company or any of its Subsidiaries for which the Company or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company or any of its Subsidiaries of its intent to do so.

Section 3.21 No Financial Advisors. Except as set forth on Section 3.21 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.22 Transactions with Affiliates. Section 3.22 of the Company Disclosure Schedule describes any material transactions or relationships, since January 1, 2023, between, on one hand, the Company or any of its Subsidiaries and, on the other hand, any (a) executive officer or director of the Company or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding Company Capital Stock or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or its Subsidiaries) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.23 Privacy and Data Security. The Company has complied with all applicable Privacy Laws and the applicable terms of any Company Contracts relating to privacy, security, collection or use of Personal Information of any individuals (including clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with the Company in connection with the operation of the Company’s business, except for such non-compliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has implemented and maintains reasonable written policies and procedures, satisfying the requirements of applicable Privacy Laws, concerning the privacy, security, collection and use of Personal Information, including without limitation HIPAA notices of privacy practices (the “Privacy Policies”) and has complied with the same, except for such non-compliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has obtained and maintained at all times all rights, consents, licenses, and permits necessary with respect to all Personal Information (as well as any clinical trial data and aggregate or anonymous information collected, accessed, used, processed, or received from any individuals) as currently used (including, without limitation, any uses related to the provision of treatments, as well as for research and development). The Company has implemented commercially reasonable administrative, technical and physical safeguards to (i) identify and address risks to the Company IT Systems and to Personal Information in the Company’s custody or control and (ii) prevent Company Security Incidents. As of the date hereof, no claims have been asserted or threatened against the Company by any Person alleging a violation of Privacy Laws, Privacy Policies and/or the applicable terms of any Company Contracts relating to privacy, security, collection or use of Personal Information of any individuals. The Company has not received any communications from data subjects, government authorities, or any other individual regarding the Company’s access or processing of Personal Information. There have been no material Company Security Incidents.

Section 3.24 Commitment Letter. The Commitment Letter has not been amended or modified in any manner prior to the date of this Agreement. Neither the Company nor, to the Knowledge of the Company, any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Company Pre-Closing Financing other than as set forth in the Commitment Letter. The respective obligations and agreements contained in the Commitment Letter have not been withdrawn or rescinded in any respect. The Commitment Letter is in full force and effect and represents a valid, binding and enforceable obligation of the Company and, to the Knowledge of the Company, of each party thereto, subject to the Enforceability Exceptions. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of the Company or, to the Knowledge of the Company, any other party thereto, under the Commitment Letter. To the Knowledge of the Company, no party thereto will be unable to satisfy on a timely basis any term of the Commitment Letter. There are no conditions precedent related to the consummation of the Company Pre-Closing Financing contemplated by the Commitment Letter, other than as set forth in the Commitment Letter. The proceeds of the Company Pre-Closing Financing have been, or will be, made available to the Company prior to the consummation of the Merger.

Section 3.25 Grant and Subsidies. Section 3.25 of the Company Disclosure Schedule sets forth a complete and correct list of all pending and outstanding grants from any Governmental Authority to the Company. No prior approval of any Governmental Authority is required in order to consummate the transactions contemplated under this Agreement or to preserve entitlement of the Company to any such incentive, subsidy, or benefit. Section 3.25 of the Company Disclosure Schedule includes the aggregate amounts of each grant, the aggregate outstanding obligations of the Company thereunder, including royalty payments, and a description setting out the product, technology or know-how developed with each grant. The Company is in compliance with all terms, conditions and requirements of its grants and has duly fulfilled in all respects all the undertakings relating thereto.

Section 3.26 Data Security Program. The Company is not a “covered person” as defined in Executive Order 14117 and rules and regulations issued thereunder, including 28 C.F.R. Part 202, as implemented or amended from time to time (the “Data Security Program”). Since April 8, 2025, the Company has not knowingly engaged in or directed any “covered data transaction” as that term is defined in the Data Security Program, except in compliance with the Data Security Program. The Company maintains policies and procedures reasonably designed to promote compliance with the Data Security Program.

Section 3.27 No Other Representations or Warranties. The Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Chemomab nor any other person on behalf of Chemomab makes any express or implied representation or warranty with respect to Chemomab or with respect to any other information provided to the Company, any of its Subsidiaries or stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of Chemomab set forth in Article IV (in each case as qualified and limited by the Chemomab Disclosure Schedule)) none of the Company, its Subsidiaries or any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

Article IV. Representations and Warranties of the Chemomab Entities.

Subject to Section 10.1(g), except (i) as set forth in the written disclosure schedule delivered by Chemomab to the Company (the “Chemomab Disclosure Schedule”) or (ii) other than with respect to any matters required to be disclosed for purposes of Sections 4.1 through 4.6 (which matters shall be specifically disclosed in Sections 4.1 through 4.6 of the Chemomab Disclosure Schedule), as disclosed in the Chemomab SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), the Chemomab Entities represent and warrant to the Company as follows:

Section 4.1 Due Organization; Subsidiaries.

(a) Each of Chemomab, Chemomab Parent, Merger Sub, Domestication Merger Sub, and each of their respective Subsidiaries (individually and/or collectively, as the context may require, the “Chemomab Entities”), is a corporation duly incorporated, validly existing and, to the extent such concept is recognized in such jurisdiction, in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, and (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used. Chemomab is not a “breaching company” (within the meaning of Section 362.A of the ICL). Since the date of its incorporation, neither Chemomab Parent, Merger Sub nor Domestication Merger Sub has engaged in any activities other than in connection with or as contemplated by this Agreement and, except for obligations and liabilities incurred in connection with their respective incorporations, the Domestication and this Agreement, none of them has, and will not have, incurred, directly or indirectly, any obligations or liabilities of any kind whatsoever or entered into any agreements or arrangements with any Person. Each of Chemomab’s Subsidiaries is wholly owned by Chemomab and Merger Sub is wholly owned by Chemomab Parent.

(b) Each of Chemomab, Chemomab Parent, and their Subsidiaries is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Chemomab Material Adverse Effect.

(c) Except as set forth on Section 4.1(c) of the Chemomab Disclosure Schedule, Chemomab has no Subsidiaries other than Chemomab Parent and Domestication Merger Sub, Chemomab Parent has no Subsidiaries other than Merger Sub, Chemomab does not own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity other than Domestication Merger Sub, and Chemomab Parent does not own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity other than Merger Sub. No Chemomab Entity is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. No Chemomab Entity has agreed or is obligated to make, nor is any Chemomab Entity bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. No Chemomab Entity has, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

Section 4.2 Organizational Documents. Chemomab has delivered to the Company accurate and complete copies of the Organizational Documents of each of the Chemomab Entities. None of the Chemomab Entities are in breach or violation of their Organizational Documents in any material respect.

Section 4.3 Authority; Binding Nature of Agreement. Each Chemomab Entity has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Chemomab Board (at meetings duly called and held) has unanimously: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Chemomab and its shareholders, (b) approved and declared advisable this Agreement and the Contemplated Transactions, (c) determined that considering the financial position of Chemomab and Domestication Merger Sub, no reasonable concern exists that Chemomab (as the surviving company of the Domestication Merger) will be unable to fulfill Chemomab obligations to its creditors as a result of the Domestication Merger and (d) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of Chemomab vote to approve this Agreement and the Contemplated Transactions. The Merger Sub Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (y) deemed advisable and approved this Agreement and the Contemplated Transactions and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. The Chemomab Parent Board (by unanimous written consent) has: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Chemomab Parent and its sole stockholder, (b) approved and declared advisable this Agreement and the Contemplated Transactions and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole stockholder of Chemomab Parent approve this Agreement and the Contemplated Transactions. The Domestication Merger Sub Board (by unanimous written consent) has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Domestication Merger Sub and its sole shareholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, (iii) determined that considering the financial position of Chemomab and Domestication Merger Sub, no reasonable concern exists that Chemomab (as the surviving company of the Domestication Merger) will be unable to fulfill the obligations of the Domestication Merger Sub to its creditors as a result of the Domestication Merger and (iv) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole shareholder of Domestication Merger Sub vote to adopt this Agreement and the other Contemplated Transactions. This Agreement has been duly executed and delivered by each Chemomab Entity and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each Chemomab Entity, enforceable against each Chemomab Entity in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.4 Vote Required. The affirmative vote of (a) a majority of the votes cast at the Chemomab Shareholder Meeting is the only vote of the holders of any class or series of Chemomab’s capital shares necessary to approve this Agreement and the applicable Contemplated Transactions, including the Domestication Merger (the “Required Chemomab Shareholder Vote”), (b) Chemomab Parent, being the sole stockholder of Merger Sub, is the only vote of the holders of any class or series of Merger Sub Capital Stock necessary to adopt this Agreement and approve the Merger and the applicable Contemplated Transactions (the “Required Merger Sub Stockholder Vote”), and (c) Chemomab, being the sole stockholder of Chemomab Parent, is the only vote of the holders of any class or series of Chemomab Parent Common Stock necessary to adopt this Agreement and approve the Merger and the applicable Contemplated Transactions, including the Domestication Merger (collectively with the Required Chemomab Shareholder Vote and the Required Merger Sub Stockholder Vote, the “Required Chemomab Entity Shareholder Votes”). On or prior to the date of this Agreement, Chemomab has delivered, or has caused to be delivered, Chemomab Shareholder Support Agreements duly executed by the officers, directors and certain shareholders listed on Section A of the Chemomab Disclosure Schedule (solely in their capacity as shareholders of Chemomab) representing, in the aggregate, not less than twenty (20%) of the voting power of the outstanding share capital of Chemomab as of the record date of the Chemomab Shareholder Meeting.

Section 4.5 Non-Contravention; Consents.

(a) Subject to compliance with any Israeli and foreign antitrust Law, including the Israeli Economic Competition Law 1988 (the “Israel Competition Law”), obtaining the Required Chemomab Entity Shareholder Votes and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by the Chemomab Entities, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of the Chemomab Entities and their Subsidiaries;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which the Chemomab Entities or their Subsidiaries or any of the assets owned or used by the Chemomab Entities or their Subsidiaries, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Chemomab Entities or their Subsidiaries;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Chemomab Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Chemomab Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Chemomab Material Contract, (C) accelerate the maturity or performance of any Chemomab Material Contract or (D) cancel, terminate or modify any term of any Chemomab Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Chemomab Entities or their Subsidiaries (except for Permitted Encumbrances).

(b) Except for (i) any Consent set forth on Section 4.5 of the Chemomab Disclosure Schedule under any Chemomab Contract, (ii) the Required Chemomab Entity Shareholder Votes, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) notice to the IIA contemplated hereunder, (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable U.S. federal and state securities laws, and (vi) notices or filings required under the ICL with respect to the Domestication Merger, neither any of the Chemomab Entities nor any of their Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c) The Chemomab Board, the Merger Sub Board, the Domestication Merger Sub Board and the Chemomab Parent Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

Section 4.6 Capitalization(a) .

(a) The authorized capital shares of Chemomab consists of 8,000,000,000 Chemomab Ordinary Shares of which 586,212,800 shares have been issued and are outstanding as of July 2, 2026, which were represented by 7,327,660 outstanding ADSs as of such date (the “Capitalization Date”). Chemomab does not hold any of its capital shares in its treasury.

(b) The authorized capital stock of Chemomab Parent consists of 100,000 shares of common stock, par value US$1,00 each (“Chemomab Parent Common Stock”), of which 100 are shares are issued and outstanding as of the date of this Agreement and held of record by Chemomab. The issued and outstanding shares of Chemomab Parent Common Stock as of the date hereof are duly authorized, validly issued, fully paid and nonassessable. Chemomab Parent has not at any time granted any stock options, restricted stock, phantom stock, profit participation, restricted stock units, equity-based awards or other similar rights.

(c) The authorized capital of Merger Sub consists of 10,000 shares of common stock, par value $0.01 per share (“Merger Sub Capital Stock”), of which 100 are, and at the Effective Time will be, issued and outstanding and held of record by Chemomab Parent. The issued and outstanding shares of Merger Sub Capital Stock are duly authorized, validly issued, fully paid and nonassessable. Merger Sub has not at any time granted any stock options, restricted stock, phantom stock, profit participation, restricted stock units, equity-based awards or other similar rights. The authorized capital of Domestication Merger Sub consists of 100,000,000 ordinary shares, no par value (“Domestication Merger Sub Capital Stock”), of which 1,000,000 are, and at the Effective Time will be, issued and outstanding and held of record by Chemomab Parent. The issued and outstanding shares of Domestication Merger Sub’s capital stock are duly authorized, validly issued, fully paid and nonassessable. Domestication Merger Sub has not at any time granted any stock options, restricted stock, phantom stock, profit participation, restricted stock units, equity-based awards or other similar rights.

(d) All of the outstanding Chemomab Ordinary Shares have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances. None of the outstanding Chemomab Ordinary Shares is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding Chemomab Ordinary Shares is subject to any right of first refusal in favor of Chemomab. Except as contemplated herein, there is no Chemomab Contract relating to the voting or registration. Chemomab is not under any obligation, nor is Chemomab bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Chemomab Ordinary Shares or other securities. Section 4.6(d) of the Chemomab Disclosure Schedule accurately and completely describes all repurchase rights held by Chemomab with respect to Chemomab Ordinary Shares (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(e) Except for the Chemomab Stock Plans or as set forth on Section 4.6(e) of the Chemomab Disclosure Schedule, Chemomab does not have any stock option plan or any other Employee Plan providing for any equity-based compensation for any Person. As of the Capitalization Date, Chemomab has reserved 79,087,126 Chemomab Ordinary Shares for issuance under the Chemomab Stock Plans, of which 6,440,000 shares have been issued and are currently outstanding, 41,653,040 shares have been reserved for issuance upon exercise of Chemomab Options granted under the Chemomab Stock Plans, and 30,994,086 shares remain available for future issuance pursuant to the Chemomab Stock Plans. Section 4.6(e) of the Chemomab Disclosure Schedule sets forth the following information with respect to each Chemomab Option outstanding as of the date of this Agreement, as applicable: (i) the name of the holder, (ii) the number of Chemomab Ordinary Shares subject to such Chemomab Option at the time of grant, (iii) the number of Chemomab Ordinary Shares subject to such Chemomab Option and as of the date of this Agreement, (iv) the exercise price of any Chemomab Option, (v) the date on which such Chemomab Option was granted, (vi) the applicable vesting schedule, including any acceleration provisions, and the number of vested and unvested shares as of the date of this Agreement, (vii) the expiration date of such Chemomab Option, and (viii) whether such Chemomab Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option or whether such Chemomab Option was granted under Section 3(i) or Section 102 of the Israeli Tax Ordinance (and under which subsection thereof). Chemomab has made available to the Company accurate and complete copies of the Chemomab Stock Plans, the forms of all award agreements evidencing outstanding equity awards thereunder, any equity award agreements that differ in any material respect from the forms of award agreements and evidence of board and stockholder approval of the Chemomab Stock Plans and any amendments thereto. No vesting of Chemomab Options will accelerate in connection with the closing of the Contemplated Transactions.

(f) Except for the outstanding Chemomab Options or as set forth on Section 4.6(f) of the Chemomab Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Chemomab, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Chemomab, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Chemomab is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Chemomab. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Chemomab.

(g) All outstanding Chemomab Ordinary Shares, ADSs, Chemomab Options and other securities of Chemomab have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(h) With respect to Chemomab Options, (i) each grant was duly authorized no later than the date on which the grant of such Chemomab Option was by its terms to be effective (the “Chemomab Grant Date”) by all necessary corporate action, (ii) each grant was made in all material respects in accordance with the terms of the Chemomab Stock Plan pursuant to which it was granted, and (iii) the per share exercise price of each Chemomab Option granted to an individual who is subject to U.S. income tax was not less than the fair market value of Chemomab Ordinary Shares on the applicable Chemomab Grant Date determined in a manner consistent with Section 409A of the Code.

(i) Neither Chemomab nor to the Knowledge of Chemomab, any of its officers, directors or affiliates has taken or will take, directly or indirectly, any action designed or intended to stabilize or manipulate the price of any security of Chemomab, or which caused or resulted in, or which might in the future reasonably be expected to cause or result in, stabilization or manipulation of the price of any security of Chemomab. In addition, Chemomab has not engaged in any form of solicitation, advertising or other action constituting an offer or a sale under the Israeli Securities Law in connection with the transactions contemplated hereby which would require Chemomab to publish a prospectus in the State of Israel under the laws of the State of Israel. All grants and issuances of Chemomab securities were made in compliance with the Israeli Securities Law and the ICL.

Section 4.7 SEC Filings; Financial Statements.

(a) Chemomab has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2023 (the “Chemomab SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Chemomab SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, to the Knowledge of Chemomab, as of the time they were filed, none of the Chemomab SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Chemomab SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws and no current or former principal executive officer or principal financial officer of Chemomab has failed to make the Certifications required of him or her. As used in this Section 4.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is provided, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Chemomab SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 20-F of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of Chemomab as of the respective dates thereof and the results of operations and cash flows of Chemomab for the periods covered thereby. Other than as expressly disclosed in the Chemomab SEC Documents filed prior to the date hereof, there has been no material change in Chemomab’s accounting methods or principles that would be required to be disclosed in Chemomab’s financial statements in accordance with GAAP. The books of account and other financial records of Chemomab and each of its Subsidiaries are accurate and complete in all material respects.

(c) Chemomab’s auditor has at all times since January 1, 2023 been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the Knowledge of Chemomab, “independent” with respect to Chemomab within the meaning of Regulation S-X under the Exchange Act and (iii) to the Knowledge of Chemomab, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) Except as set forth on Section 4.7(d) of the Chemomab Disclosure Schedule or as otherwise set forth in Chemomab SEC Documents, Chemomab has not received (i) any comment letter from the SEC or the staff thereof or (ii) any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Chemomab Ordinary Shares on Nasdaq. Chemomab has not disclosed any unresolved comments in the Chemomab SEC Documents.

(e) Since January 1, 2023, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of Chemomab, the Chemomab Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f) Except as set forth on Section 4.7(f) of the Chemomab Disclosure Schedule, Chemomab is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of Nasdaq.

(g) Chemomab maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Chemomab maintains records that in reasonable detail accurately and fairly reflect Chemomab’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Chemomab Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Chemomab’s assets that could have a material effect on Chemomab’s financial statements. Chemomab has evaluated the effectiveness of Chemomab’s internal control over financial reporting and, to the extent required by applicable Law, presented in any Form 20-F of the SEC filed by Chemomab (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Chemomab has disclosed to Chemomab’s auditors and the Audit Committee of the Chemomab Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Chemomab’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Chemomab’s or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the Chemomab SEC Documents filed prior to the date hereof, Chemomab has not identified any material weaknesses in the design or operation of Chemomab’s internal control over financial reporting.

(h) Chemomab’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Chemomab in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Chemomab’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

(i) To the Knowledge of Chemomab, Chemomab has implemented policies and procedures reasonably designed to ensure compliance by its directors and officers with the reporting requirements of Section 16(a) of the Exchange Act, including the identification of persons subject to such reporting requirements and the timely filing of applicable Forms 3, 4 and 5.

Section 4.8 Absence of Changes. Except as set forth on Section 4.8 of the Chemomab Disclosure Schedule, between December 31, 2025 and the date of this Agreement, Chemomab has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Chemomab Material Adverse Effect or (b) action, event or occurrence that would have required consent of the Company pursuant to Section 5.1(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

Section 4.9 Absence of Undisclosed Liabilities. Neither Chemomab nor any of its Subsidiaries has any Liability of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Chemomab Unaudited Interim Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by Chemomab or its Subsidiaries since the date of the Chemomab Unaudited Interim Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of Chemomab or any of its Subsidiaries under Chemomab Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions and (e) Liabilities described in Section 4.9 of the Chemomab Disclosure Schedule.

Section 4.10 Title to Assets. Each of Chemomab and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the Chemomab Unaudited Interim Balance Sheet and (b) all other assets reflected in the books and records of Chemomab as being owned by Chemomab. All of such assets are owned or, in the case of leased assets, leased by Chemomab or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

Section 4.11 Real Property; Leasehold. Neither Chemomab nor any of its Subsidiaries owns or has ever owned any real property. Chemomab has made available to the Company (a) an accurate and complete list of all real properties with respect to which Chemomab directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Chemomab or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Chemomab Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

Section 4.12 Intellectual Property.

(a) Section 4.12(a) of the Chemomab Disclosure Schedule is an accurate and complete listing of all Chemomab Registered IP.

(b) Section 4.12(b) of the Chemomab Disclosure Schedule accurately identifies all material Chemomab Contracts pursuant to which Chemomab IP Rights are licensed to Chemomab (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Chemomab products or services, (B) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Chemomab and its employees and independent contractors in Chemomab’s standard form thereof).

(c) Section 4.12(c) of the Chemomab Disclosure Schedule accurately identifies each Chemomab Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Chemomab IP Rights owned or purported to be owned or exclusively licensed to Chemomab or any of its Subsidiaries (“Owned Chemomab IP Rights”) (other than (i) any confidential information provided under confidentiality agreements and (ii) any Owned Chemomab IP Rights non-exclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Chemomab’s benefit).

(d) Neither Chemomab nor any of its Subsidiaries is bound by, and no Owned Chemomab IP Rights are subject to, any Contract containing any covenant or other provision that in any material respect limits or restricts the ability of Chemomab or any of its Subsidiaries to use, exploit, assert or enforce any Owned Chemomab IP Rights anywhere in the world.

(e) Chemomab or one of its Subsidiaries exclusively owns all right, title, and interest to and in Owned Chemomab IP Rights (other than (i) Owned Chemomab IP Rights exclusively licensed to Chemomab or one of its Subsidiaries, or co-owned rights each as identified in Section 4.12(c) of the Chemomab Disclosure Schedule), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances and any rights, restrictions, or obligations arising under the R&D Law or any Governmental Grant) and have the right to use all other material Chemomab IP Rights in the conduct of the business of Chemomab and its Subsidiaries as currently conducted and, to the Knowledge of Chemomab, as currently proposed to be conducted. Without limiting the generality of the foregoing:

(i) All documents and instruments necessary to register or apply for or renew registration of Chemomab Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.

(ii) Each Person who is or was an employee or contractor of Chemomab or any of its Subsidiaries and who is or was involved in the creation or development of any material Owned Chemomab IP Rights has signed a valid, enforceable agreement containing a present assignment of such Intellectual Property to Chemomab or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of Chemomab and its Subsidiaries.

(iii) No current or former stockholder, officer, director, or employee of Chemomab or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Owned Chemomab IP Rights. To the Knowledge of Chemomab, no employee of Chemomab or any of its Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Chemomab or such Subsidiary or (b) in breach of any Contract with any former employer or other Person concerning Owned Chemomab IP Rights or confidentiality provisions protecting trade secrets and confidential information comprising Owned Chemomab IP Rights.

(iv) No funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Owned Chemomab IP Rights.

(v) Chemomab and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Chemomab or such Subsidiary holds, or purports to hold, as confidential or a trade secret.

(vi) Neither Chemomab nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any material Owned Chemomab IP Rights to any other Person.

(vii) Except as would not reasonably be expected to have a Chemomab Material Adverse Effect, the Chemomab IP Rights constitute all Intellectual Property necessary for Chemomab and its Subsidiaries to conduct its business as currently conducted and, to the Knowledge of Chemomab, as currently proposed to be conducted.

(f) Chemomab has delivered, or made available to the Company, a complete and accurate copy of all material Chemomab IP Rights Agreements. With respect to each of the Chemomab IP Rights Agreements: (i) each such agreement is valid and binding on Chemomab or its Subsidiaries, as applicable, and in full force and effect, (ii) Chemomab has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived and (iii) neither Chemomab nor its Subsidiaries, and to the Knowledge of Chemomab, no other party to any such agreement, is in breach or default thereof in any material respect.

(g) The manufacture, marketing, license, offering for sale, sale, importation, use or intended use or other disposal of any product or technology as currently licensed or sold or under development by Chemomab or any of its Subsidiaries does not violate any license or agreement between Chemomab or its Subsidiaries and any third party, and, to the Knowledge of Chemomab, does not infringe or misappropriate any Intellectual Property right of any other Person. To the Knowledge of Chemomab, no third party is infringing upon, misappropriating or otherwise violating any Owned Chemomab IP Rights or any license or agreement with Chemomab or its Subsidiaries relating to any Owned Chemomab IP Rights.

(h) As of the date of this Agreement, Chemomab is not a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, offer for sale, license or dispose of any Chemomab Registered IP. Chemomab has not received any written notice asserting that any Chemomab Registered IP or the proposed use, sale, offer for sale, license or disposition of any products, methods, or processes claimed or covered thereunder conflicts with or infringes or misappropriates the rights of any other Person or that Chemomab or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person. Chemomab has not delivered any written notice, claim or threat alleging that any Person has infringed, misappropriated or otherwise violated any Chemomab IP Rights. None of the Chemomab IP Rights is subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Authority that limits the ability of Chemomab to exploit any Chemomab IP Rights.

(i) Each item of Chemomab Registered IP is and at all times has been filed and maintained in compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Chemomab Registered IP in full force and effect have been made by the applicable deadline except for such Chemomab Registered IP that Chemomab elected, in its good faith business judgment, to abandon, cancel or allow to expire or lapse. To the Knowledge of Chemomab, all Chemomab Registered IP that is issued or granted is valid and enforceable.

(j) Neither Chemomab nor any of its Subsidiaries is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Chemomab IP Rights, result in breach of, default under or termination of such Contract with respect to any Chemomab IP Rights, or impair the right of Chemomab or the Surviving Corporation and its Subsidiaries to use, sell or license or enforce any Chemomab IP Rights or portion thereof, or require any consent, notice, or approval from any Governmental Authority (including the IIA), except (i) as disclosed in Section 4.25 of the Chemomab Disclosure Schedule with respect to IIA obligations and (ii) for the occurrence of any such grant, impairment or requirement that would not individually or in the aggregate, reasonably be expected to result in a Chemomab Material Adverse Effect.

(k) Chemomab and its Subsidiaries have not incorporated, linked or otherwise used any software that is distributed under any “open source”, “copyleft” or similar license in a manner that would require Chemomab to disclose, distribute or otherwise make available the source code of any software included in the Owned Chemomab IP Rights any products or services of Chemomab or its Subsidiaries or to license such source code at no charge or for the purpose of making derivative works.

(l) The computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communication lines and all other information technology equipment of Chemomab and its Subsidiaries (i) operate and perform in all material respects in accordance with their respective documentation and functional specifications and otherwise as required by Chemomab and, except as would not reasonably be expected to have a Chemomab Material Adverse Effect, have not materially malfunctioned or failed during the past three (3) years, (ii) are adequate and sufficient for the operations of Chemomab and its Subsidiaries, and (iii) to the Knowledge of Chemomab, do not contain any viruses, worms, Trojan horses, ransomware, malware or other malicious code that would reasonably be expected to materially disrupt, damage or interfere with the operation of such systems.

(m) Except as would not reasonably be expected to have a Chemomab Material Adverse Effect, Chemomab’s development and use of AI Tools is and has been in compliance with all applicable license terms, consents, agreements and Laws. Chemomab and its Subsidiaries have not included, and do not include, any Personal Information, trade secrets or other material confidential or proprietary information of Chemomab, except in such cases where such AI Tools do not use such information, prompts or inputs. Chemomab has not used any AI Tools to develop any Owned Chemomab IP Rights in a manner that would have a Chemomab Material Adverse Effect on Chemomab’s ownership or rights therein.

Section 4.13 Agreements, Contracts and Commitments. Section 4.13 of the Chemomab Disclosure Schedule identifies each Chemomab Contract that is in effect as of the date of this Agreement and is (a) a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act, (b) a Contract to which Chemomab is a party or by which any of its assets and properties is currently bound, which, pursuant to the express terms thereof, require annual obligations of payment by, or annual payments to, Chemomab in excess of $250,000, (c) a Contract disclosed in or required to be disclosed in Section 4.12(b) or Section 4.12(c) of the Chemomab Disclosure Schedule, or (d) the Change of Scope agreement between Patheon UK and Chemomab Ltd., entered into prior to the date of this Agreement. Chemomab has delivered or made available to the Company accurate and complete copies of all Contracts to which Chemomab or any of its Subsidiaries is a party or by which it is bound of the type described in clauses (a)-(c) of the immediately preceding sentence (any such Contract, a “Chemomab Material Contract”), including all amendments thereto. Chemomab has not nor, to the Knowledge of Chemomab as of the date of this Agreement, has any other party to a Chemomab Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Chemomab Material Contract in such manner as would permit any other party to cancel or terminate any such Chemomab Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Chemomab Material Adverse Effect. As to Chemomab, as of the date of this Agreement, each Chemomab Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Chemomab Material Contract to change, any material amount paid or payable to Chemomab under any Chemomab Material Contract or any other material term or provision of any Chemomab Material Contract.

Section 4.14 Compliance; Permits; Restrictions.

(a) Chemomab and each of its Subsidiaries are, and since January 1, 2023, have been in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order, or other Legal Proceeding or action by any Governmental Authority is pending or, to the Knowledge of Chemomab, threatened against Chemomab or any of its Subsidiaries. There is no agreement or Order binding upon Chemomab or any of its Subsidiaries which (i) has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Chemomab, any acquisition of material property by Chemomab or any of its Subsidiaries or the conduct of business by Chemomab or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have a material adverse effect on Chemomab’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) Except for matters regarding the FDA, each of Chemomab and its Subsidiaries holds all required Governmental Authorizations which are material to the operation of the business of Chemomab and Merger Sub as currently conducted (collectively, the “Chemomab Permits”). Section 4.14(b) of the Chemomab Disclosure Schedule identifies each Chemomab Permit. Each of Chemomab and its Subsidiaries is in material compliance with the terms of the Chemomab Permits. No Legal Proceeding is pending or, to the Knowledge of Chemomab, threatened in writing, which seeks to revoke, substantially limit, suspend, or materially modify any Chemomab Permit. The rights and benefits of each Chemomab Permit will be available to Chemomab and Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Chemomab and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

(c) There are no Legal Proceedings pending or, to the Knowledge of Chemomab, threatened with respect to an actual or alleged material violation by Chemomab or any of its Subsidiaries of the FDCA, PHSA, FDA regulations promulgated thereunder, the Controlled Substances Act or any other similar applicable Law promulgated by a Drug/Device Regulatory Agency.

(d) Each of Chemomab and its Subsidiaries holds all required Governmental Authorizations issuable by any Drug/Device Regulatory Agency necessary for the conduct of the business of Chemomab and Merger Sub as currently conducted, and, as applicable, the development, testing, manufacturing, processing, storage, labeling, distribution and importation or exportation, as currently conducted, of any of its product candidates (the “Chemomab Product Candidates”) (the “Chemomab Regulatory Permits”) and no such Chemomab Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner other than immaterial adverse modifications. Chemomab has timely maintained and is in compliance in all material respects with the Chemomab Regulatory Permits and neither Chemomab nor any of its Subsidiaries has, since January 1, 2023, received any written notice or other communication (in writing or otherwise) from any Drug/Device Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Chemomab Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Chemomab Regulatory Permit. Except for the information and files identified in Section 4.14(d) of the Chemomab Disclosure Schedule, Chemomab has made available to the Company all information requested by the Company in Chemomab’s or its Subsidiaries’ possession or control relating to the Chemomab Product Candidates and the development, testing, manufacturing, processing, storage, labeling, distribution and importation or exportation of the Chemomab Product Candidates, including, but not limited to, complete copies of the following (to the extent there are any): (x) adverse event reports; pre-clinical, clinical and other study reports and material study data; inspection reports, notices of adverse findings, untitled letters, warning letters, filings and letters and other written correspondence to and from any Drug/Device Regulatory Agency; and meeting minutes with any Drug/Device Regulatory Agency and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority, including the Israeli Ministry of Health (to the extent applicable). All such information is accurate and complete in all material respects.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Chemomab or its Subsidiaries, in which Chemomab or its Subsidiaries or their respective product candidates, including the Chemomab Product Candidates, have participated were, if completed, conducted and wound down, and, if still pending, are being conducted in accordance with standard medical and scientific research procedures, in compliance with the applicable protocols, and in compliance with the applicable regulations of the Drug/Device Regulatory Agencies and other applicable Law, including, without limitation, 21 C.F.R. Parts 11, 50, 54, 56, 58 and 312, the Israeli Public Health Ordinance (Medical Experiments in Humans) (to the extent applicable), 1980, the applicable requirements of good laboratory practices and good clinical practices, including the applicable regulations that relate to the proper conduct of clinical studies and requirements relating to the protection of human subjects (including “Informed Consent” as such term or similar term is defined under applicable Law) and applicable Law governing the privacy of patient medical records and other personal information, data and biological specimens, and no such informed consent documents would prevent the transfer of such personal information, data and biological specimens to the Company. All Chemomab Clinical Studies conducted in Israel have received all required approvals from the applicable Helsinki Committee(s) and the Israeli Ministry of Health, and all such approvals remain in full force and effect. Other than as set forth on Section 4.14(e) of the Chemomab Disclosure Schedule, neither Chemomab nor any of its Subsidiaries has received any written notices, correspondence, or other communications from any Drug/Device Regulatory Agency, Governmental Authority, IRB, ethics committee (including any Helsinki Committee) or safety monitoring committee requiring or, to the Knowledge of Chemomab, threatening any action to place a clinical hold order on, or otherwise terminate, delay, or suspend any clinical studies conducted by or on behalf of, or sponsored by, Chemomab or any of its Subsidiaries or in which Chemomab or any of its Subsidiaries or its current product candidates, including the Chemomab Product Candidates, are participating or have participated (collectively, the “Chemomab Clinical Studies”). For all completed Chemomab Clinical Studies, no study subjects remain on any study drug comprising any product candidates of Chemomab or its Subsidiaries, including the Chemomab Product Candidates, and no study subjects have requested ongoing administration of any such study drug. Further, no clinical investigator, researcher, or clinical staff participating in any Chemomab Clinical Study has been disqualified from participating in studies involving the Chemomab Product Candidates, and to the Knowledge of Chemomab, no such administrative action to disqualify such clinical investigators, researchers or clinical staff has been threatened or is pending.

(f) Neither Chemomab nor any of its Subsidiaries, nor, to the Knowledge of Chemomab, any contract manufacturer with respect to any Chemomab Product Candidate is the subject of any pending or, to the Knowledge of Chemomab, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither Chemomab, nor any of its Subsidiaries, or, to the Knowledge of Chemomab, any contract manufacturer with respect to any Chemomab Product Candidate has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of Chemomab, any of its Subsidiaries or any contract manufacturer with respect to any Chemomab Product Candidate, or any of their respective officers, directors, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion under (i) 21 U.S.C. § 335a or (ii) any similar applicable Law, or is or has ever been debarred or excluded. No material debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or, to the Knowledge of Chemomab, threatened against Chemomab, any of its Subsidiaries or, to the Knowledge of Chemomab, any contract manufacturer with respect to any Chemomab Product Candidate, or any of their respective officers, directors, employees or agents.

(g) All manufacturing operations conducted by, or to the Knowledge of Chemomab, for the benefit of, Chemomab or its Subsidiaries in connection with any Chemomab Product Candidate, since January 1, 2023, have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contained in 21 C.F.R. Parts 210 and 211, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States, including the Israeli Ministry of Health’s GMP requirements and any applicable requirements under the IPO (to the extent applicable).

(h) No manufacturing site owned by Chemomab or its Subsidiaries, and to the Knowledge of Chemomab, no manufacturing site of a contract manufacturer, with respect to any Chemomab Product Candidate, (i) is subject to a Drug/Device Regulatory Agency shutdown or import or export prohibition or (ii) has received any Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any applicable Law, in each case, that have not been complied with or closed to the satisfaction of the relevant Governmental Authority, and, to the Knowledge of Chemomab, neither the FDA nor any other Governmental Authority is considering such action.

(i) Since January 1, 2023, Chemomab has operated in compliance with all Health Care Laws and has timely filed all material reports, applications, statements, documents, registrations, filings, corrections, updates, amendments, supplements, and submissions required to be filed by them under applicable Health Care Laws. Each such filing was true and correct in all material respects as of the date of submission, or was corrected in or supplemented by a subsequent filing, and any material and legally necessary or required updates, changes, corrections, amendments, supplements, or modifications to such filings have been submitted to the applicable governmental authorities.

(j) Except as set forth on Section 4.14(j) of the Chemomab Disclosure Schedule, all payments have been made and there are no remaining payment obligations under any Contract with a third party relating to Chemomab Clinical Studies, including any contract research organization or study site.

(k) There are no Legal Proceedings pending or, to the Knowledge of Chemomab, threatened with respect to claims arising from (i) any Chemomab Clinical Studies; or (ii) actual or alleged breach by Chemomab or its Subsidiaries of any Contract with a third party relating to any Chemomab Clinical Studies.

Section 4.15 Anti-Corruption.

(a) Neither Chemomab nor any of its Subsidiaries, nor any of their respective directors, officers, employees, or, to the Knowledge of Chemomab, any of their respective Affiliates or other Person authorized to act on behalf of Chemomab or any of its Subsidiaries, has in the past five (5) years, directly or indirectly, taken any act that would cause Chemomab or any of its Subsidiaries to be in violation of Anti-Corruption Laws, including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant, or other thing of value, however characterized) to any Government Official or any Person to secure any improper advantage or to obtain or retain business.

(b) Chemomab and its Subsidiaries comply, and have at all times complied, with all Anti-Corruption Laws. Without limiting the generality of the foregoing, in the past five (5) years, (a) neither Chemomab nor any of its Subsidiaries has violated or is in violation in any material respect of the U.S. Anti-Kickback Statute (42 U.S.C. Section 1320a-7(b)), the Federal False Claims Act (31 U.S.C. Sections 3729, et seq.), or any related or similar Law, and (b) there has been no use or authorization of money or anything of value relating to any unlawful payment or secret or unrecorded fund or any false or fictitious entries made in the books and records of Chemomab or any of its Subsidiaries relating to the same.

(c) None of Chemomab nor any of its Subsidiaries, nor any of their respective directors, officers, employees, or, to the Knowledge of Chemomab, any of their respective Affiliates or other Person authorized to act on behalf of Chemomab or any of its Subsidiaries have in the past five (5) years, been the subject of any action, proceeding, litigation, claim, or, to Chemomab’s Knowledge, investigation, or have received any notice or communication from any Governmental Authority, in each case, with regard to any actual, alleged, or suspected violation of applicable Anti-Corruption Laws.

(d) Chemomab and its Subsidiaries maintain, and have maintained, or are subject to, policies, procedures, and internal controls designed to promote and ensure compliance with applicable Anti-Corruption Laws.

Section 4.16 Legal Proceedings; Orders.

(a) Except as set forth in Section 4.16 of the Chemomab Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of Chemomab, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Chemomab or any of its Subsidiaries or any Chemomab Associate or former employee, independent contractor, officer or director of Chemomab or any of its Subsidiaries (in his or her capacity as such) or any of the material assets owned or used by Chemomab or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which Chemomab or any of its Subsidiaries, or any of the material assets owned or used by Chemomab or any of its Subsidiaries is subject. To the Knowledge of Chemomab, no officer or other Key Employee of Chemomab or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Chemomab or any of its Subsidiaries or to any material assets owned or used by Chemomab or any of its Subsidiaries.

Section 4.17 Tax Matters.

(a) Each of Chemomab and its Subsidiaries has timely filed (taking into account any applicable extensions of the due date) all material Tax Returns that they are required to file under applicable Law. All such Tax Returns are true, correct and complete and accurate in all material respects and have been prepared in material compliance with all applicable Laws. Subject to exceptions as would not be material, no written claim has ever been made by a Governmental Authority in a jurisdiction where Chemomab or any of its Subsidiaries does not file Tax Returns that Chemomab or any of its Subsidiaries is subject to taxation by that jurisdiction (including by virtue of having a permanent establishment in that jurisdiction).

(b) All material Taxes due and owing by Chemomab and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid (whether or not shown on any Tax Return).

(c) Each of Chemomab and its Subsidiaries has withheld or collected and timely paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party under any applicable Laws.

(d) There are no Encumbrances for material Taxes (other than Permitted Encumbrances) upon any of the equity, assets of Chemomab or any of its Subsidiaries.

(e) No deficiencies for material Taxes with respect to Chemomab or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending (or, based on written notice, threatened) material audits, assessments, disputes or other actions for or relating to any liability in respect of Taxes of Chemomab or any of its Subsidiaries. Neither Chemomab nor any of its Subsidiaries (or any of their predecessors) has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency (other than any extension of time for the filing of any Tax Return obtained in the Ordinary Course of Business) and neither Chemomab nor any of its Subsidiaries has received any written request from a Governmental Authority to waive or extend any statute of limitations in respect of Taxes.

(f) Chemomab and each of its Subsidiaries is not, nor has it ever been, a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(g) Chemomab and each of its Israeli Subsidiaries is duly registered for the purposes of Israeli value added Taxes (“VAT”) and has complied in all material respects with all requirements concerning VAT including with respect to the timely filing of complete and correct value VAT returns. Chemomab and each of its relevant Subsidiaries (i) have not made any material exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be entitled to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) have collected and timely remitted in all material aspects to the relevant Tax authority all output VAT which it is required to collect and remit under any applicable Laws, and (iii) have not received a material refund for input VAT for which it is not entitled under any applicable Laws. Each Subsidiary of Chemomab that is not an Israeli tax resident is not required (and has never been required) to effect registration for VAT in Israel.

(h) Chemomab and each of its Subsidiaries has never made any election to be treated or claimed any benefits as an “Approved Enterprise”, “Benefited Enterprise”, “Preferred Enterprise” (Mifaal Muadaf) or “Preferred Technological Enterprise” or otherwise under the Law for Encouragement of Capital Investments, 1959.

(i) Neither Chemomab any each of its Subsidiaries owns any interest in any controlled foreign corporation pursuant to Section 75B of the Income Tax Ordinance, or other entity the income of which is required to be included in the income of Chemomab or any of its Subsidiaries.

(j) Neither Chemomab nor any of its Subsidiaries is subject to any restrictions or limitations pursuant to Part E2 of the Income Tax Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2 of the Income Tax Ordinance (other than, if and when obtained, the Domestication Ruling).

(k) Neither Chemomab nor any of its Subsidiaries is a party to any material Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary indemnification provisions in commercial contracts entered into in the Ordinary Course of Business with vendors, customers, lenders and landlords and the principal subject of which is not related to Taxes.

(l) Chemomab and each of its Subsidiaries does not and has never participated or engaged in any transaction listed in Section 131(g) of the Income Tax Ordinance and the Israeli Income Tax Laws (Reportable Tax Planning), 5767-2006 promulgated thereunder nor is it subject to reporting obligations under Section 131D or Section 131E of the Income Tax Ordinance or similar provisions under the Israel Value Added Tax law of 1975, Israel Customs Ordinance [New Version], 1957, and the Israel Fuel Excise Law, 1958, and has never obtained a legal or tax opinion that is subject to reporting under Section 131D of the Income Tax Ordinance or similar provisions under the Israel Value Added Tax Law of 1975.

(m) Neither Chemomab nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (or any analogous combined, unitary or similar income tax group under state, local or non-U.S. Law) (other than, in each case, a group the common parent of which is Chemomab). Neither Chemomab nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than Chemomab and Merger Sub) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor.

(n) In the last two years, neither Chemomab nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(o) Neither Chemomab nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(p) Section 4.17(p) of the Chemomab Disclosure Schedule sets forth the entity classification of Chemomab and each of its Subsidiaries for U.S. federal income tax purposes.

(q) There is no outstanding power of attorney from Chemomab or any of its Subsidiaries authorizing anyone to act on behalf of Chemomab or any of its Subsidiaries in connection with any Tax, Tax Return or action relating to any Tax or Tax Return of Chemomab (other than power of attorney granted in the Ordinary Course of Business consistent with past practice to Chemomab’s accountants).

(r) Neither Chemomab nor any of its Subsidiaries will be required to include any item of income or exclude any item of deduction for any taxable period (or a portion thereof) ending after the Closing Date as a result of any of the following that occurred or existed on or prior to the Closing Date: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), (ii) an installment sale or open transaction, (iii) a prepaid amount, (iv) an intercompany item under Treasury Regulations Section 1.1502-13 or an excess loss account under Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or non-U.S. Law), or (v) a change in the accounting method of Chemomab or any of its subsidiaries pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) or the use of a method of accounting with respect to any transaction that occurred on or before the Closing Date.

(s) Neither Chemomab nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment (within the meaning of an applicable Tax treaty) or an office or fixed place of business in that country or otherwise.

(t) Neither Chemomab nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that could reasonably be expected to prevent or impede the Domestication Merger or the Merger from qualifying for the Intended Tax Treatment.

(u) Chemomab and its Subsidiaries are in compliance in all material respects with the requirements for any applicable Tax holidays or incentives.

(v) Any Chemomab Stock Plan maintained by Chemomab and its Subsidiaries that is intended to qualify as a capital gains route plan under Section 102 of the Income Tax Ordinance has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. All Section 102 Awards and Section 102 Shares have been granted and/or issued, as applicable, and are currently in compliance with the applicable requirements of Section 102 of the Income Tax Ordinance (including the relevant sub-section of Section 102) and the written requirements and guidance of the ITA, including, without limitation, the adoption of the applicable board and shareholders resolutions, the timely filing of the necessary documents with the ITA, the appointment of an authorized trustee to hold the Section 102 Awards and Section 102 Shares, the receipt of all tax rulings from the ITA if required, the execution by each holder of Section 102 Awards and Section 102 Shares of an undertaking to comply with the provisions of Section 102 of the Income Tax Ordinance, and the due deposit of such Section 102 Awards and Section 102 Shares with the trustee pursuant to the terms of Section 102 of the Income Tax Ordinance and the guidance published by the ITA on July 24, 2012 and on November 6, 2012.

(w) Chemomab and its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution of contemporaneous documentation substantiating the transfer pricing practices and methodology of Chemomab and its Subsidiaries.

Section 4.18 Employee and Labor Matters; Benefit Plans.

(a) The employment of Chemomab’s employees is terminable by Chemomab at-will, or with respect to employees employed outside the United States, such employment is terminable subject to local applicable law but with a termination notice period of not more than 30 days. Chemomab has made available to the Company accurate and complete copies of all material employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Chemomab Associates to the extent currently effective and material.

(b) Chemomab is not a party to, bound by, and does not have a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of Chemomab, purporting to represent or seeking to represent any employees of Chemomab.

(c) Section 4.18(c) of the Chemomab Disclosure Schedule lists all material Chemomab Employee Plans which are not contractual obligations that arise solely from the employee’s employment agreements provided to the Company. With respect to each Chemomab Employee Plan, Chemomab has made available to the Company true, correct and complete copies, to the extent applicable and to the extent prepared, of (i) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (ii) all registration statements and prospectuses prepared in connection with such Chemomab Employee Plan; and (iii) all material correspondence within the past three (3) years to or from any Governmental Authority relating to such Chemomab Employee Plan.

(d) Each Chemomab Employee Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter with respect to such qualified status from the IRS. To the Knowledge of Chemomab, no event or omission has occurred that would cause any Chemomab Employee Plan to lose such qualification or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification.

(e) Each Chemomab Employee Plan has been established, operated and administered in compliance, in all material respects, with its terms and all applicable Law, including, without limitation, the Code, ERISA and the Affordable Care Act. No Chemomab Employee Plan is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance or similar program, or been the subject of any self-correction under any such program. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Chemomab, threatened with respect to any Chemomab Employee Plan. All payments and/or contributions required to have been made with respect to all Chemomab Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Chemomab Employee Plan and applicable Law. The Chemomab Employee Plans satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code.

(f) Neither Chemomab nor any of its ERISA Affiliates has within the last six (6) years maintained, contributed to, or been required to contribute to or had any liability or obligation (including on account of any ERISA Affiliate and whether contingent or otherwise) with respect to (i) any “employee benefit plan” that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any Multiple Employer Plan, or (iv) any Multiple Employer Welfare Arrangement. Neither Chemomab nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(g) No Chemomab Employee Plan provides for health care or any other non-pension benefits to any service provider beyond termination of service or retirement (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law). No Chemomab Employee Plan provides major medical health or long-term disability benefits that are not fully insured through an insurance contract.

(h) Each Chemomab Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) has been operated and maintained in all material respects in operational and documentary compliance with the requirements of Section 409A of the Code and the applicable guidance thereunder.

(i) Chemomab and each of its Subsidiaries is, and since January 1, 2023 has been, in material compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to the employees of Chemomab and its Subsidiaries: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of Chemomab, threatened or reasonably anticipated against Chemomab or any of its Subsidiaries relating to any employee, employment agreement or Chemomab Employee Plan (other than routine claims for benefits). To the Knowledge of Chemomab, there are no pending or threatened or reasonably anticipated claims or actions against Chemomab, any of its Subsidiaries, any Chemomab trustee or any trustee of any Subsidiary under any workers’ compensation policy or long-term disability policy. Chemomab is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

(j) Any transfer of property by Chemomab which was subject to a substantial risk of forfeiture and which would otherwise have been subject to taxation under Section 83(a) of the Code is covered by a valid and timely filed election under Section 83(b) of the Code, and a copy of such election has been provided to the Chemomab.

(k) Neither Chemomab nor any of its Subsidiaries has any material liability with respect to any misclassification within the past three years of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. Neither Chemomab nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under the WARN Act or any similar state or local law that remains unsatisfied.

(l) There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting Chemomab or any of its Subsidiaries. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(m) Neither Chemomab nor any of its Subsidiaries is, nor has Chemomab or any of its Subsidiaries been, engaged in any unfair labor practice or within the meaning of the National Labor Relations Act. Except as set forth in Section 4.18(m) of the Chemomab Disclosure Schedule, there is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Chemomab, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, overtime and overtime payment, working during rest days, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, engaging employees through service providers in accordance with the Israeli Law for Strengthening the Enforcement of Labor Laws-2011, collective bargaining, extension orders, civil rights, fringe benefits, employment practices, workers’ compensation and the collection, payment of withholding or social security taxes and any similar tax, safety, health or discrimination matter involving any Chemomab Associate or former employee, independent contractor, officer or director of Chemomab or any of its Subsidiaries, including charges of unfair labor practices or discrimination complaints.

(n) No Chemomab Employee Plan provides for any tax “gross-up” or similar “make-whole” payments.

(o) None of the execution and delivery of this Agreement, the shareholder approval of this Agreement, or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or materially increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of Chemomab or any of its Subsidiaries; (ii) further restrict any rights of Chemomab to amend or terminate any Chemomab Employee Plan; (iii) result in the forgiveness of any indebtedness of any employee, officer, director or other service provider of Chemomab or any of its Subsidiaries to Chemomab or its Subsidiaries or (iv) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(p) Chemomab’s obligations to provide statutory severance pay to its employees in Israel, pursuant to the Israel Severance Pay Law, 5723 1963 (the “Severance Pay Law”) are fully funded in accordance with Section 14 of the Severance Pay Law (the “Section 14 Arrangement”) and it is and was implemented properly from the commencement date of each employee’s employment and on the basis of each employee’s entire salary, including all salary components required to be included in the calculation of severance pay under the Severance Pay Law, and upon the termination of employment of each employee Chemomab will not have to make any payment under the Severance Pay Law, except for the release of the funds accumulated in accordance with the Section 14 Arrangement.

Section 4.19 Environmental Matters. Since January 1, 2023, Chemomab has complied with all applicable Environmental Laws, which compliance includes the possession by Chemomab of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Chemomab Material Adverse Effect. Chemomab has not received since January 1, 2023, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Chemomab is not in compliance with any Environmental Law, and, to the Knowledge of Chemomab, there are no circumstances that may prevent or interfere with Chemomab’s compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Chemomab Material Adverse Effect. To the Knowledge of Chemomab: (i) no current or prior owner of any property leased or controlled by Chemomab has received since January 1, 2023, any written notice or other communication relating to property owned or leased at any time by Chemomab, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Chemomab is not in compliance with or violated any Environmental Law relating to such property and (ii) Chemomab has no material liability under any Environmental Law.

Section 4.20 Insurance. Chemomab has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Chemomab and Merger Sub, including coverage for products liability and clinical trials. Each of such insurance policies is in full force and effect and enforceable in accordance with their terms and have not been subject to any lapse in coverage, and Chemomab and Merger Sub are in compliance in all material respects with the terms thereof. Such insurance policies are of the type and in the amounts customarily carried by Entities conducting a business similar to Chemomab and are sufficient for compliance with all applicable Laws and Contracts to which Chemomab or any of its Subsidiaries is a party or by which it is bound. Other than customary end of policy notifications from insurance carriers, since January 1, 2023, Chemomab has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of Chemomab and Merger Sub has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Chemomab for which Chemomab has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Chemomab of its intent to do so.

Section 4.21 Transactions with Affiliates. Except as set forth in the Chemomab SEC Documents filed prior to the date of this Agreement, since the date of Chemomab’s annual report on Form 20-F for the year ended December 31, 2025 with the SEC, no event has occurred that would be required to be reported by Chemomab pursuant to Item 7B of Form 20-F promulgated by the SEC. Section 4.21 of the Chemomab Disclosure Schedule describes any material transactions or relationships, since January 1, 2026, between, on one hand, Chemomab or any of its Subsidiaries and, on the other hand, any (a) executive officer or director of Chemomab or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding shares or (c) to the Knowledge of Chemomab, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than Chemomab or its Subsidiaries) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.22 No Financial Advisors. Except as set forth on Section 4.22 of the Chemomab Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Chemomab.

Section 4.23 Valid Issuance. The shares of Chemomab Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

Section 4.24 Privacy and Data Security. Chemomab has complied with all applicable Privacy Laws (including the Israeli Protection of Privacy Law, 5741-1981, the Protection of Privacy Regulations (Data Security), 5777-2017, and the Protection of Privacy Regulations (Transfer of Data to Databases Abroad), 5761-2001) and the applicable terms of any Chemomab Contracts relating to privacy, security, collection or use of Personal Information of any individuals (including clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with Chemomab in connection with the operation of Chemomab’s business, except for such non-compliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Chemomab Material Adverse Effect. Chemomab has complied in all material respects with all applicable requirements under Israeli law regarding cross-border transfers of Personal Information, including any required consents, contractual protections, or regulatory approvals for the transfer of Personal Information outside of Israel. Chemomab has implemented and maintains reasonable Privacy Policies and has complied with its Privacy Policies, except for such non-compliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Chemomab Material Adverse Effect. Chemomab has implemented commercially reasonable administrative, technical and physical safeguards to (i) identify and address risks to the Chemomab IT Systems and to Personal Information in the Chemomab’s custody or control and (ii) prevent Chemomab Security Incidents. As of the date hereof, no claims have been asserted or threatened against Chemomab by any Person (including the Israeli Privacy Protection Authority) alleging a violation of Privacy Laws, Privacy Policies and/or the applicable terms of any Chemomab Contracts relating to privacy, security, collection or use of Personal Information of any individuals. There have been no material Chemomab Security Incidents.

Section 4.25 Grant and Subsidies. Section 4.25 of the Chemomab Disclosure Schedule sets forth a complete and correct list of all pending and outstanding (including all those received) grants from any Governmental Authority to Chemomab and/or any of its Subsidiaries (each such grant, a “Governmental Grant”). No prior approval of any Governmental Authority is required in order to consummate the transactions contemplated under this Agreement or to preserve entitlement of Chemomab to any such grant, incentive, subsidy, or benefit. Section 4.25 of the Chemomab Disclosure Schedule includes the aggregate amounts of each grant, the aggregate outstanding obligations of Chemomab thereunder, including royalty payments, and a description setting out the product, technology or know-how developed with each Governmental Grant. Chemomab and its Subsidiaries are in compliance with all terms, conditions and requirements of its Governmental Grants (including any reporting requirements) and has duly fulfilled in all material respects all the conditions, undertakings, and other obligations relating thereto. Chemomab has delivered to the Company accurate and complete copies of (i) all certificates of approval and letters of approval (and supplements thereto) granted to Chemomab and/or its Subsidiaries by any Governmental Authority in connection with any Governmental Grant or application therefor, and any undertakings of Chemomab and/or its Subsidiaries in connection with any Governmental Grant and (ii) any other material documents and information (other than generally available information such as laws and regulations), such as material correspondence with applicable governmental authorities in connection with any Governmental Grant. In each application submitted by or on behalf of Chemomab and/or its Subsidiaries in connection with any Governmental Grant, Chemomab has disclosed all information required by such application in a materially accurate and complete manner. Chemomab is in compliance with all material terms, conditions, requirements and criteria of all Governmental Grants (including any reporting requirements), and has duly fulfilled in all material respects all conditions, undertakings and other obligations relating thereto. No event has occurred, and no circumstance or condition exists prior to Closing (other than potential changes to applicable law), that following the Closing would give rise to: a requirement that Chemomab and/or its Subsidiaries return or refund any benefits provided under any Governmental Grant (other than payments in accordance with the provisions of the applicable Governmental Grant and applicable Law). No written claim or challenge have been submitted to Chemomab and/or its Subsidiaries by any Governmental Authority with respect to any of the Governmental Grants or the compliance by Chemomab and/or its Subsidiaries with the terms, conditions, obligations or laws relating to the Governmental Grants. To the Knowledge of Chemomab it is not currently under an audit regarding any Governmental Grant other than customary review by the IIA of the Chemomab’s periodic reports submitted in connection with the Governmental Grants provided by the IIA. Except as set forth on Section 4.25 of the Chemomab Disclosure Schedule, no Governmental Authority is entitled to receive any royalties or other payments with respect to any Governmental Grant.

Section 4.26 Code of Ethics. Chemomab has adopted a code of ethics, as defined by Item 16B of Form 20-F of the SEC, for senior financial officers, applicable to its principal executive officer, principal financial officer, controller or principal accounting officer, or persons performing similar functions. Chemomab has disclosed any change in or waiver of Chemomab’s code of ethics with respect to any such persons, as required by Item 16B of Form 20-F. To the Knowledge of Chemomab, there have been no violations of provisions of Chemomab’s code of ethics by any such persons.

Section 4.27 Opinion of Financial Advisor. The Chemomab Parent Board has received an opinion of Oppenheimer & Co. Inc. to the effect that as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters set forth therein and such other factors deemed relevant by Oppenheimer & Co. Inc., the Company Merger Shares to be paid by Chemomab Parent is fair, from a financial point of view, to Chemomab Parent. It is agreed and understood that such opinion is furnished solely for the use of the Chemomab Parent Board and may not be relied upon by the Company or any other party. A copy of such written opinion shall be provided to the Company solely for informational purposes after receipt thereof by the Chemomab Parent Board.

Section 4.28 Shell Company Status. Chemomab is not an issuer identified in Rule 144(i)(1) or of the Securities Act or a shell company as defined in Rule 12b-2 of the Exchange Act.

Section 4.29 Foreign Private Issuer. Chemomab is and at all times since June 30, 2023 has been a “foreign private issuer” as such term is defined in the Exchange Act. Chemomab has made available to the Company a true, correct and complete copy of the deposit agreement governing the American Depositary Shares representing Chemomab Ordinary Shares. Such deposit agreement is in full force and effect and Chemomab is not in default thereunder.

Section 4.30 Data Security Program. Chemomab is not a “covered person” as defined in the Data Security Program. Since April 8, 2025, Chemomab has not knowingly engaged in or directed any “covered data transaction” as that term is defined in the Data Security Program, except in compliance with the Data Security Program. Chemomab maintains policies and procedures reasonably designed to promote compliance with the Data Security Program.

Section 4.31 No Other Representations or Warranties. Each of the Chemomab Entities hereby acknowledge and agree that, except for the representations and warranties contained in this Agreement, neither the Company nor any of its Subsidiaries nor any other person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to the Chemomab Entities or stockholders (including ADS holders) or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of the Company set forth in Article III (in each case as qualified and limited by the Company Disclosure Schedule)) none of the Chemomab Entities or any of their respective Representatives or stockholders (including the ADS holders), has relied on any such information (including the accuracy or completeness thereof).

Article V. Certain Covenants of the Parties.

Section 5.1 Operation of Chemomab’s Business(a) .

(a) Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Effective Time (the “Pre-Closing Period”), Chemomab shall use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Chemomab Material Contracts.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1(a) of the Chemomab Disclosure Schedule, (iii) as required by applicable Law or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Chemomab shall not, nor shall it cause or permit any of its Subsidiaries to:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for CVRs in accordance with the CVR Agreement and Chemomab Ordinary Shares from terminated employees, directors or consultants of Chemomab);

(ii) other than as issuances (for any purpose) pursuant to the Chemomab ATM Facility in the Ordinary Course of Business and in an aggregate amount not to exceed $1,100,000, any Chemomab Employee Plan in effect as of the date of this Agreement or applicable Law, sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Chemomab Ordinary Shares or ADSs issued upon the valid exercise or settlement of outstanding Chemomab Options, as applicable), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii) except as required to give effect to anything in this Agreement or in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split, ADS ratio change or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Chemomab or any of its Subsidiaries, or elect or appoint any new directors or executive officers of Chemomab, except for the transactions contemplated by this Agreement and actions and resolutions adopted in the course of its implementation;

(v) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(vi) acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets or by any other manner) (1) any business or other Person or (2) any assets that are material, individually or in the aggregate, to Chemomab and Chemomab’s Subsidiaries, taken as a whole; or (3) sell, lease (as lessor), license or otherwise dispose of or subject to any Encumbrance any properties or assets of Chemomab or its Subsidiaries, which are material to Chemomab and its Subsidiaries, taken as a whole;

(vii) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment in excess of $100,000;

(viii) other than in the Ordinary Course of Business or as may be required by the existing terms of the Chemomab Employee Plans: (A) adopt, establish or enter into any Chemomab Employee Plan, (B) cause or permit any Chemomab Employee Plan to be amended, modified or terminated other than in order to make amendments for the purposes of Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations pursuant to any Chemomab Employee Plan or existing arrangements approved by Chemomab’s Board of Directors (and, if necessary, Chemomab’s shareholders) prior to the date hereof and set forth in Section 5.1(a)(viii) of the Chemomab Disclosure Schedule), or materially increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants, (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants, (E) hire any employee with annual compensation that could exceed $100,000 or engage any person as an independent contractor with annual payments greater than or equal to $100,000, or (F) terminate the employment of any employee with an annual compensation that could exceed $100,000 other than due to death or disability, or for cause, except that Chemomab may terminate any such employee to the extent the Company has not already notified no later than the date of the Agreement of its intention to retain such employee in the combined company following the Effective Time;

(ix) enter into any Contract with a labor union or collective bargaining agreement;

(x) enter into any material transaction outside the Ordinary Course of Business;

(xi) acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(xii) sell, assign, transfer, license, sublicense or otherwise dispose of any material Chemomab IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(xiii) make (other than consistent with past practice), change or revoke any material Tax election; file any material amendment to any Tax Return or adopt or change any material accounting method in respect of Taxes; settle or compromise any claim, notice, audit report or assessment in respect of a material amount of Taxes;

(xiv) enter into, amend or terminate any Chemomab Material Contract;

(xv) (A) except in the Ordinary Course of Business, make any expenditures, incur any Liabilities, settle or discharge or satisfy any claims, litigation, obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or Liabilities, or (B) cancel any material indebtedness for borrowed money (individually or in the aggregate) or waive any claims or rights with a value in excess of $50,000, or (C) give any material discount, accommodation or other concession (other than in the Ordinary Course of Business consistent with past practice) in order to accelerate or induce the collection of any receivable;

(xvi) (A) materially change pricing or royalties or other payments set or charged by Chemomab or any of its Subsidiaries to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by Persons who have licensed Intellectual Property to Chemomab or any of its Subsidiaries;

(xvii) other than as required by Law or GAAP, take any action to change accounting policies or procedures;

(xviii) cancel or fail to in good faith seek to renew any material insurance policies;

(xix) apply for or accept (x) any new Governmental Grant from the IIA or any other Israeli Governmental Authority, or (y) any material Governmental Grants from any other Governmental Authority;

(xx) initiate, settle, compromise, or agree to or settle any claims or Legal Proceeding;

(xxi) start, suspend or terminate any clinical trials conducted by or on behalf of Chemomab; provided, that Chemomab may continue, modify, or expand any ongoing clinical trial to the extent reasonably necessary to preserve or enhance the value of Chemomab’s legacy assets, including the CVR milestones, upon prior written notice to the Company;

(xxii) submit any application, filing or other submission to the FDA or any similar Governmental Authority in connection with any new matter, except with the Company’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; or

(xxiii) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Chemomab prior to the Effective Time. Prior to the Effective Time, Chemomab shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 5.2 Operation of the Company’s Business.

(a) Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless Chemomab shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period each of the Company and its Subsidiaries shall use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Company Material Contracts.

(b) Except (i) as expressly contemplated or permitted by this Agreement (including in connection with the Company Pre-Closing Financing), (ii) as set forth in Section 5.2(b) of the Company Disclosure Schedule, (iii) as required by applicable Law or (iv) with the prior written consent of Chemomab (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of Company Capital Stock or other securities (except for shares of Company Capital Stock from terminated employees, directors or consultants of the Company);

(ii) except as expressly required by this Agreement in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iii) other than as required pursuant to the terms of any Company Employee Plan in effect as of the date of this Agreement or applicable Law, sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing actions with respect to: (A) any capital stock or other security of the Company or any of its Subsidiaries, (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company or any of its Subsidiaries (except for convertible instruments issued, issuable, converted or exchanged in connection with the Company Pre-Closing Financing or pursuant to the Stock Purchase Agreement);

(iv) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or elect or appoint any new directors or executive officers of the Company, except for the transactions contemplated by this Agreement and actions and resolutions adopted in the course of its implementation;

(v) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(vi) acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets or by any other manner) (1) any business or other Person or (2) any assets that are material, individually or in the aggregate, to the Company and the Company’s Subsidiaries, taken as a whole; or (3) sell, lease (as lessor), license or otherwise dispose of or subject to any Encumbrance any properties or assets of the Company or its Subsidiaries, which are material to the Company and its Subsidiaries, taken as a whole;

(vii) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment in excess of $100,000;

(viii) other than in the Ordinary Course of Business or as may be required by the existing terms of the Company Employee Plans: (A) adopt, establish or enter into any Company Employee Plan, (B) cause or permit any Company Employee Plan to be amended, modified or terminated other in order to make amendments for the purposes of Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations pursuant to any Company Employee Plan), or materially increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees or (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants, (E) hire any employee with annual compensation that could exceed $100,000 or engage any person as an independent contractor with annual payments greater than or equal to $100,000, or (F) terminate the employment of any employee with an annual compensation that could exceed $100,000 other than due to death or disability, or for cause;

(ix) enter into any Contract with a labor union or collective bargaining agreement;

(x) enter into any material transaction outside the Ordinary Course of Business;

(xi) acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(xii) sell, assign, transfer, license, sublicense or otherwise dispose of any material Company IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(xiii) make (other than consistent with past practice), change or revoke any material Tax election; file any material amendment to any Tax Return or adopt or change any material accounting method in respect of Taxes; settle or compromise any claim, notice, audit report or assessment in respect of a material amount of Taxes;

(xiv) enter into, amend or terminate any Company Material Contract;

(xv) (A) except in the Ordinary Course of Business, make any expenditures, incur any Liabilities, settle or discharge or satisfy any claims, litigation, obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or Liabilities, or (B) cancel any material indebtedness for borrowed money (individually or in the aggregate) or waive any claims or rights with a value in excess of $50,000, or (C) give any material discount, accommodation or other concession (other than in the Ordinary Course of Business consistent with past practice) in order to accelerate or induce the collection of any receivable;

(xvi) (A) materially change pricing or royalties or other payments set or charged by the Company or any of its Subsidiaries to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by Persons who have licensed Intellectual Property to the Company or any of its Subsidiaries;

(xvii) other than as required by Law or GAAP, take any action to change accounting policies or procedures;

(xviii) cancel or fail to in good faith seek to renew any material insurance policies;

(xix) apply for or accept (x) any Governmental Grant from the IIA or any other Israeli Governmental Authority, or (y) any material Governmental Grants from any other Governmental Authority;

(xx) initiate, settle, compromise, or agree to or settle any claims or Legal Proceeding;

(xxi) amend, revise, waive or terminate in any material manner any of the PIPE Documents; or

(xxii) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give Chemomab, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 5.3 Access and Investigation.

(a) Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Chemomab, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief executive officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary. Any investigation conducted by either Chemomab or the Company pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

(b) Notwithstanding anything herein to the contrary in this Section 5.3, no access or examination contemplated by this Section 5.3 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

Section 5.4 No Solicitation.

(a) Each of Chemomab and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 6.2 and Section 6.3) or (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that, notwithstanding anything contained in this Section 5.4 and subject to compliance with this Section 5.4, prior to the approval of this Agreement by the Required Chemomab Entity Shareholder Votes in the case of the Chemomab Entities, Chemomab may furnish non-public information regarding Chemomab and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by Chemomab which Chemomab’s board of directors determines in good faith, after consultation with such Party’s financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither Chemomab nor any Representative of Chemomab shall have breached this Section 5.4 in any material respect, (B) the board of directors of Chemomab concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would violate the board of directors’ fiduciary duties under applicable Legal Requirement, (C) at least two (2) Business Days prior to initially furnishing any such nonpublic information to, or entering into discussions with, Chemomab, Chemomab gives the other Party written notice and of Chemomab’s intention to furnish nonpublic information to, or enter into discussions with, such Person, (D) Chemomab receives from such Person an executed Acceptable Confidentiality Agreement and (E) at least two (2) Business Days prior to furnishing any such nonpublic information to such Person, Chemomab furnishes such nonpublic information to the other Party (to the extent such information has not been previously furnished by Chemomab to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party takes any action that, if taken by such Party, would constitute a breach of this Section 5.4 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.4 by such Party for purposes of this Agreement.

(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than twenty-four (24) hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.

(c) Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such Person.

Section 5.5 Notification of Certain Matters. During the Pre-Closing Period, each of the Company, on the one hand, and Chemomab, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (b) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director, officer or Key Employee of such Party, (c) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VII, Article VIII and Article IX, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Company Disclosure Schedule or the Chemomab Disclosure Schedule for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (y) determining whether any condition set forth in Article VII, Article VIII or Article IX has been satisfied. Any failure by either Party to provide notice pursuant to this Section 5.5 shall not be deemed to be a breach for purposes of Section 8.2 or Section 9.2, as applicable, unless such failure to provide such notice was knowing and intentional.

Section 5.6 Chemomab Financing; Right of First Offer. In the event that, during the Pre-Closing Period, Chemomab determines that it requires additional financing (whether debt or equity) prior to the Closing, Chemomab shall, prior to soliciting, offering or accepting any such financing from any other Person, first deliver to the Company a written notice setting forth the amount and the material terms of the proposed financing (a “Financing Notice”), and the Company shall be obligated to provide all of such financing on the terms set forth in the Financing Notice up to $1,100,000 (the “Company Financing Obligation”). If Chemomab requires additional financing above the amount of $1,100,000 prior to the Closing, the Company shall have a right of first offer to provide all or any portion of such additional financing on the terms set forth in the Financing Notice. The Company may exercise such right of first offer by delivering written notice to Chemomab within five (5) Business Days after its receipt of the Financing Notice. If the Company does not exercise such right of first offer in full within such period, Chemomab may obtain the unsubscribed portion of such financing from one or more other Persons on terms, taken as a whole, no more favorable to such other Persons than those set forth in the Financing Notice; provided that any such financing shall remain subject to the other terms and conditions of this Agreement, including Section 5.1. For the avoidance of doubt, (a) the Company shall only be obligated to provide $1,100,000 of any such financing, and (b) nothing in this Section 5.6 shall modify or waive Section 9.11, and any financing obtained pursuant to this Section 5.6 shall be reflected in the Pro Forma Capitalization Table delivered pursuant to Section 6.16 such that any shares issued pursuant to this Section 5.6 shall be part of the Chemomab Parent Outstanding Shares.

Article VI. Additional Agreements of the Parties.

Section 6.1 Registration Statement; Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, and subject to and conditioned upon the Company’s compliance with its obligations under Section 6.1(f) below, Chemomab and Chemomab Parent, as co-filers, shall, in cooperation and consultation with the Company, prepare and file the Registration Statement with the SEC, which shall include the Proxy Statement. Each of Chemomab, Chemomab Parent and the Company shall use their commercially reasonable efforts to (i) cause the Registration Statement to comply with applicable rules and regulations promulgated by the SEC and (ii) cause the Registration Statement to become effective as promptly as practicable and remain effective through the Closing Date, and shall take all or any action reasonably required under any applicable federal, state, securities and other Laws in order to effect the issuance of shares of Chemomab Parent Common Stock pursuant to the Merger. Each of the Parties shall furnish all information concerning itself and their Affiliates, as applicable, to the other Parties as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement. The Registration Statement shall include, among other things, subject to Section 6.3, (i) the Chemomab Board Recommendation, and (ii) the opinion referred to in Section 4.27. For the avoidance of doubt, Chemomab shall not file the Registration Statement or any amendment thereto without: (i) providing the Company and its legal counsel a reasonable opportunity to review and comment, and Chemomab shall consider such comments in good faith, and (ii) obtaining the Company’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Chemomab covenants and agrees that the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will not, at the time that such Registration Statement or any amendment or supplement thereto is filed with or submitted to the SEC or is first mailed to Chemomab’s shareholders (as applicable), or at the time of the Chemomab Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information supplied by or on behalf of the Company or its Subsidiaries to Chemomab for inclusion in the Registration Statement (including the Company Financials) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Chemomab makes no covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the Company or its Subsidiaries or any of their Representatives for inclusion therein. Notwithstanding the foregoing, the Company makes no covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by Chemomab or its Subsidiaries or any of their Representatives for inclusion therein.

(c) Chemomab shall use commercially reasonable efforts to cause, and the Company shall reasonably cooperate with Chemomab in causing, the Proxy Statement to be mailed to Chemomab’s shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. If Chemomab, Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Chemomab shareholders; provided, that Chemomab shall not file any such amendment or supplement without providing the Company a reasonable opportunity to review, comment, and reasonably approve such amendment or supplement, which approval shall not be unreasonably withheld, conditioned or delayed.

(d) Chemomab shall notify the Company promptly of: (i) the issuance of any stop order or suspension of the qualification or registration of the Chemomab Parent Common Stock issuable in connection with the Contemplated Transactions for offering or sale in any jurisdiction, (ii) the receipt of any comments from the SEC or the staff of the SEC, if any, and of any request by the SEC or the staff of the SEC, if any, for amendments or supplements to the Registration Statement or for additional information and shall supply the Company with copies of all correspondence between Chemomab or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Registration Statement or the Contemplated Transactions. Chemomab shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to Registration Statement, and shall give the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff.

(e) Chemomab shall make, and the Company shall cooperate in, all necessary filings with respect to the Merger and the transactions contemplated thereby under all applicable U.S. and Israeli securities laws, and regulations, including, United States state securities and “blue sky” laws.

(f) As promptly as reasonably practicable following the date of this Agreement, and in any event no later than ten (10) Business Days following the date of this Agreement (the “Financial Statement Delivery Date”), the Company shall furnish to Chemomab accurate and complete copies of (w) all audited and unaudited financial statements of the Company and its Subsidiaries required to be included in the Registration Statement or otherwise required by Regulation S-X or the Securities Act in connection with the Registration Statement, including all related notes and auditor reports, (x) unaudited interim financial statements for each interim period completed prior to Closing that are required to be included in the Registration Statement and not otherwise delivered pursuant to Section 3.7(a) (the “Company Interim Financial Statements”), (y) the Company’s audited consolidated statements of income, cash flows and stockholders’ equity for each fiscal year required to be included in the Registration Statement, audited by an independent registered public accounting firm in compliance with the standards of the Public Company Accounting Oversight Board (the “Company Audited Financial Statements”) and (z) all pro forma financial information required to be included in the Registration Statement pursuant to Article 11 of Regulation S-X. Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Registration Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be.

Section 6.2 Company Stockholder Written Consent.

(a) Prior to or concurrently with the execution of this Agreement, the Company shall obtain all corporate resolutions sufficient to approve this Agreement and the Contemplated Transactions, including unanimous board of directors approval and the approval by written consent of Company stockholders sufficient for the Required Company Stockholder Vote in lieu of a meeting pursuant to Section 228 of the DGCL (the “Company Stockholder Written Consent”), for purposes of (i) adopting and approving this Agreement and the Contemplated Transactions, (ii) acknowledging that the approval given thereby is irrevocable and that each such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which will be attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL. Prior to or concurrently with the execution of this Agreement, the Company shall obtain and deliver to Chemomab true, correct and complete copies of (A) the Company Stockholder Written Consent, (B) all required written consents, approvals and waivers of the Company’s stockholders, noteholders, warrant holders and other securityholders necessary to approve, adopt and consummate this Agreement, the Merger and the other Contemplated Transactions, (C) all required written consents, approvals and waivers necessary to effect the conversion of all Convertible Indebtedness immediately prior to the Closing, and (D) all required written consents, approvals and waivers necessary to waive any put, repurchase, redemption, prepayment, acceleration, change of control, anti-dilution, preemptive, participation, notice, approval, or similar rights that would otherwise be triggered by the execution and delivery of this Agreement or the consummation of the Merger or any of the other Contemplated Transactions.

(b) Within five (5) Business Days following receipt of the Company Stockholder Written Consent, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and approved and adopted this Agreement, the Merger and the other Contemplated Transactions, (ii) provide the stockholders of the Company with notice of the actions taken in the Company Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of the DGCL and the certificate of incorporation and bylaws of the Company and (iii) include a description of the appraisal rights of the Company’s stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Law. All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 6.2(b) shall be subject to Chemomab’s advance review and reasonable approval.

(c) The Company agrees that: (i) the Company Board shall recommend that the Company’s stockholders vote to adopt and approve this Agreement and the Contemplated Transactions and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 6.2(a) (the recommendation of the Company Board that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”) and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Chemomab, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Chemomab or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed.

(d) The Company’s obligation to solicit the consent of its stockholders to sign the Company Stockholder Written Consent in accordance with Section 6.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Acquisition Proposal.

(e) Notwithstanding anything to the contrary in this Agreement, the Company shall not be entitled to any “fiduciary out” or similar right, and in no event shall the Company Board withhold, withdraw, amend, qualify or modify (or publicly propose to withhold, withdraw, amend, qualify or modify) the Company Board Recommendation, or fail to deliver, obtain or maintain the Company Stockholder Written Consent, in each case whether in response to any Acquisition Proposal, Acquisition Inquiry, Superior Offer or otherwise.

Section 6.3 Chemomab Shareholder Meeting.

(a) Without derogation from the obligations of the Company under Section 6.1, Chemomab shall take all action reasonably necessary under applicable Law to establish a record date for, call, give notice of and hold a meeting of the holders of Chemomab Ordinary Shares (including, for the avoidance of doubt, holders of Chemomab Ordinary Shares represented by ADSs, who shall be entitled to direct the vote of the Chemomab Ordinary Shares underlying their ADSs in accordance with the Deposit Agreement) to consider and vote to approve this Agreement and the Contemplated Transactions, including (i) the Domestication (and matters ancillary thereto) (ii) the appointment of additional directors of Chemomab Parent (in addition to the directors of Chemomab, who as a consequence of the Domestication shall be appointed as directors of Chemomab Parent), and (iii) an increase in the number of Chemomab Ordinary Shares reserved for issuance under the Chemomab Stock Plans (collectively, the “Chemomab Shareholder Matters” and such meeting, the “Chemomab Shareholder Meeting”). The Chemomab Shareholder Meeting shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and in any event no later than forty-five (45) days after the effective date of the Registration Statement. Chemomab shall use its reasonable best efforts to obtain approval of the Chemomab Shareholder Matters. Chemomab shall provide the Company with reasonably detailed periodic updates concerning proxy solicitation and voting results upon the Company’s reasonable request. Chemomab shall take reasonable measures to ensure that all proxies solicited in connection with the Chemomab Shareholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Chemomab Shareholder Meeting, or a date preceding the date on which the Chemomab Shareholder Meeting is scheduled, Chemomab reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Chemomab Shareholder Vote, whether or not a quorum would be present or (ii) it will not have sufficient Chemomab Ordinary Shares (including Chemomab Ordinary Shares represented by ADSs) represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Chemomab Shareholder Meeting, Chemomab may postpone or adjourn, or make up to two successive postponements or adjournments of, the Chemomab Shareholder Meeting as long as the date of the Chemomab Shareholder Meeting is not postponed or adjourned (i) more than an aggregate of thirty (30) days and (ii) for any purpose other than obtaining the Required Chemomab Shareholder Vote. Chemomab will not establish or change the record date for the Chemomab Shareholder Meeting without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed. Without limiting the foregoing, promptly following receipt of a written request from any holder of a prefunded warrant to purchase Chemomab Ordinary Shares or ADSs outstanding as of the date of this Agreement, Chemomab shall take all actions reasonably necessary to permit the exercise in full of such prefunded warrant prior to the record date for the Chemomab Shareholder Meeting.

(b) Chemomab agrees that, subject to Section 6.3(c): (i) the Chemomab Board shall recommend that the holders of Chemomab Ordinary Shares vote to approve the Chemomab Shareholder Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 6.3(a) above, (ii) the Proxy Statement shall include a statement to the effect that the Chemomab Board recommends that Chemomab’s shareholders vote to approve the Chemomab Shareholder Matters (the recommendation of the Chemomab Board being referred to as the “Chemomab Board Recommendation”) and (iii) the Chemomab Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Chemomab Board shall not publicly propose to withhold, amend, withdraw or modify the Chemomab Board Recommendation) in a manner adverse to the Company, and no resolution by the Chemomab Board or any committee thereof to withdraw or modify the Chemomab Board Recommendation in a manner adverse to the Company or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (iii), collectively, a “Chemomab Board Adverse Recommendation Change”).

(c) Notwithstanding anything to the contrary contained in Section 6.3(b), and subject to compliance with Section 5.4 and Section 6.3, if at any time prior to the approval of Chemomab Shareholder Matters by the Required Chemomab Shareholder Vote, Chemomab receives a bona fide written Superior Offer, the Chemomab Board may make a Chemomab Board Adverse Recommendation Change if, but only if, in the receipt of and on account of such Superior Offer, the Chemomab Board determines in good faith, based on the advice of its outside legal counsel, that the failure to make a Chemomab Board Adverse Recommendation Change would constitute a breach of its fiduciary duties under applicable Legal Requirements; provided that (i) the Company receives written notice from Chemomab confirming that the Chemomab Board has determined to change its recommendation at least three (3) Business Days in advance of the Chemomab Board Adverse Recommendation Change (the “Notice Period”) during the Notice Period, which notice shall include a description in reasonable detail of the reasons for such Chemomab Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (ii) during any Notice Period, the Company shall be entitled to deliver to Chemomab one or more counterproposals to such Acquisition Proposal and Chemomab will, and cause its Representatives to, negotiate with the Company and its Representatives in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (iii) in the event of any material amendment to any Superior Offer (including any revision in price or percentage of the combined company that Chemomab’s shareholders would receive as a result of such potential Superior Offer), Chemomab shall be required to provide the Company with notice of such material amendment and the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.3(c) and the Chemomab Board shall not make a Chemomab Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions).

(d) Chemomab’s obligation to call, give notice of and hold the Chemomab Shareholder Meeting in accordance with Section 6.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the Chemomab Board Recommendation.

(e) Nothing contained in this Agreement shall prohibit Chemomab or the Chemomab Board from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided however, that any disclosure made by Chemomab or the Chemomab Board pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Chemomab is unable to take a position with respect to the bidder’s tender offer unless the Chemomab Board determines in good faith, after consultation with its outside legal counsel, that such statement would violate its fiduciary duties under applicable Law.

Section 6.4 Efforts; Regulatory Approvals.

(a) The Parties shall use reasonable best efforts to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions, (ii) shall use reasonable best efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use reasonable best efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions and (iv) shall use reasonable best efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b) Notwithstanding the generality of the foregoing, each Party shall use reasonable best efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority. Without limiting the generality of the foregoing, the Parties shall, promptly and no later than ten (10) Business Days after the date of this Agreement, prepare and file, if any, any notification or other document required to be filed in connection with the Merger under any applicable Israeli or foreign Law relating to antitrust or competition matters including the Israel Competition Law. The Company and Chemomab shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Authority in connection with antitrust or competition matters.

(c) Chemomab shall file a written notice with the IIA pursuant to the R&D Law and the rules and regulations related thereto reporting on the change in the shareholdings in Chemomab, as recipient of the IIA Governmental Grants, as contemplated and resulting from the Domestication and the Merger. Chemomab Parent, as required by the IIA, shall execute an undertaking, in the form attached hereto as Schedule 6.4(c), towards the IIA (the “IIA Undertaking”).

Section 6.5 Company Options; Company Warrants.

(a) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled for no consideration and shall cease to represent any right to acquire shares of Company Capital Stock or Chemomab Parent Common Stock. The Company shall take all actions reasonably necessary under the Company Plan and applicable Law to effect such cancellation.

(b) At the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled for no consideration and shall cease to represent any right to acquire shares of Company Capital Stock or Chemomab Parent Common Stock, in accordance with the applicable warrant agreement and this Agreement. The Company shall take all actions reasonably necessary under the Company Warrant and applicable Law to effect such cancellation.

(c) Prior to the Effective Time, the Company shall take all actions reasonably necessary (under the Company Plan, the applicable warrant agreements and otherwise) to effectuate this Section 6.5 and to ensure that, from and after the Effective Time, holders of Company Options and Company Warrants have no rights with respect thereto.

Section 6.6 Redomicile to the U.S.

(a) The Chemomab Entities will use reasonable best efforts to replace the holding corporate entity of its group with a corporation incorporated in the State of Delaware, such that prior to the Effective Time, Chemomab would become a wholly owned, direct, subsidiary of Chemomab Parent (the “Domestication”). The Domestication shall be effected through the merger of Domestication Merger Sub into Chemomab subject to and in accordance with the ICL, with Chemomab becoming the surviving entity and a wholly owned subsidiary of Chemomab Parent (“Domestication Merger”) in accordance with an agreement and plan of merger in substantially the form attached hereto as Exhibit E (the “Domestication Merger Agreement”) to be entered into on or about the date hereof. Chemomab shall use reasonable best efforts to ensure the Domestication does not result in any increase (other than de minimis) of the Liabilities of the Chemomab Entities, taken as a whole, other than such Liabilities as are either settled prior to the Determination Date or that otherwise are accounted for in the Net Cash Calculation. Chemomab shall be entitled to effect such changes in the foregoing process with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) and to the extent that at the end of the aggregate process Chemomab Parent would be a Delaware corporation, and Chemomab would be a direct or indirect, wholly owned subsidiary of Chemomab Parent immediately prior to the Closing, there shall not be any material increase of the Liabilities of the Chemomab Entities, taken as a whole (other than such Liabilities as are either settled prior to the Determination Date or that otherwise are accounted for in the Net Cash Calculation), as a result thereof. The holders of any outstanding securities of Chemomab immediately prior to the Domestication Merger (including the holders of Chemomab Options) shall by virtue of the Domestication become security holders of Chemomab Parent (solely by virtue of the respective securities and in the same holding proportions each of them held in Chemomab as of immediately prior to such Domestication), provided that any Chemomab Option or Chemomab Ordinary Share issued under or which is subject to the Chemomab Stock Plans, shall be assumed or exchanged for equity which either continues to be subject to the Chemomab Stock Plans following their assumption by Chemomab Parent or which is subject to a separate equity incentive plan of Chemomab Parent.

(b) Chemomab shall prior to Closing receive a tax ruling from the ITA according to which the assumption within the scope of the Domestication of Chemomab Options and Chemomab Ordinary Shares issued under or which are subject to the Chemomab Stock Plans, and which are subject to tax under the Israeli Income Tax Ordinance, shall not constitute a taxable event, shall not constitute a violation of the requirements of Section 102 of the Income Tax Ordinance and tax continuity shall apply to the Chemomab Parent Options, CVRs and shares of Chemomab Parent Common Stock issued in their place (the “Option Tax Ruling”) provided that the Option Tax Ruling shall not impose any restrictions, costs or obligations on the Company. The application for the Option Tax Ruling and the final ruling shall be approved by the Company or its Israeli counsel prior to its submission, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) Chemomab shall prior to Closing receive a tax ruling from the ITA (the application with respect to which and the final ruling shall be approved by the Company or its Israeli counsel prior to its submission and which approval shall not be unreasonably withheld, conditioned or delayed), which ruling may be subject to customary conditions regularly associated with such a ruling (i) with respect to holders of Chemomab Ordinary Shares that are non-Israeli residents (as defined in the Income Tax Ordinance or as will be determined by the ITA), (exempting Chemomab Parent, Chemomab and their respective agents from any obligation to withhold Israeli Tax from any consideration payable or otherwise deliverable pursuant to the Domestication Merger and the CVR’s or clarifying that no such obligation exists and permitting deferral of any applicable Israeli Tax with respect to the consideration included in and covered by such ruling and pursuant to this Agreement); and (ii) with respect to holders of Chemomab Ordinary Shares that are Israeli residents (as defined in the Income Tax Ordinance or as will be determined by the ITA) (other than Chemomab Ordinary Shares subject to Section 102 of the Income Tax Ordinance) exempting Chemomab Parent, Chemomab and their respective agents from any obligation to withhold Israeli Tax from any consideration payable or otherwise deliverable pursuant to the Domestication Merger and the CVRs, or clarifying that no such obligation exists and permitting deferral of any applicable Israeli Tax with respect to the consideration included in and covered by such ruling and pursuant to this Agreement, which ruling may be subject to customary conditions regularly associated with such a ruling. The tax ruling shall also include the issuance of the CVRs as part of such received consideration (the “Domestication Ruling”). With respect to holders of Chemomab Ordinary Shares not covered under the Domestication Ruling (if any), Chemomab, Chemomab Parent and their respective agents will withhold tax at source according to applicable law, unless such shareholder presents a valid certificate or ruling issued by the ITA which is sufficient to enable that no withholding (or reduced withholding) of Israeli Tax is required with respect to the payment to such shareholder. To the extent that any tax withholding is required from any consideration payable or otherwise deliverable pursuant to the Domestication Merger and the CVRs to such shareholder, the consideration shall be held by Chemomab Parent until the shareholder transfers the required withholding amount to Chemomab or Chemomab Parent or presents a certificate confirming that all taxes due have been paid.

(d) Chemomab shall bear all legal fees, costs and expenses incurred in connection with the Domestication and the other transactions contemplated by this Section 6.6.

(e) Chemomab shall pay any and all fees payable to the Depositary under the Deposit Agreement or otherwise in connection with the Contemplated Transactions (including any fees relating to the surrender or cancellation of ADSs or the issuance of shares (solely to the extent any such fees are applicable under the Deposit Agreement)).

Section 6.7 Employee Benefits. Chemomab Parent shall cause Chemomab to comply with the terms of any employment, severance, retention, change of control, or similar agreement specified on Section 4.18(c) of the Chemomab Disclosure Schedule, subject to the provisions of such agreements. No later than one (1) day prior to the Closing Date, the board of directors of Chemomab shall adopt written resolutions (the form and substance of which shall be subject to reasonable review and approval by the Company) to be effective no later than the day immediately prior to the Closing (and take any other necessary and appropriate action) to (i) fully vest all participants in their accounts under the Chemomab Employee Plan qualified under Section 401(a) of the Code and (ii) terminate such Chemomab Employee Plan applicable to the U.S employees, in accordance with its terms and conditions and applicable Law. All costs, fees, expenses and liabilities incurred in connection with the vesting, termination, administration or wind-down of the Chemomab Employee Plan qualified under Section 401(k) of the Code shall be borne solely by Chemomab and shall be satisfied in full prior to the Effective Time, except to the extent otherwise expressly agreed in writing by the Parties.

Section 6.8 Indemnification of Officers and Directors.

(a) From the Effective Time through the seventh (7th) anniversary of the date on which the Effective Time occurs, each of Chemomab and the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Chemomab or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Chemomab or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the DGCL. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Chemomab and the Surviving Corporation, jointly and severally, upon receipt by Chemomab or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Chemomab, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The provisions of the articles of association of Chemomab with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Chemomab that are presently set forth in the articles of association of Chemomab shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Chemomab, unless such modification is required by applicable Law. The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Chemomab Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, to the extent permitted by applicable Law, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the articles of association of Chemomab.

(c) From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Chemomab shall fulfill and honor in all respects the obligations of Chemomab to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Chemomab’s Organizational Documents and pursuant to any indemnification agreements between Chemomab and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d) From and after the Effective Time, Chemomab shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Chemomab. In addition, Chemomab shall purchase, prior to the Effective Time, in consultation with the Company and at a cost reasonably acceptable to both Parties, a six-year prepaid “D&O tail policy” for the non- cancellable extension of the directors’ and officers’ liability coverage of Chemomab’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Chemomab’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Chemomab by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Contemplated Transactions or in connection with Chemomab’s initial public offering of Chemomab Ordinary Shares).

(e) From and after the Effective Time, Chemomab shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 6.8 in connection with their enforcement of the rights provided to such persons in this Section 6.8.

(f) The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Chemomab and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

(g) In the event Chemomab or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Chemomab or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.8. Chemomab shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.8.

Section 6.9 Disclosure. Without limiting any Party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any of its Representative to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Chemomab may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Chemomab in compliance with this Section 6.9 Notwithstanding the foregoing, a Party need not consult with any other Parties in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 6.3(d) or with respect to any Acquisition Proposal or Chemomab Board Adverse Recommendation Change, or with respect to Chemomab only, pursuant to Section 6.3(e).

Section 6.10 Listing. At or prior to the Effective Time, the Company, in cooperation with Chemomab, shall use its commercially reasonable efforts to: (a) to prepare and submit to Nasdaq a notification form for the listing of the shares of Chemomab Parent Common Stock to be issued in the Merger, and to cause such shares to be approved for listing (subject to notice of issuance) on Nasdaq at or prior to the Effective Time; and (b) to file an initial listing application for the shares of Chemomab Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be approved prior to the Effective Time subject to official notice of issuance. Chemomab Parent will reasonably promptly inform the Company of all verbal or written communications between Nasdaq and Chemomab Parent or its Representatives. The Company will cooperate with Chemomab Parent as reasonably requested by Chemomab Parent with respect to the Nasdaq Listing Application and promptly furnish to Chemomab Parent all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.10. Chemomab Parent agrees to pay all Nasdaq fees associated with the Nasdaq Listing Application and any other action contemplated by this Section 6.10.

Section 6.11 Tax Matters.

(a) For U.S. federal income tax purposes, the Parties intend that the Domestication Merger and the Merger qualify for the Intended Tax Treatment.

(b) Each of the Parties shall use reasonable best efforts to cause the Domestication Merger and the Merger to qualify for the Intended Tax Treatment, and no Party shall take or knowingly fail to take any action which action or inaction would reasonably be expected to prevent or impede the Intended Tax Treatment. Each of the Parties shall report the Domestication Merger and the Merger on their Tax Returns consistent with the Intended Tax Treatment and shall not take any position inconsistent with the Intended Tax Treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Chemomab shall reasonably promptly notify the Company, and the Company shall reasonably promptly notify Chemomab, in each case if such party becomes aware of any non-public fact or circumstance that would reasonably be likely to prevent or impede the Domestication Merger and the Merger from qualifying for the Intended Tax Treatment.

(c) Chemomab and the Company shall reasonably cooperate with each other and their respective tax counsel to document and support the Intended Tax Treatment, including by executing and delivering officer’s certificates containing appropriate representations at such time or times as may be reasonably requested by their respective outside counsel for purposes of rendering opinions with respect to the Intended Tax Treatment.

(d) Prior to the Closing, the Company shall deliver an original certificate, dated as of the Closing Date, duly executed by the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), 1.897-2(h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and the notice to the IRS in accordance with Treasury Regulations Section 1.897-2(h)(2).

(e) Prior to the Closing, Domestication Merger Sub shall file with the appropriate IRS office an IRS Form 8832 electing to be treated as an entity disregarded as separate from Chemomab Parent for U.S. federal income tax purposes, effective as of the day before the Closing Date.

Section 6.12 Legends. Chemomab shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Chemomab Parent Common Stock to be received in the Merger by equity holders of the Company who may be considered “affiliates” of Chemomab for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Chemomab Parent Common Stock.

Section 6.13 Officers and Directors. Prior to the filing of the Registration Statement, the designation of the directors of Chemomab Parent and the Surviving Corporation immediately following the Closing shall be made in accordance with the following: (x) the requirements of Nasdaq and applicable Law and (y) with respect to the directors of each of Chemomab Parent and the Surviving Corporation, the total number of directors shall be five (5) (or such other number as is mutually agreed by the Parties), of which one (1) shall be designated by Chemomab and not less than four (4) shall be designated by the Company. Prior to the filing of the Registration Statement the officers of Chemomab Parent and the Surviving Corporation immediately following the Closing shall be as designated by the Company. The Parties shall use reasonable best efforts and take all necessary action so that such directors and officers set forth in the Registration Statement are elected or appointed, as applicable, to the positions of officers and directors of Chemomab Parent and the Surviving Corporation, as set forth therein, to serve in such positions effective as of the Effective Time. If any such Person is unable or unwilling to serve as officer or director of Chemomab Parent or the Surviving Corporation, as set forth in the Registration Statement, the Party appointing such Person shall designate a successor to fill such position.

Section 6.14 Termination of Certain Agreements and Rights. The Company shall cause any stockholders agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between the Company and any holders of Company Capital Stock, respectively, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, preemptive rights, drag-along or tag-along rights, information or inspection rights, registration rights or director registration, designation or nomination rights (collectively, the “Investor Agreements”), to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of the Surviving Corporation.

Section 6.15 Section 16 Matters. Prior to the Effective Time, Chemomab Parent shall take all such steps as may be required to cause any acquisitions of Chemomab Parent Common Stock and any options to purchase Chemomab Parent Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Chemomab Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.16 Allocation Certificate. The Company will prepare and deliver to Chemomab at least five (5) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer of the Company in a form reasonably acceptable to Chemomab setting forth (as of immediately prior to the Effective Time) (a) each holder of Company Capital Stock (both on an issued and as converted basis), Company Warrants, Company Options and Notes, (b) such holder’s name and address, (c) the number and type (or aggregate value, if applicable) of Company Capital Stock held and/or underlying the Company Options, Company Warrants and Note as of the Closing Date for each such holder, (d) the number Company Merger Shares to be issued to such holder, if any, pursuant to this Agreement and the Allocation Certificate, and (e) the aggregate Company Merger Shares and Company Valuation (in each case, calculated in accordance with the terms of this Agreement) (the “Allocation Certificate”). No later than five (5) Business Days prior to the filing of the Registration Statement, the Company shall prepare and deliver to Chemomab, and Chemomab shall not unreasonably withhold, condition or delay its approval thereof, a pro forma capitalization table of Chemomab Parent as of immediately following the Effective Time and the consummation of the Concurrent PIPE Investment, in a form reasonably acceptable to Chemomab and based on the terms of this Agreement and Schedule 6.16 and the calculations set forth on Section 1.1(a)(i) of the Company Disclosure Schedule (the “Pro Forma Capitalization Table”). The Company may update, revise or supplement the Pro Forma Capitalization Table from time to time prior to the delivery of the Allocation Certificate in accordance with the first sentence of this Section 6.16 to reflect issuances, conversions, exercises and other capitalization changes expressly permitted by this Agreement, including the Company Pre-Closing Financing and any other capitalization changes expressly permitted by this Agreement, and no such update, revision or supplement, as long as it is expressly permitted by this Agreement, shall constitute a breach of this Agreement or give rise to any termination right of Chemomab as long as such changes reflect actions permitted by the Parties under this Agreement. The Pro Forma Capitalization Table shall set forth, on an issued and outstanding and fully diluted basis, and with reasonable supporting detail, (i) the number and percentage of shares of Chemomab Parent Common Stock held by the pre-Closing securityholders of Chemomab Parent, (ii) the number and percentage of shares of Chemomab Parent Common Stock to be issued to the holders of the 2026 Notes pursuant to the Merger, (iii) the number and percentage of shares of Chemomab Parent Common Stock issued or issuable in connection with the Company Pre-Closing Financing, (iv) the number and percentage of shares of Chemomab Parent Common Stock issued or issuable in connection with the Concurrent PIPE Investment, (v) all Chemomab Parent options, warrants, restricted stock units, convertible securities or other rights to acquire Chemomab Parent Common Stock outstanding immediately following the Closing and (vi) the fully diluted ownership percentages of the foregoing holders after giving effect to the Merger, the Domestication, the issuance of Company Merger Shares to the holders of the 2026 Notes, the cancellation of the 2025 Notes, Company Options and Company Warrants, and the Concurrent PIPE Investment.

Section 6.17 Shareholder Litigation. Chemomab shall control any Transaction Litigation; provided, that Chemomab shall as promptly as reasonably practicable notify the Company in writing of, shall keep the Company informed on a reasonably prompt basis regarding any such Transaction Litigation, and shall give the Company the opportunity to participate in the defense and settlement of, any Transaction Litigation (including by allowing the Company to offer comments or suggestions with respect to such Transaction Litigation, which Chemomab shall consider in good faith). Chemomab shall give the Company the opportunity to consult with counsel to Chemomab regarding the defense and settlement of any such Transaction Litigation, and in any event Chemomab shall not settle or compromise or agree to settle or compromise any Transaction Litigation without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Without otherwise limiting the D&O Indemnified Parties’ rights with regard to the right to counsel, and notwithstanding anything to the contrary in any indemnification agreements Chemomab has entered into, following the Effective Time, the D&O Indemnified Parties shall be entitled to continue to retain such counsel selected by such D&O Indemnified Parties prior to the Effective Time to defend any Transaction Litigation on behalf of, and to the extent such Transaction Litigation is against, the D&O Indemnified Parties. In the event any Transaction Litigation involves the Company, the Company Board, or any of the Company’s directors or officers, the Company shall control such Transaction Litigation; provided, that the Company shall as promptly as reasonably practicable notify Chemomab in writing of, shall keep Chemomab informed on a reasonably prompt basis regarding any such Transaction Litigation, and shall give Chemomab the opportunity to participate in the defense and settlement thereof. The Company shall not settle or compromise any such Transaction Litigation without Chemomab’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.18 Conversion of Convertible Indebtedness. The Company has delivered, or shall cause to be delivered concurrently with the execution of this Agreement to Chemomab, evidence reasonably satisfactory to Chemomab of all consents, approvals and waivers required under the terms of the Company’s outstanding convertible notes and other convertible indebtedness to (i) approve and consummate the Merger and the other Contemplated Transactions, (ii) effect the conversion and/or cancellation contemplated by this Section 6.18 and the terms of this Agreement, including Section 2.5, and (iii) waive any put, repurchase, redemption, prepayment, acceleration, change of control or similar rights arising as a result of the Merger or any of the Contemplated Transactions. Immediately prior to or at the Effective Time the Company shall cause all outstanding convertible notes or other convertible indebtedness of the Company (including any accrued interest, if any) outstanding immediately prior to the Closing to be converted and/or cancelled into the portion of the Company Merger Shares (if any) allocated thereto pursuant to this Agreement and the Allocation Certificate, in accordance with their respective terms and without any further liability to the Company.

Section 6.19 Chemomab Shareholder Support Agreements. Chemomab shall use reasonable best efforts to cause such Chemomab Shareholder Support Agreements to remain in full force and effect through the Effective Time and Chemomab shall not amend, modify, waive or terminate any Chemomab Shareholder Support Agreement (other than termination in accordance with such agreements terms) without the Company’s prior written consent.

Section 6.20 Chemomab Net Cash. Chemomab shall use commercially reasonable efforts to have Net Cash of not less than $0 as of immediately prior to Closing. Without limiting the foregoing, if at any time Chemomab reasonably determines that its Net Cash as of the anticipated Closing Date would be less than $0, Chemomab shall take such actions as are reasonably necessary to cause its Net Cash to be at least $0 as of immediately prior to the Closing, including in accordance with Section 5.6; provided, however, that if the Company fails to satisfy all or any portion of the Company Financing Obligation in accordance with Section 5.6, then the minimum Net Cash required pursuant to this Section 6.20 shall be reduced, dollar-for-dollar, by the amount of such unsatisfied Company Financing Obligation (up to a maximum reduction of $1,100,000).

Article VII. Conditions Precedent to Obligations of Each Party.

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

Section 7.1 Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or proceeding threatened in writing by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn.

Section 7.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

Section 7.3 Stockholder Approval. (a) The Chemomab Entities shall have obtained the Required Chemomab Entity Shareholder Votes and (b) the Company shall have obtained the Company Stockholder Written Consent.

Section 7.4 Regulatory Matters. Any waiting period applicable to the consummation of the Merger under, if applicable, Antitrust Laws shall have expired or been terminated.

Section 7.5 Domestication. (a) At least 50 days shall have elapsed after the filing of the merger proposal in respect of the Domestication Merger with the Israeli Registrar of Companies, and at least 30 days shall have elapsed since the approval of the Domestication Merger by Chemomab’s shareholders and (b) the Israeli Registrar of Companies issued a certificate evidencing the Domestication Merger in accordance with Section 323(5) of the ICL immediately prior to the Effective Time.

Section 7.6 Concurrent PIPE Investment. The PIPE Documents for the Concurrent PIPE Investment shall be in full force and effect, and the Concurrent PIPE Investment shall be consummated prior to or substantially concurrently with the Closing in accordance with the terms of the applicable definitive agreements relating thereto.

Section 7.7 Domestication Ruling. The Domestication Ruling shall have been obtained from the ITA and shall be in full force and effect.

Article VIII. Additional Conditions Precedent to Obligations of the Chemomab Entities.

The obligations of the Chemomab Entities to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Chemomab, at or prior to the Closing, of each of the following conditions:

Section 8.1 Accuracy of Representations. The Company Fundamental Representations shall have been accurate and complete in all respects as of the date of this Agreement and shall be accurate and complete on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be accurate and complete as of such date). The Company Capitalization Representations shall have been accurate and complete in all respects as of the date of this Agreement and shall be accurate and complete on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been accurate and complete, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations and the Company Capitalization Representations) shall have been accurate and complete as of the date of this Agreement and shall be accurate and complete on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so accurate and complete would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been accurate and complete, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

Section 8.2 Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

Section 8.3 Closing Certificate. Chemomab shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company certifying (a) that the conditions set forth in Section 8.1, Section 8.2, and Section 8.5 have been duly satisfied and (b) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 6.16 is true and accurate in all respects as of the Closing Date.

Section 8.4 FIRPTA Certificate. On or no more than thirty (30) days prior to the Closing Date, Chemomab Parent shall have received from each of the Company and Chemomab a certificate in the form and substance required under Treasury Regulations Section 1.1445-2(c) and Section1.897-2(h) together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to Chemomab Parent.

Section 8.5 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

Section 8.6 Company Lock-Up Agreements. The Company Lock-Up Agreements will continue to be in full force and effect as of immediately following the Effective Time.

Section 8.7 Termination of Investor Agreements. The Investor Agreements shall have been terminated, and Chemomab shall have received documentation, in form and substance reasonably satisfactory to Chemomab, evidencing the termination of the Investor Agreements effective no later than immediately prior to the Effective Time.

Section 8.8 CVR Agreement. The CVR Agreement shall be fully executed by Chemomab Parent, the Rights Agent and the CVR Holders’ Representative (as defined in the CVR Agreement) and shall be in full force and effect.

Section 8.9 Convertible Notes. Prior to or at the Closing, (a) the Company shall have obtained all consents, approvals and waivers required under the terms of the Company’s outstanding convertible notes and other convertible indebtedness to approve and consummate the Merger and the other Contemplated Transactions and to effect the conversion and/or cancellation contemplated by Section 6.18 and the terms of this Agreement, including Section 2.5, (b) all such convertible notes and other convertible indebtedness, including all accrued and unpaid interest thereon, shall have been converted and/or cancelled into Company Merger Shares (if any) in accordance with Section 6.18 and the applicable conversion documentation, (c) all put, repurchase, redemption, prepayment, acceleration, change of control and similar rights arising as a result of the Merger or any of the Contemplated Transactions shall have been irrevocably waived or otherwise terminated in accordance with the terms of the applicable instruments, (d) no convertible note or other convertible indebtedness of the Company shall remain outstanding following the Closing other than the issuance of the Company Merger Shares in respect thereof (if any), and (e) Chemomab shall have received documentation, in form and substance reasonably satisfactory to Chemomab, evidencing the foregoing.

Section 8.10 Pro Forma Capitalization Table. Chemomab shall have received the Pro Forma Capitalization Table, in form and substance reasonably satisfactory to Chemomab, and the Chief Executive Officer or Chief Financial Officer of the Company shall have certified that the information provided by the Company for inclusion in the Pro Forma Capitalization Table is true, complete and accurate in all respects as of the Closing Date.

Section 8.11 Securityholder Consents. All consents, approvals and waivers delivered pursuant to Section 6.2(a) shall remain in full force and effect, shall not have been amended, modified, withdrawn, revoked or rescinded, and Chemomab shall have received evidence thereof in form and substance reasonably satisfactory to Chemomab.

Section 8.12 Indebtedness. The Company shall have delivered to Chemomab an Indebtedness Schedule, calculated in accordance with Section 2.8.

Article IX. Additional Conditions Precedent to Obligation of the Company.

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

Section 9.1 Accuracy of Representations. Each of the Chemomab Fundamental Representations shall have been accurate and complete in all respects as of the date of this Agreement and shall be accurate and complete on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be accurate and complete as of such date). The Chemomab Capitalization Representations shall have been accurate and complete in all respects as of the date of this Agreement and shall be accurate and complete on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been accurate and complete, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Chemomab Entities contained in this Agreement (other than the Chemomab Fundamental Representations and the Chemomab Capitalization Representations) shall have been accurate and complete as of the date of this Agreement and shall be accurate and complete on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be accurate and complete would not reasonably be expected to have a Chemomab Material Adverse Effect (without giving effect to any references therein to any Chemomab Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been accurate and complete, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Chemomab Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

Section 9.2 Performance of Covenants. The Chemomab Entities shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.

Section 9.3 Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by the Chief Executive Officer of Chemomab confirming that the conditions set forth in Section 9.1, Section 9.2, and Section 9.4 have been duly satisfied; and

(b) written resignations in forms reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Closing, executed by the officers and directors of Chemomab who are not to continue as officers or directors of Chemomab pursuant to Section 6.13.

Section 9.4 No Chemomab Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Chemomab Material Adverse Effect that is continuing.

Section 9.5 Chemomab Lock-Up Agreements. The Chemomab Lock-Up Agreements will continue to be in full force and effect as of immediately following the Effective Time.

Section 9.6 Termination of Employees and Contractors. Chemomab shall, consistent with applicable Law, take all actions necessary, prior to the Closing, to (A) terminate the employment of each of the employees of Chemomab (other than those employees listed on Section 9.6 of the Chemomab Disclosure Schedule) effective no later than Closing Date by delivery of termination letters according to which, their employment with Chemomab shall terminate and after duly performing an employment termination process (including hearings prior to termination) consistent with applicable Law, however, if an approval is legally required to be obtained with respect to the termination of employment of the employees, such terminations will be postponed until such governmental termination permits will be obtained, and (B) terminate the consulting relationship with each of the independent contractors of Chemomab (other than those independent contractors listed on Section 9.6 of the Chemomab Disclosure Schedule), which termination shall become effective no later than the Closing. Upon such termination, Chemomab shall settle all accounts and payment to such employees or independent contractors of all of their rights relating to their employment or engagement and termination thereof consistent with applicable Law and their respective employment or consulting agreements with Chemomab, including payment of severance and payment in lieu of their contractual notice period.

Section 9.7 Termination of 401(k) Plan. The Company shall have received documentation, in form and substance reasonably satisfactory to the Company, evidencing the termination of the Chemomab Employee Plan qualified under Section 401(k) of the Code.

Section 9.8 Termination of Certain Real Estate Leases. The Chemomab Real Estate Leases listed on Section 9.8 of the Chemomab Disclosure Schedule shall have been terminated without liability as of immediately prior to the Effective Time.

Section 9.9 No Chemomab Indebtedness. Chemomab shall have no outstanding Indebtedness as of immediately prior to the Effective Time.

Section 9.10 Listing. The approval of the listing of the additional Chemomab Parent Common Stock on Nasdaq shall have been obtained and the Chemomab Parent Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

Section 9.11 Net Cash. Chemomab shall have delivered to the Company a Net Cash Schedule, calculated in accordance with Section 2.8, certifying that Chemomab’s Net Cash is at least $0 and will be at least $0 as of immediately prior to the Closing; provided, however, that if the Company fails to satisfy all or any portion of the Company Financing Obligation in accordance with Section 5.6, then the Net Cash required by this Section 9.11 shall be reduced, dollar-for-dollar, by the amount of such unsatisfied Company Financing Obligation (up to a maximum reduction of US$1,100,000).

Article X. Termination.

Section 10.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Chemomab Shareholder Matters by Chemomab’s shareholders, unless otherwise specified below):

(a) by mutual written consent of Chemomab and the Company;

(b) by either Chemomab or the Company if the Merger shall not have been consummated by 11:59 p.m. (New York City time) March 31, 2027 (subject to possible extension as provided in this Section 10.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to the Company or Chemomab if such Party’s action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement; provided, further, however, that, in the event that the condition set forth in Section 7.2 (solely if the injunction or other order relates to antitrust Laws) or Section 7.4 shall not have been satisfied by the initial End Date, but all other conditions to Closing set forth in Article VII shall have been satisfied or waived or by their terms cannot be satisfied until immediately prior to the Closing (but which conditions would be satisfied if the Closing Date were the initial End Date), or in the event that the SEC has not declared the Registration Statement effective under the Securities Act by the date which is ten (10) Business Days prior to the End Date, then absent written notice to the contrary of (i) the Company to Chemomab or (ii) Chemomab to the Company, in each case, before 11:59 p.m. (New York City time), on the initial End Date, such date shall be automatically extended by sixty (60) days;

(c) by either Chemomab or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d) by Chemomab if the Company Stockholder Written Consent shall not have been obtained and delivered to Chemomab at or concurrently with the execution of this Agreement as required by Section 6.2(a); provided, however, that once the Company Stockholder Written Consent has been obtained and delivered to Chemomab, Chemomab may not terminate this Agreement pursuant to this Section 10.1(d);

(e) by either Chemomab or the Company if (i) the Chemomab Shareholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Chemomab’s shareholders shall have taken a final vote on the Chemomab Shareholder Matters and (ii) the Chemomab Shareholder Matters shall not have been approved at the Chemomab Shareholder Meeting (or at any adjournment or postponement thereof) by the Required Chemomab Shareholder Vote; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to Chemomab where the failure to obtain the Required Chemomab Shareholder Vote shall have been caused by the action or failure to act of Chemomab and such action or failure to act constitutes a material breach by Chemomab of this Agreement;

(f) by the Company (at any time prior to the approval of the Chemomab Shareholder Matters by the Required Chemomab Shareholder Vote) if a Chemomab Triggering Event shall have occurred;

(g) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Chemomab or Merger Sub or if any representation or warranty of Chemomab or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Chemomab’s or Merger Sub’s representations and warranties or breach by Chemomab or Merger Sub is curable by Chemomab or Merger Sub, then this Agreement shall not terminate pursuant to this Section 10.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from the Company to Chemomab or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(g) and (ii) Chemomab or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the Company to Chemomab or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(g) (it being understood that this Agreement shall not terminate pursuant to this Section 10.1(g) as a result of such particular breach or inaccuracy if such breach by Chemomab or Merger Sub is cured prior to such termination becoming effective);

(h) by Chemomab, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Chemomab is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then this Agreement shall not terminate pursuant to this Section 10.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from Chemomab to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(h) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Chemomab to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 10.1(h) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective); or

(i) by Chemomab (at any time prior to the approval of the Chemomab Shareholder Matters by the Required Chemomab Shareholder Vote) and following compliance with all of the requirements set forth in the proviso to this Section 10.1(i), upon the Chemomab Board authorizing Chemomab to enter into a Permitted Alternative Agreement; provided, however, that Chemomab shall not enter into any Permitted Alternative Agreement unless: (i) the Company shall have received written notice from Chemomab of Chemomab’s intention to enter into such Permitted Alternative Agreement at least five (5) Business Days in advance, with such notice describing in reasonable detail the reasons for such intention as well as the material terms and conditions of such Permitted Alternative Agreement, including the identity of the counterparty together with copies of the then current draft of such Permitted Alternative Agreement and any other related principal transaction documents, (ii) Chemomab shall have complied in all material respects with its obligations under Section 5.4 and Section 6.3, (iii) the Chemomab Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to enter into such Permitted Alternative Agreement would violate its fiduciary obligations under applicable Law and (iv) Chemomab shall concurrently pay to the Company the Termination Fee in accordance with Section 10.3(b).

The Party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

Notwithstanding anything to the contrary in this Agreement, the Company shall not be entitled to terminate this Agreement, and no Termination Fee, Alternative Termination Fee or other amount shall be payable by Chemomab, in each case solely as a result of Chemomab’s inability to obtain or consummate any financing described in Section 5.6 prior to the Closing; provided, however, that nothing in this sentence shall limit or impair the Company’s right to terminate this Agreement pursuant to any provision of Section 10.1 arising from Chemomab’s failure to satisfy any condition to Closing.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 10.2, Section 10.3, and Article XI shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 10.3 shall not relieve any Party of any liability for fraud or for any willful material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement, including the condition set forth in Section 9.11.

Section 10.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 10.3 and Section 6.10, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that Chemomab shall (i) solely be responsible for the expenses that Chemomab incurs in connection with the Contemplated Transactions (provided, however, that with respect to the Registration Statement and Chemomab Proxy Statement, each Party shall bear its own expenses in connection with the drafting of the sections relating to its respective businesses, risk factors, management discussion and analysis, and related sections and financial statements, pertaining to such respective Party), and (ii) pay all fees and expenses incurred in relation to (A) the printing and filing with the SEC of the Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC, and (B) the proxy solicitation firm engaged in connection with obtaining the Required Chemomab Shareholder Vote, and (C) Depositary fees (including, without limitation, any fees required for same day processing of any instruction letter delivered by Chemomab and any exercise notice delivered to Chemomab), stamp taxes and other similar documentary taxes and duties levied in connection with the delivery of any ADSs issued or issuable to a shareholder of Chemomab, and (iii) any costs, fees and expenses relating to the Concurrent PIPE Investment shall be borne by the post-Closing Chemomab Parent and shall not be included as indebtedness for either Party.

(b) If this Agreement is terminated (x) by Chemomab pursuant to Section 10.1(i) or (y) by the Company pursuant to Section 10.1(f) then Chemomab shall pay to the Company, concurrent with such termination, a nonrefundable fee in an amount equal to $2,000,000 (the “Termination Fee”).

(c) If this Agreement is terminated by either the Company or Chemomab pursuant to Section 10.1(e), then Chemomab shall pay to the Company, concurrently with such termination, a nonrefundable termination fee in an amount equal to $500,000 (“Alternative Termination Fee”). For the avoidance of doubt, with respect to a termination described in Section 10.1(b) or Section 10.1(c), no other termination fee, similar payment, or reimbursement of expenses shall be payable under this Agreement. In addition, there shall be no double payment of any termination fee or similar amount under this Agreement, and if any termination event could give rise to payment obligations under two or more provisions of this Agreement, only the single highest such amount shall be payable.

(d) If either Party fails to pay when due any amount payable by it under this Section 10.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 10.3 and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent (3%).

(e) The Parties agree that, the payment of the Termination Fee or Alternative Termination Fee, as the case may be, set forth in this Section 10.3 shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 10.3, it being understood that in no event shall either Chemomab or the Company be required to pay the individual fees or damages payable pursuant to this Section 10.3 on more than one occasion. Subject to Section 10.2, following the payment of the Termination Fee or Alternative Termination Fee set forth in this Section 10.3 by a Party, (i) such Party shall have no further liability to the other Party in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the other Party giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (ii) no other Party or their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against such Party or seek to obtain any recovery, judgment or damages of any kind against such Party (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Party) in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (iii) all other Parties and their respective Affiliates shall be precluded from any other remedy against such Party and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (x) the agreements contained in this Section 10.3 are an integral part of the Contemplated Transactions, (y) without these agreements, the Parties would not enter into this Agreement and (z) any amount payable pursuant to this Section 10.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

Article XI. Miscellaneous Provisions.

Section 11.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company and the Chemomab Entities contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article XI shall survive the Effective Time.

Section 11.2 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company, Merger Sub, Chemomab Parent, Domestication Merger Sub and Chemomab at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after obtaining the Required Chemomab Shareholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub, Chemomab Parent, Domestication Merger Sub and Chemomab.

Section 11.3 Waiver.

(a) Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 11.4 Entire Agreement; Counterparts. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 11.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws; provided that the matters relating to Chemomab internal corporate matters (including fiduciary duties of directors of Chemomab) shall be governed by the ICL. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 11.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.7 of this Agreement and (f) irrevocably waives the right to trial by jury. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 11.5 in the manner provided for notices in Section 11.7. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law.

Section 11.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

Section 11.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) two Business Days after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered if sent by email (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) prior to 5:00 p.m. Eastern time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Chemomab, Chemomab Parent, Merger Sub or Domestication Merger Sub:

Chemomab Therapeutics Ltd.
10 Habarzel St.,
Tel Aviv 6971014, Israel
Attention: Adi Mor
Email: adi.mor@chemomab.com

with a copy to (which shall not constitute notice):

Meitar Law Offices
16 Abba Hillel Silver Road
Ramat Gan, 5250608, Israel
Attention: Ronen Bezalel; David S. Glatt; Matthew Rudolph; Mouna Totry
Email:          rbezalel@meitar.com; dglatt@meitar.com; Matthewr@meitar.com;
mounat@meitar.com
if to the Company:

Scipher Medicine Corporation
1500 District Avenue
Burlington, MA 01803
Attention: Ronda Gomez
Email: Ronda.gomez@scipher.com

with a copy to (which shall not constitute notice):

Paul Hastings LLP
1117 S. California Avenue
Palo Alto, CA 94304
Attention: Jeff Hartlin; Andrew Goodman
Email: jeffhartlin@paulhastings.com; andrewgoodman@paulhastings.com

Section 11.8 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

Section 11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 11.10 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto.

Section 11.11 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 6.8) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

CHEMOMAB THERAPEUTICS LTD.
By:	/s/ Adi Mor
Name:	Adi Mor
Title:	CEO

SNOWDRIFT PARENT CORPORATION
By:	/s/ Adi Mor
Name:	Adi Mor
Title:	CEO

SNOWDRIFT SUB CORP.
By:	/s/ Adi Mor
Name:	Adi Mor
Title:	CEO

ELDERWOOD LTD.
By:	/s/ Adi Mor
Name:	Adi Mor
Title:	CEO

SCIPHER MEDICINE CORPORATION
By:	/s/ Reginald Seeto
Name:	Reginald Seeto
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]